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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Clear Channel Communications, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Clear Channel Communications, Inc.
P.O. Box 659512
San Antonio, Texas 78265-9512
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 27, 2008
          As a shareholder of Clear Channel Communications, Inc., you are hereby given notice of and invited to attend, in person or by proxy, the Annual Meeting of Shareholders of Clear Channel Communications, Inc. to be held at The La Quinta Inn & Suites San Antonio Airport, 850 Halm Boulevard, San Antonio, Texas 78216, on May 27, 2008, at 9:00 a.m. local time, for the following purposes:
1.	to elect 11 directors to serve for the coming year;

2.	to ratify the selection of Ernst & Young LLP as independent auditors for the year ending December 31, 2008;

3.	to consider four shareholder proposals, if presented at the meeting; and

4.	to transact any other business which may properly come before the meeting or any adjournment thereof.
          Only shareholders of record at the close of business on April 18, 2008 are entitled to notice of and to vote at the meeting.
          Two cut-out admission tickets are included on the back cover of this document and are required for admission to the meeting. Please contact Clear Channel’s Secretary at Clear Channel’s corporate headquarters if you need additional tickets. If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to shareholders and one guest. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting. The annual meeting will begin promptly at 9:00 a.m.
          Your attention is directed to the accompanying proxy statement. In addition, although mere attendance at the meeting will not revoke your proxy, if you attend the meeting you may revoke your proxy and vote in person. To assure that your shares are represented at the meeting, please complete, date, sign and mail the enclosed proxy card in the return envelope provided for that purpose.
By Order of the Board of Directors
Andrew W. Levin
Executive Vice President, Chief Legal Officer and Secretary
San Antonio, Texas
April 29, 2008
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON May 27, 2008:
The Notice of Annual Meeting and Proxy Statement are available at
www.proxydocs.com/ccu.

2008 ANNUAL MEETING OF SHAREHOLDERS NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT
          This proxy statement contains information related to the annual meeting of shareholders of Clear Channel Communications, Inc. to be held on Tuesday, May 27, 2008, beginning at 9:00 a.m., at the La Quinta Inn & Suites San Antonio Airport, 850 Halm Boulevard, San Antonio, Texas, and at any postponements or adjournments thereof. This proxy statement is being mailed to shareholders on or about May 9, 2008.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND
THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	Clear Channel’s Board of Directors (the “Board”) is providing these proxy materials for you in connection with Clear Channel’s annual meeting of shareholders (the “annual meeting”), which will take place on May 27, 2008. The Board is soliciting proxies to be used at the annual meeting. You are also invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and our most highly paid executive officers, and certain other required information. Following this proxy statement are excerpts from Clear Channel’s 2007 Annual Report on Form 10-K including Consolidated Financial Statements, Notes to the Consolidated Financial Statements, and Management’s Discussion and Analysis. A Proxy Card and a return envelope are also enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There may be up to six proposals scheduled to be voted on at the annual meeting: the election of directors, the ratification of Ernst & Young LLP as Clear Channel’s independent accountants for the year ending December 31, 2008, and, if presented, four shareholder proposals.

Q:	Which of my shares may I vote?

A:	All shares owned by you as of the close of business on April 18, 2008 (the “Record Date”) may be voted by you. These shares include shares that are: (1) held directly in your name as the shareholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. Each of your shares is entitled to one vote at the annual meeting.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most shareholders of Clear Channel hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

SHAREHOLDER OF RECORD: If your shares are registered directly in your name with Clear Channel’s transfer agent, The Bank of New York, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by The Bank of New York on behalf of Clear Channel. As the shareholder of record, you have the right to grant your voting proxy directly to Clear Channel or to vote in person at the annual meeting. Clear Channel has enclosed a proxy card for you to use.

BENEFICIAL OWNER: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting, unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Under New York Stock Exchange (“NYSE”) rules, brokers will have discretion to vote the shares of customers who fail to provide voting instructions. Your broker will send you directions on how you can instruct your broker to vote. If you do not provide instructions to your broker to vote your shares, they may either vote your shares on the matters being presented at the annual meeting or leave your shares unvoted.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the shareholder of record may be voted by you in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting, Clear Channel recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting. You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the annual meeting. Shares held in “street name” may be voted in person by you at the annual meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the annual meeting.

If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to shareholders and one guest. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the shareholder of record or beneficially in “street name,” when you return your proxy card or voting instructions accompanying this proxy statement, properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card.

Q:	May I change my vote?

A:	If you are a shareholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by sending the Secretary of Clear Channel a proxy card dated later than your last vote, notifying the Secretary of Clear Channel in writing, or voting at the annual meeting.

Q	What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	What constitutes a quorum?

A:	The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Clear Channel’s Common Stock is necessary to constitute a quorum at the annual meeting. Only votes cast “for” a matter constitute affirmative votes. Votes “withheld” or abstaining from voting are counted for quorum purposes, but since they are not cast “for” a particular matter, they will have the same effect as negative votes or a vote “against” a particular matter.

Under New York Stock Exchange Rules, the proposals to elect directors and to ratify the selection of independent auditors are considered “discretionary” items. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions at least 15 days before the date of the annual meeting. In contrast, the shareholder proposals are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the annual meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for the shareholder proposals.

Q:	What are Clear Channel’s voting recommendations?

A:	The Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the ratification of Ernst & Young LLP as Clear Channel’s independent accountants for the year ending December 31, 2008, and “AGAINST” the four shareholder proposals.

Q:	Where can I find the voting results of the annual meeting?

A:	Clear Channel will announce preliminary voting results at the annual meeting and publish final results in Clear Channel’s quarterly report on Form 10-Q for the second quarter of 2008, which will be filed with the Securities and Exchange Commission (the “SEC”) by August 11, 2008.
THE BOARD OF DIRECTORS
          The Board is responsible for the management and direction of Clear Channel and for establishing broad corporate policies. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the Board are kept informed of Clear Channel’s business through discussions with the Chief Executive Officer, the President and Chief Financial Officer and other executive officers, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.
BOARD MEETINGS
          During 2007, the Board held 18 meetings (3 regular meetings and 15 special meetings). Each of the nominees named below attended at least 75% of the aggregate of the total number of meetings of the Board held during such director’s term and at least 75% of the total number of meetings held by committees of the Board on which that director served.

SHAREHOLDER MEETING ATTENDANCE
          Clear Channel encourages, but does not require, directors to attend the annual meetings of shareholders. All eleven members of the Board were in attendance at Clear Channel’s 2007 Annual Meeting of Shareholders.
INDEPENDENCE OF DIRECTORS
          The Board has adopted a set of Corporate Governance Guidelines, addressing, among other things, standards for evaluating the independence of Clear Channel’s directors. The full text of the guidelines can be found on Clear Channel’s Internet website at www.clearchannel.com. A copy may also be obtained upon request from the Secretary of Clear Channel. In February 2005, the Board enhanced its Corporate Governance Guidelines by adopting the following standards for determining the independence of its members:
1.	A director must not be, or have been within the last three years, an employee of Clear Channel. In addition, a director’s immediate family member (“immediate family member is defined to include a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law and anyone (other than domestic employees) who shares such person’s home) must not be, or have been within the last three years, an executive officer of Clear Channel.

2.	A director or immediate family member must not have received, during any twelve month period within the last three years, more than $100,000 per year in direct compensation from Clear Channel, other than as director or committee fees and pension or other forms of deferred compensation for prior service (and no such compensation may be contingent in any way on continued service).

3.	A director must not be a current partner of a firm that is Clear Channel’s internal or external auditor or a current employee of such a firm. In addition, a director must not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice. Finally, a director or immediate family member must not have been, within the last three years, a partner or employee of such a firm and personally worked on Clear Channel’s audit within that time.

4.	A director or an immediate family member must not be, or have been within the last three years, employed as an executive officer of another company where any of Clear Channel’s present executive officers at the same time serve or served on that company’s compensation committee.

5.	A director must not (a) be a current employee, and no director’s immediate family member may be a current executive officer, of any company that has made payments to, or received payments from, Clear Channel (together with its consolidated subsidiaries) for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

6.	A director must not own, together with ownership interests of his or her family, ten percent (10%) or more of any company that has made payments to, or received payments from, Clear Channel (together with its consolidated subsidiaries) for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

7.	A director or immediate family member must not be or have been during the last three years, a director, trustee or officer of a charitable organization (or hold a similar position), to which Clear Channel (together with its consolidated subsidiaries) makes contributions in an amount which, in any of the last three fiscal years, exceeds the greater of $50,000, or 5% of such organization’s consolidated gross revenues.
          Pursuant to the Corporate Governance Guidelines, the Board undertook its annual review of director independence in April 2008. During this review, the Board considered transactions and relationships during the prior year between each director or any member of his or her immediate family and Clear Channel and its subsidiaries, affiliates and investors, including those reported under “Transactions With Related Persons” below. The Board also examined transactions and relationships between directors or their affiliates and members of the senior management or their affiliates. As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

          As a result of this review, the Board affirmatively determined that, of the directors nominated for election at the annual meeting, B. J. McCombs, Alan D. Feld, Perry J. Lewis, Phyllis B. Riggins, Theodore H. Strauss, J. C. Watts, John H. Williams and John B. Zachry are independent of Clear Channel and its management under the listing standards of the NYSE and the standards set forth in the Corporate Governance Guidelines, including those standards enumerated in paragraphs 1-7 above. In addition, the Board has determined that every member of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee is independent. While in its review the Board noted certain longtime business and personal relationships between certain of the members of the Board that are not required to be described under the heading “Compensation Committee Interlocks And Insider Participation” or under the heading “Transactions With Related Persons” found on page 38 of this document, it concluded that none of business or personal relationships impaired any of the above-named Board members’ independence.
          The rules of the NYSE require that non-management directors of a listed company meet periodically in executive sessions. Clear Channel’s non-management directors have met separately in executive sessions without management present.
          The Board has created the office of Presiding Director to serve as the lead non-management director of the Board. The Board has established that the office of the Presiding Director shall at all times be held by an “independent” director, as that term is defined from time to time by the listing standards of the NYSE and as determined by the Board in accordance with the Board’s Corporate Governance Guidelines. The Presiding Director has the power and authority to do the following:
•	to preside at all meetings of non-management directors when they meet in executive session without management participation;

•	to set agendas, priorities and procedures for meetings of non-management directors meeting in executive session without management participation;

•	to generally assist the Chairman of the Board;

•	to add agenda items to the established agenda for meetings of the Board;

•	to request access to Clear Channel’s management, employees and its independent advisers for purposes of discharging his or her duties and responsibilities as a director; and

•	to retain independent outside financial, legal or other advisors at any time, at the expense of Clear Channel, on behalf of any committee or subcommittee of the Board.
          The directors serving as the chairperson of the Compensation Committee of the Board, the chairperson of the Audit Committee of the Board and the chairperson of the Nominating and Governance Committee of the Board shall each take turns serving as the Presiding Director on a rotating basis, each such rotation to take place effective the first day of each calendar quarter.
          Currently, Mr. Williams, the Chairman of the Nominated and Governance Committee, is serving as the Presiding Director. As part of the standard rotation established by the Board, Mr. Zachry, the Chairman of the Compensation Committee, will begin his service as the Presiding Director on July 1, 2008.

COMMITTEES OF THE BOARD
          The Board has three standing committees: the Compensation Committee, the Nominating and Governance Committee and the Audit Committee. The Compensation Committee has established an Executive Performance Subcommittee. Each committee has a written charter which guides its operations. The written charters are all available on Clear Channel’s Internet website at www.clearchannel.com, or a copy may be obtained upon request from the Secretary of Clear Channel. The table below sets forth members of each committee.
BOARD COMMITTEE MEMBERSHIP

		Executive	Nominating and
	Compensation	Performance	Governance	Audit
Name	Committee	Subcommittee	Committee	Committee
Alan D. Feld
Perry J. Lewis				X *
B. J. McCombs	X		X
Phyllis B. Riggins				X
Theodore H. Strauss			X	X
J. C. Watts	X	X
John H. Williams			X *	X
John B. Zachry	X *	X *	X

X =	Committee member; * = Chairperson
The Compensation Committee
          The Compensation Committee administers Clear Channel’s stock option plans and performance-based compensation plans, determines compensation arrangements for all officers and makes recommendations to the Board concerning the compensation of directors of Clear Channel and its subsidiaries (except with respect to matters entrusted to the Executive Performance Subcommittee as described below and matters related to the compensation of the officers and directors of Clear Channel’s publicly traded subsidiary, Clear Channel Outdoor Holdings, Inc.). The Compensation Committee met four times during 2007. All members of the Compensation Committee are independent as defined by the listing standards of the NYSE and Clear Channel’s independence standards.
          The Compensation Committee has the ability, under its charter, to select and retain, at the expense of Clear Channel, independent legal and financial counsel and other consultants necessary to assist the Compensation Committee as the Compensation Committee may deem appropriate, in its sole discretion. The Compensation Committee also has the authority to select and retain any compensation consultant to be used to survey the compensation practices in Clear Channel’s industry and to provide advice so that Clear Channel can maintain its competitive ability to recruit and retain highly qualified personnel. The Compensation Committee has the sole authority to approve related fees and retention terms for any of its counsel and consultants. Hewitt Associates serves as the Compensation Committee’s compensation consultant, and works directly for the Compensation Committee. Hewitt Associates does not perform any other services for Clear Channel.
     The Compensation Committee’s primary responsibilities, which are discussed in detail within its charter, are to:
          •   assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and Clear Channel;
          •  review and approve corporate goals and objectives relevant to the compensation of Clear Channel’s Chief Executive Officer and to evaluate the CEO’s performance in light of those goals and objectives, and to determine and approve the CEO’s compensation level based on this evaluation; and
          •  make recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans and equity-based plans.

          The Compensation Committee has the authority to delegate its responsibilities to subcommittees of the Compensation Committee if the Compensation Committee determines such delegation would be in the best interest of Clear Channel.
          The Executive Performance Subcommittee of the Compensation Committee has as its principal responsibility to review and advise the Board with respect to performance-based compensation of executive and other corporate officers who are, or who are likely to become, subject to Section 162(m) of the Internal Revenue Code. Section 162(m), which among other things, limits the deductibility of compensation in excess of $1 million paid to a corporation’s chief executive officer and the four other most highly compensated executive officers. The Executive Performance Subcommittee of the Compensation Committee met one time during 2007.
The Nominating and Governance Committee
          The Nominating and Governance Committee is responsible for developing and reviewing background information for candidates for the Board of Directors, including those recommended by shareholders, and makes recommendations to the Board of Directors regarding such candidates as well as committee membership. The Nominating and Governance Committee met one time during 2007. All members of the Nominating and Governance Committee are independent as defined by the listing standards of the NYSE and Clear Channel’s independence standards.
          Our directors play a critical role in guiding Clear Channel’s strategic direction and oversee the management of Clear Channel. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, global business and social perspectives, concern for the long-term interests of the shareholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the industries in which Clear Channel operates.
          Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to Clear Channel. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors.
          The Nominating and Governance Committee will consider director candidates recommended by shareholders. Any shareholder wishing to propose a nominee should submit a recommendation in writing to the Secretary of Clear Channel not less than 90 days nor more than 120 days prior to the first anniversary of the date on which Clear Channel first mailed its proxy materials for the preceding year’s annual meeting of shareholders. Such a written recommendation must set forth (A) all information relating to the director candidate that is required to be disclosed in solicitations of proxies for election of directors in a contested election, or that is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, such as the director candidate’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected and (B) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the recommending shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert with them, on the one hand, and each proposed director candidate, and his or her respective affiliates and associates, or others acting in concert with them, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the recommendation and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant. Shareholders should direct such proposals to: Board of Directors – Presiding Director, P.O. Box 659512 San Antonio, Texas 75265-9512.
The Audit Committee
          The Audit Committee is responsible for reviewing Clear Channel’s accounting practices and audit procedures. Additionally, Audit Committee members Perry J. Lewis and Phyllis B. Riggins have both been designated as “Financial Experts” as defined by the SEC. See the Audit Committee Report later in this document, which details the duties and performance of the Audit Committee. The Audit Committee met seven times during

2007. All members of the Audit Committee are independent as defined by the listing standards of the NYSE and Clear Channel’s independence standards.
SHAREHOLDER AND INTERESTED PARTY COMMUNICATION WITH THE BOARD
          Shareholders and interested parties desiring to communicate with the Board should do so by sending regular mail to Board of Directors – Presiding Director, P.O. Box 659512 San Antonio, Texas 75265-9512.
PROPOSAL 1: ELECTION OF DIRECTORS
          The Board intends to nominate at the annual meeting of shareholders the 11 persons listed as nominees below. Each of the directors elected at the annual meeting will serve until the next annual meeting of shareholders or until his or her successor shall have been elected and qualified, subject to earlier resignation and removal. The directors are to be elected by a majority of the votes cast at the annual meeting by the holders of the shares of Clear Channel common stock represented and entitled to be voted at the annual meeting. A majority of the votes cast means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee. Abstentions shall not count as a vote cast in the election of a director nominee. Each of the nominees listed below is currently a director and is standing for re-election. Each nominee has indicated a willingness to serve as director if elected. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.
NOMINEES FOR DIRECTOR
          The nominees for director are Alan D. Feld, Perry J. Lewis, L. Lowry Mays, Mark P. Mays, Randall T. Mays, B. J. McCombs, Phyllis B. Riggins, Theodore H. Strauss, J. C. Watts, John H. Williams and John B. Zachry.
          Alan D. Feld, age 71, is the sole shareholder of a professional corporation which is a partner in the law firm of Akin Gump Strauss Hauer & Feld LLP. He has served as a director of Clear Channel since 1984. Mr. Feld also serves on the board of trustees of American Beacon Mutual Funds.
          Perry J. Lewis, age 70, has been a senior managing director of Heartland Industrial Partners, a leveraged buyout firm, since February 2006 and from 2000 to 2001. From 2001 to February 2006, Mr. Lewis was an advisory director of CRT Capital Group LLC, an institutional securities research and brokerage firm, and was a founder and, from 1980 to 2001, partner Morgan, Lewis, Githens & Ahn, an investment banking and leveraged buyout firm. He has served as a director of Clear Channel since August 30, 2000. Mr. Lewis also serves as a director of Superior Essex, Inc. and Springs Global Participacoes S.A., one of the world’s largest manufacturers and suppliers of home furnishings, headquartered in Brazil and listed on the São Paulo Stock Exchange.
          L. Lowry Mays, age 72, is the founder of Clear Channel and currently serves as Chairman of the Board. Prior to October of 2004, he served as Chairman and Chief Executive Officer of Clear Channel and has been a director for the relevant five year period. Mr. Lowry Mays is a director of our publicly traded subsidiary, Clear Channel Outdoor Holdings, Inc. Mr. Lowry Mays is the father of Mark P. Mays and Randall T. Mays, who serve as the Chief Executive Officer, and the President and Chief Financial Officer of Clear Channel, respectively. Mr. Lowry Mays also serves as a director of Live Nation, Inc.
          Mark P. Mays, age 44, was Clear Channel’s President and Chief Operating Officer from February 1997 until his appointment as our President and Chief Executive Officer in October 2004. He relinquished his duties as President in February 2006. Mr. Mark Mays has served as a director since May 1998. Mr. Mark Mays is a director of our publicly traded subsidiary, Clear Channel Outdoor Holdings, Inc. Mr. Mark Mays is the son of L. Lowry Mays, Clear Channel’s Chairman and the brother of Randall T. Mays, Clear Channel’s President and Chief Financial Officer.
          Randall T. Mays, age 42, was appointed Executive Vice President and Chief Financial Officer of Clear Channel in February 1997 and was appointed Secretary in April 2003. He was appointed president in February

2006. He has served as a director since April 1999. Mr. Randall Mays is a director of our publicly traded subsidiary, Clear Channel Outdoor Holdings, Inc. Mr. Randall Mays is the son of L. Lowry Mays, Clear Channel’s Chairman and the brother of Mark P. Mays, Clear Channel’s Chief Executive Officer. Mr. Randall Mays also serves as a director of Live Nation, Inc.
          B. J. McCombs, age 80, is a private investor. He has served as a director of Clear Channel for the relevant five year period.
          Phyllis B. Riggins, age 55, has been a Managing Director of Bluffview Capital, LP since May 2003. Prior thereto, she was a Managing Director and Group Head — Media/Telecommunication of Banc of America Securities (and its predecessors) global corporate and investment banking for the remainder of the relevant five year period. Ms. Riggins has served as a director of Clear Channel since December 2002.
          Theodore H. Strauss, age 83, is the Chairman of the Advisory Board for the Dallas Region of the Texas State Bank, a position he has held since 2005. Prior thereto, he was a Senior Managing Director of Bear, Stearns & Co., Inc., an investment banking firm for the remainder of the relevant five year period. He has served as a director of Clear Channel since 1984.
          J. C. Watts, Jr., age 50, is the Chairman of JC Watts Companies, LLC, a consulting firm. Mr. Watts is a former member of the United States House of Representatives and represented the 4th District of Oklahoma from 1995 to 2002. He served as the Chairman of the House Republican Conference. He has served as a director of Clear Channel since February 2003. Mr. Watts also serves as a director of Terex Corporation, Dillard’s, Inc. and Burlington Northern Santa Fe Corp.
          John H. Williams, age 74, was a Senior Vice President of First Union Securities, Inc. (formerly known as Everen Securities, Inc.), an investment banking firm, until his retirement in July 1999. He has served as a director of Clear Channel since 1984. Mr. Williams also serves as a director of GAINSCO, Inc.
          John B. Zachry, age 46, has been the Chief Executive Officer of Zachry Construction Corp. since August 2004. Prior to August 2004 he served as President and Chief Operating Officer of Zachry Construction Corp. for the remainder of the relevant five year period. He has served as a director of Clear Channel since his appointment in December 2005.
MANAGEMENT RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTOR NOMINEES NAMED ABOVE.
CODE OF BUSINESS CONDUCT AND ETHICS
          Clear Channel adopted a Code of Business Conduct and Ethics applicable to all its directors and employees, including its chief executive officer, chief financial officer, and chief accounting officer, which is a “code of ethics” as defined by applicable rules of the SEC. This code is publicly available on Clear Channel’s Internet website at www.clearchannel.com. A copy may also be obtained upon request from the Secretary of Clear Channel. If Clear Channel makes any amendments to this code other than technical, administrative, or other non-substantive amendments, or grants any waivers, including implicit waivers, from a provision of this code that applies to Clear Channel’s chief executive officer, chief financial officer or chief accounting officer and relates to an element of the SEC’s “code of ethics” definition, Clear Channel will disclose the nature of the amendment or waiver, its effective date and to whom it applies on its website or in a report on Form 8-K filed with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER
MATTERS
     The table below sets forth information concerning the beneficial ownership of Clear Channel common stock and Clear Channel Outdoor Holdings, Inc. Class A common stock as of April 18, 2008, for each director currently serving on the Board and each of the nominees for director; each of the named executive officers not listed as a director, the directors and executive officers as a group and each person known to Clear Channel to own beneficially more than 5% of outstanding common stock. At the close of business on April 18, 2008, there were 497,940,612 shares of Clear Channel common stock outstanding. Except as otherwise noted, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

	Title and Class
	Clear Channel			Clear Channel Outdoor
	Communications, Inc.			Holdings, Inc. Class A
	Common Stock			Common Stock
	Amount and			Amount and
	Nature of			Nature of
	Beneficial		Percent	Beneficial		Percent
Name	Ownership		of Class	Ownership		of Class
Alan D. Feld	71,063	(1)	*	—		*
Perry J. Lewis	153,190	(2)	*	—		*
L. Lowry Mays	31,198,629	(3)	6.2%	—		*
Mark P. Mays	3,047,530	(4)	*	16,667		*
Randall T. Mays	2,588,307	(5)	*	16,667		*
B. J. McCombs	4,826,802	(6)	1.0%	—		*
Phyllis B. Riggins	21,308	(7)	*	—		*
Theodore H. Strauss	211,009	(8)	*	—		*
J. C. Watts	25,291	(9)	*	—		*
John H. Williams	68,734	(10)	*	—		*
John B. Zachry	11,500	(11)	*	—		*
John Hogan	529,462	(12)	*	—		*
Paul J. Meyer	21,874		*	321,065	(13)	*
Highfields Capital Management LP (14)	38,133,415		7.7%	n/a
UBS (15)	28,864,257		5.8%
All Directors and Executive Officers as a Group (16 persons)	42,260,956	(16)	8.4%	321,065	(17)	*

*	Percentage of shares beneficially owned by such person does not exceed one percent of the class so owned.

(1)	Includes 49,609 shares subject to options held by Mr. Feld. Excludes 9,000 shares owned by Mr. Feld’s wife, as to which Mr. Feld disclaims beneficial ownership.

(2)	Includes 83,033 shares subject to options held by Mr. Lewis, 39,953 of which are held in a margin account. Excludes 3,000 shares owned by Mr. Lewis’ wife, as to which Mr. Lewis disclaims beneficial ownership.

(3)	Includes 2,473,076 shares subject to options held by Mr. L. Mays, 48,456 shares held by trusts of which Mr. L. Mays is the trustee, but not a beneficiary, 26,905,357 shares held by the LLM Partners Ltd of which Mr. L. Mays shares control of the sole general partner, 1,532,120 shares held by the Mays Family Foundation and 100,184 shares held by the Clear Channel Foundation over which Mr. L. Mays has either sole or shared investment or voting authority.

(4)	Includes 992,249 shares subject to options held by Mr. M. Mays, 343,573 shares held by trusts of which Mr. M. Mays is the trustee, but not a beneficiary, and 1,022,293 shares held by the MPM Partners, Ltd. Mr. M. Mays controls the sole general partner of MPM Partners, Ltd. Also includes 335,734 shares and 12,290 shares, which represent shares in LLM Partners.

(5)	Includes 992,249 shares subject to options held by Mr. R. Mays, 359,517 shares held by trusts of which Mr. R. Mays is the trustee, but not a beneficiary, and 619,761 shares held by RTM Partners, Ltd. Mr. R. Mays controls the sole general partner of RTM Partners, Ltd. Also includes 268,587 shares and 8,193 shares, which represent shares in LLM Partners.

(6)	Includes 61,219 shares subject to options held by Mr. McCombs and 4,763,083 shares held by the McCombs Family Partners, Ltd. of which Mr. McCombs is the general partner and all of which are held in a margin account. Excludes 27,500 shares held by Mr. McCombs’ wife, as to which Mr. McCombs disclaims beneficial ownership.

(7)	Includes 7,833 shares subject to options held by Ms. Riggins.

(8)	Includes 49,609 shares subject to options held by Mr. Strauss and 72,087 shares held by the THS Associates L.P. of which Mr. Strauss is the general partner.

(9)	Includes 15,666 shares subject to options held by Mr. Watts.

(10)	Includes 47,520 shares subject to options held by Mr. Williams. Excludes 9,300 shares held by Mr. Williams’ wife, as to which Mr. Williams disclaims beneficial ownership.

(11)	Includes 9,000 shares subject to options held by Mr. Zachry.

(12)	Includes 391,084 shares subject to options held by Mr. Hogan.

(13)	Includes 281,065 shares subject to options held by Mr. Meyer.

(14)	Address: John Hancock Tower, 200 Clarendon Street, 51st Floor, Boston, Massachusetts 02116.

(15)	Address:

(16)	Includes 5,275,995 shares subject to options held by such persons, 612,295 shares held by trusts of which such persons are trustees, but not beneficiaries, 26,905,357 shares held by the LLM Partners Ltd, 1,022,293 shares held by the MPM Partners, Ltd., 619,761 shares held by the RTM Partners, Ltd, 4,763,083 shares held by the McCombs Family Partners, Ltd, 72,087 shares held by the THS Associates L.P., 1,532,120 shares held by the Mays Family Foundation and 100,184 shares held by the Clear Channel Foundation.

(17)	Includes 281,065 shares subject to options held by such persons.
Proposed Change in Control
          Clear Channel is party to a merger agreement with BT Triple Crown Merger Co., Inc., B Triple Crown Finco, LLC, T Triple Crown Finco, LLC, and CC Media Holdings, Inc. Pursuant to the terms of the merger agreement, BT Triple Crown Merger Co. will be merged with and into Clear Channel, and as a result Clear Channel will continue as the surviving corporation and a wholly owned subsidiary of CC Media Holdings. CC Media Holdings is owned by two private equity funds, Bain Capital Fund IX, L.P. and Thomas H. Lee Equity Fund VI, L.P., which in turn are managed by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (the “Sponsors”), respectively. On March 26, 2008, Clear Channel issued a press release announcing that it had filed a cause of action for tortious interference against the banks who had committed to finance the debt to be issued in connection with the merger. On March 27, 2008, each of Clear Channel and the Sponsors confirmed that they were ready, willing and able to consummate the merger and that each of the Sponsors was prepared to fund their respective equity commitments. Clear Channel and the Sponsors further confirmed that all of the conditions to the closing of the merger under the merger agreement had been satisfied. The Sponsors informed Clear Channel, however, that they would not be able to consummate the merger at that time due to the failure of the banks to provide the required financing in accordance with the banks’ binding commitments. Clear Channel continues to be ready, willing and able to consummate the merger under the merger agreement, which remains in effect. Clear Channel is unable, however, to estimate a closing date at this time and cautions that a closing may not occur.

Equity Compensation Plans
          The following table summarizes information as of December 31, 2007, relating to Clear Channel’s equity compensation plan pursuant to which grants of options, restricted stock or other rights to acquire shares may be granted from time to time.

Number of securities
remaining available
	Number of	Weighted-	for future issuance
	securities to be	average exercise	under equity
	issued upon exercise	price of	compensation plans
	price of outstanding	outstanding	(excluding securities
	options, warrants	warrants and	reflected in column
	and rights	rights	(a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	21,020,291	$34.4152	38,328,655
Equity compensation plans not approved by security holders	—	—	—
Total (2)	21,020,291	$34.4152	38,328,655

(1)	These plans are the Clear Channel Communications, Inc. 1994 Nonqualified Stock Option Plan, Clear Channel Communications, Inc. 1998 Incentive Stock Option Plan and Clear Channel Communications, Inc. 2001 Incentive Stock Option Plan.

(2)	Does not include option to purchase an aggregate of 12,923,546 shares, at a weighted average exercise price of $47.3059, granted under plans assumed in connection with acquisition transactions. No additional options may be granted under these assumed plans.
COMPENSATION COMMITTEE REPORT
          The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this document with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this document.

Respectfully submitted,

THE COMPENSATION COMMITTEE
John B. Zachry — Chairman,
B. J. McCombs and J. C. Watts
EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
          The following compensation discussion and analysis contains statements regarding Clear Channel and individual performance measures and other goals. These goals are disclosed in the limited context of Clear Channel’s executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Clear Channel specifically cautions investors not to apply these statements to other contexts.

Overview and Objectives of Clear Channel’s Compensation Program
          Clear Channel believes that compensation of its executive and other officers and senior managers should be directly and materially linked to operating performance. The fundamental objective of Clear Channel’s compensation program is to attract, retain and motivate top quality executive and other officers through compensation and incentives which are competitive with the various labor markets and industries in which Clear Channel competes for talent and which align the interests of Clear Channel’s officers and senior management with the interests of Clear Channel’s shareholders.
          Overall, Clear Channel has designed its compensation program to:
•	support its business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;

•	recruit, motivate and retain executive talent; and

•	create a strong performance alignment with shareholders.
          Clear Channel seeks to achieve these objectives through a variety of compensation elements:
•	annual base salary;

•	an annual incentive bonus, the amount of which is dependent on Clear Channel and, for most executives, individual performance during the prior fiscal year;

•	long-term incentive compensation, delivered in the form of stock option grants or restricted stock awards that are awarded based on the prior year’s performance and other factors described below, and that are designed to align executive officers’ interests with those of shareholders by rewarding outstanding performance and providing long-term incentives; and

•	other executive benefits and perquisites.
Compensation Practices
          The Compensation Committee of Clear Channel’s Board (the “Committee”) annually determines total compensation, as well as the individual components of such compensation, of Clear Channel’s named executive officers, except for Paul Meyer, President and Chief Executive Officer of Clear Channel Outdoor Holdings, Inc. (“CCOH”), a publicly traded subsidiary of Clear Channel. Mr. Meyer’s compensation is determined by CCOH’s compensation committee rather than the Committee. Accordingly, any references contained in this Compensation Discussion and Analysis regarding the Committee and any subcommittee thereof making compensation decisions with respect to Clear Channel’s executive officers, excludes Mr. Meyer. For discussion of Mr. Meyer’s compensation, please refer to the “Paul Meyer’s Compensation” section of this Compensation Discussion and Analysis.
          In 2007, the Committee engaged an independent leading national executive compensation consulting firm to develop and provide market pay data (including base salary, bonus, long-term incentive compensation and all other compensation) to better evaluate the appropriateness and competitiveness of overall compensation paid to Clear Channel’s executive officers. Compensation objectives are developed based on market pay data from proxy statements and other sources, when available, of leading media companies identified as key competitors for business and/or executive talent (the “Media Peers”). Individual pay components and total compensation were bench marked against the Media Peers. The Media Peers do not include companies in the Radio Index that is used for comparison purposes in Clear Channel’s stock performance graph due to the fact that these companies comprising the Radio Index are smaller in size and have less diversified business operations than the Media Peers, which the Compensation Committee believes are more comparable to Clear Channel for executive compensation purposes.
          The Media Peers include Belo Corp., CBS Corporation, Comcast Corporation, The Walt Disney Company, Gannett Company, Inc., IAC/InteractiveCorp, Lamar Advertising, News Corporation, Time Warner, Tribune Company, Viacom, Inc. and Yahoo! Inc. The Media Peers were selected by the consulting firm on the basis of criteria that are deemed to be comparable with Clear Channel in terms of market capitalization, total assets, total revenue, EBITDA, cash flow and number of employees. Following is a table that compares the various criteria of each of the Media Peers with Clear Channel.
Selected FY 2005 Size and Performance Measures
(In millions of dollars)
(Employees in thousands)

	Market
	Value					Cash
	Equity	Assets	Revenue	EBITDA	OIAD	Flow	Employees
	$	$	$	$	$	$	#
BELO	2,372.8	3,589.2	1,521.2	395.9	300.0	223.6	7,800
CBS CORP	50,608.2	43,029.6	14,536.4	3,238.9	2,740.2	-7,823.1	32,160
COMCAST	56,040.5	103,146.0	22,255.0	7,320.0	3,690.0	4,558.0	80,000
DISNEY	49,456.8	53,158.0	31,944.0	5,446.0	4,107.0	3,908.0	133,000
GANNETT	14,608.3	15,743.4	7,598.9	2,322.4	2,048.1	1,485.6	52,600
IAC/INTERATIVE	9,266.2	13,917.8	5,753.7	762.8	427.1	934.1	28,000
LAMAR ADVERTISING	4,885.7	3,737.1	1,021.7	455.8	165.7	331.9	3,200
NEWS CORP	52,862.7	54,692.0	23,859.0	4,261.0	3,613.0	2,776.0	44,000
TIME WARNER	81,570.4	122,475.0	43,652.0	14,292.0	7,502.0	9,695.0	87,850
TRIBUNE	9,363.6	14,546.2	5,595.6	1,440.0	1,196.2	778.5	22,400
VIACOM	NA	19,115.6	9,609.6	2,727.5	2,468.5	1,562.9	9,500
YAHOO	55,153.3	10,831.8	5,257.7	1,504.9	1,107.7	2,293.4	9,800

Max	81,570.4	122,475.0	43,652.0	14,292.0	7,502.0	9,695.0	133,000

25th Percentile	9,314.9	13,146.3	5,511.1	1,270.7	937.6	666.8	9,725
50th Percentile	49,456.8	17,429.5	8,604.3	2,525.0	2,258.3	1,524.3	30,080
75th Percentile	54,008.0	53,541.5	22,656.0	4,557.3	3,632.3	3,059.0	59,450

Min	2,372.8	3,589.2	1,021.7	395.9	165.7	-7,823.1	3,200

CLEAR CHANNEL COMMUNICATIONS
	16,999.5	18,703.4	6,610.4	2,079.3	1,448.9	1,265.5	31,800
Percent Rank vs. Peers	40.6%	53.4%	40.5%	42.7%	39.0%	41.8%	53.7%
          Except for Paul Meyer, each of the named executive officers has entered into an employment agreement with Clear Channel. Paul Meyer has entered into an employment agreement with CCOH. The employment agreements generally set forth information regarding base salary, annual incentive bonus, long-term incentive compensation and other employee benefits. All compensation decisions with respect to the named executive officers are made within the scope of the employment agreements. For a further description of the employment agreements, please refer to the “Employment Agreements with the Named Executive Officers” section of this proxy statement.
          In making decisions with respect to each element of executive compensation, the Committee considers the total compensation that may be awarded to the officer, including salary, annual bonus and long-term incentive compensation. Multiple factors are considered in determining the amount of total compensation (the sum of base salary, annual incentive bonus and long-term incentive compensation delivered through stock option grants and restricted stock awards) to award the executive officers each year. Among these factors are:
•	how proposed amounts of total compensation to Clear Channel’s executives compare to amounts paid to similar executives by Media Peers both for the prior year and over a multi-year period;

•	the value of stock options and restricted stock awarded in prior years;

•	internal pay equity considerations; and

•	broad trends in executive compensation generally.
          In addition, in reviewing and approving employment agreements for named executive officers, the Committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances. The Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered.

Elements of Compensation
          The Committee and the Executive Performance Subcommittee of the Committee (the “Subcommittee”) believe that a combination of various elements of compensation best serves the interests of Clear Channel and its shareholders. Having a variety of compensation elements enables Clear Channel to meet the requirements of the highly competitive environment in which Clear Channel operates while ensuring its executive officers are compensated in a way that advances the interests of all shareholders. Under this approach, executive compensation involves a significant portion of pay that is “at risk,” namely, the annual incentive bonus. The annual incentive bonus is also based largely on Clear Channel’s financial performance relative to goals established at the start of the fiscal year. Stock options and restricted stock awards constitute a significant portion of long-term remuneration that is tied directly to stock price appreciation that benefits all of Clear Channel’s shareholders.
          Clear Channel’s practices with respect to each of the elements of executive compensation are set forth below, followed by a discussion of the specific factors considered in determining the amounts for each of the key elements.
          Base Salary
          Purpose. The objective of base salary is to reflect job responsibilities, value to Clear Channel and individual performance with respect to market competitiveness.
          Administration. Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other change in responsibilities. Increases in salary are based on subjective evaluation of such factors as the level of responsibility, individual performance, level of pay both of the executive in question and other similarly situated executive officers of the Media Peers, and competitive pay levels.
          Base salaries of executive officers are set at levels comparable to salaries paid by Clear Channel’s Media Peers. The named executive officers’ initial salaries are determined through mutual negotiations between the executive and the Committee and set forth in their respective employment agreements. Clear Channel believes that employment agreements with its key executives are in the best interests of Clear Channel to assure continuity of management.
          Analysis. Except for Paul Meyer, the minimum base salaries for the executive officers named in the Summary Compensation Table are determined by employment agreements between those officers and Clear Channel. These minimum salaries and the amount of any increase over these minimum salaries are determined by the Committee based on a variety of factors, including:
•	the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at Media Peers;

•	the expertise of the individual executive;

•	the competitiveness of the market for the executive’s services; and

•	the recommendations of the Chief Executive Officer (except in the case of his own compensation).
          Mr. Hogan’s base salary was increased by 20% from $625,000 in 2006 to $750,000 in 2007. The Committee reviewed how the amount of Mr. Hogan’s base salary compared to the amounts of base salary paid to similar executives by Media Peers and determined that such an increase in Mr. Hogan’s base salary was appropriate to maintain the competitiveness of his compensation package relative to the Media Peers.
          In setting base salaries, the Committee considers the importance of linking a significant proportion of the executive officers’ compensation to performance in the form of the annual incentive bonus, which is tied to both Clear Channel’s financial performance measures and individual performance, as well as long-term stock-based compensation, which is tied to Clear Channel’s stock price performance and performance compared to Media Peers.

          Annual Incentive Bonus
          Purpose. Clear Channel’s executive compensation program provides for an annual incentive bonus that is performance-linked. The objective of the annual incentive bonus compensation element is to compensate individuals based on the achievement of specific goals that are intended to correlate closely with growth of long-term shareholder value.
          Administration. The Chief Executive Officer, the President and Chief Financial Officer, and the President and Chief Executive Officer of Radio participate in the Clear Channel 2005 Annual Incentive Plan (the “Annual Incentive Plan”). Mr. Meyer participates in the CCOH 2006 Annual Incentive Plan, which is administered by CCOH’s compensation committee. The Annual Incentive Plan is administered by the Subcommittee and provides for performance-based bonuses for executives who were “covered employees” pursuant to Section 162(m) of the Internal Revenue Code. Under the Annual Incentive Plan, the Subcommittee establishes specific company “performance-based goals” applicable to each covered executive officer for the ensuing fiscal year performance period. In 2007, the performance goals for corporate-level executive officers were based on Clear Channel’s year-over-year improvements in financial results using a combination of metrics including earnings per share, free cash flow per share, operating income before depreciation, amortization and non-cash compensation expense, as these measures best reflect the officer’s contribution to outstanding corporate performance. However, the performance goals for the President and Chief Executive Officer of Clear Channel’s Radio division are based on the radio division’s operating income before depreciation, amortization and non-cash compensation expense and other financial measures which best reflect the officer’s contribution to outstanding divisional performance. Performance goals for each executive officer are set pursuant to an extensive annual operating plan developed by the Chief Executive Officer in consultation with the President and Chief Financial Officer and other senior executive officers. The Chief Executive Officer makes recommendations as to the compensation levels and performance goals of Clear Channel’s named executive officers, including his own, to the Subcommittee for its review, consideration and approval.
          The annual incentive bonus consists of cash, stock options and restricted stock awards. The total annual incentive bonus award is determined according to the level of achievement of both the objective performance and individual performance goals. Below a minimum threshold level of performance, no awards may be granted pursuant to the objective performance goal, and the Subcommittee may, in its discretion, reduce the awards pursuant to either objective or individual performance goals.
The annual incentive bonus process for each of the named executive officers, except for Mr. Meyer, involves four basic steps pursuant to the Annual Incentive Plan:
•	At the outset of the fiscal year:
1.	Set performance goals for the year for Clear Channel and each participant

2.	Set a target bonus for each individual
•	After the end of the fiscal year:
3.	Measure actual performance (individual and company-wide) against the predetermined Clear Channel and individual performance goals to determine the preliminary bonus

4.	Make adjustments to the resulting preliminary bonus calculation to reflect Clear Channel’s performance relative to the performance of the Media Peers.
          Analysis. The Subcommittee met in February 2008 and measured Clear Channel’s performance against the performance goals established by the Subcommittee for the 2007 fiscal year. Based on those performance results, the Subcommittee determined the amount of preliminary bonus to which Mark Mays, Randall Mays and John Hogan were entitled.
          For 2007, the performance-based goals applicable to the covered executive officers are set forth below:
Mr. Mark Mays’ 2007 performance-based goal consisted of achieving a targeted amount of “Core OIBDAN.” “Core OIBDAN” is defined as operating income before depreciation, amortization, non-cash compensation expense and gain or loss on disposition of assets generated by Clear Channel’s operations that were not identified in the plan announced by Clear Channel on November 16, 2006 to sell its television group and small market radio stations. Clear Channel calculates OIBDAN by adjusting net income to exclude non-cash compensation and the following line items presented in Clear Channel’s statement of operations: (i) minority interest income (expense) (ii) income tax (expense) benefit, (iii) other income (expense) — net, (iv) equity in earnings of nonconsolidated affiliates, (v) gain (loss) on marketable securities, (vi) interest expense, (vii) gain (loss) on disposition of assets — net, and (viii) depreciation and amortization. Mr. Mark Mays’ target bonus was set at $6,625,000 if Clear Channel achieved Core OIBDAN in 2007 of approximately $1.8 billion. For 2007, Clear Channel achieved Core OIBDAN of approximately $2.2 billion and Mr. Mark Mays was paid his target bonus of $6,625,000.
          Mr. Randall Mays’ 2007 performance-based goal consisted of achieving a targeted amount of Core OIBDAN. Mr. Randall Mays’ target bonus was set at $6,625,000 if Clear Channel achieved Core OIBDAN in 2007 of approximately $1.8 billion. For 2007, Clear Channel achieved Core OIBDAN of approximately $2.2 billion and Mr. Randall Mays was paid his target bonus of $6,625,000.
          Mr. Hogan’s 2007 performance-based goals consisted of (i) growth in operating income before non-cash compensation expense or OIBN, (ii) growth in operating income before depreciation, amortization non-cash compensation expense and gain or loss on disposition of assets or OIBDAN, and (iii) achievement of the following objectives: (a) development of a strategic audience development plan to increase and maintain overall radio audiences of Clear Channel’s radio stations; (b) development and execution of a plan to increase Clear Channel’s radio revenue; (c) development of additional content distribution points such as the Internet and HD radio; and (d) maintaining the performance of small market radio stations that have been slated for divestiture. Clear Channel calculates OIBN by adjusting net income to exclude non-cash compensation. Mr. Hogan’s aggregate target bonus for 2007 was set at $1,000,000. Mr. Hogan’s total performance-based bonus for 2007 was $157,500. Mr. Hogan’s OIBN and OIBDAN growth performance were both negative resulting in no awards for the OIBN and OIBDAN growth components of his performance-based bonus. However, the Subcommittee did determine that Mr. Hogan had achieved performance of the management objectives and Mr. Hogan was awarded $157,500 for that performance.
          Long-Term Incentive Compensation
          Purpose. The long-term incentive compensation element provides a periodic award (typically annual) that is performance-based. The objective of the program is to align compensation for executive officers over a multi-year period directly with the interests of shareholders of Clear Channel by motivating and rewarding creation and preservation of long-term shareholder value. The level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to named executive officers and the overall goals of the compensation program described above. As described above, annual incentive bonuses are paid in part in stock options and restricted stock. Additionally, Clear Channel may from time to time grant equity awards to the named executive officers that are not pursuant to pre-determined performance goals. Mr. Hogan was the only named executive officers to receive an equity award in 2007 that was not based upon predetermined performance goals. All of Mr. Meyer’s equity awards were paid in shares of CCOH’s Class A common stock.
          Stock Options. The long-term incentive compensation element calls for stock options to be granted with exercise prices of not less than fair market value of Clear Channel’s stock on the date of grant and to vest, either at the recipient’s option, beginning 3 years from the date of grant and fully vesting 5 years from the date of grant, with a 7-year term, or in the alternative fully vesting 5 years from the date of grant, with a 10-year term. All vesting is contingent on continued employment, with rare exceptions made by the Committee. Clear Channel defines fair market value as the closing price on the date of grant. The Committee will not grant stock options with exercise prices below the market price of Clear Channel’s stock on the date of grant (determined as described above), and will not reduce the exercise price of stock options (except in connection with adjustments to reflect recapitalizations, stock or extraordinary dividends, stock splits, mergers, spin-offs and similar events permitted by the relevant plan) without shareholder approval.
          Stock option grants to executive officers of Clear Channel are determined based in part on the achievement of the performance goals described previously under the heading “—Compensation Elements - Annual Incentive Bonus.” All decisions to grant stock options are in the sole discretion of the Committee or the Subcommittee, as applicable. However, the employment agreements with the Chairman, the Chief Executive Officer, and the President and Chief Financial Officer contemplate the award of annual stock option grants to acquire not less than 50,000 shares of Clear Channel common stock.
          Restricted Stock Awards. Restricted stock awards to executives of Clear Channel are determined based in part on the achievement of certain performance goals as discussed previously under the heading “—Compensation Elements — Annual Incentive Bonus.” All decisions to award restricted stock are in the sole discretion of the Committee and the Subcommittee, as applicable.
          Mix of Stock Options and Restricted Stock Awards. Clear Channel’s long-term incentive compensation generally takes the form of stock option grants and restricted stock awards. These forms of compensation reward shareholder value creation in slightly different ways. Stock options (which have exercise prices equal to the market price at the date of grant) reward executive officers only if the stock price increases. Restricted stock awards are impacted by all stock price changes, so the value to the executive officer is affected by both increases and decreases in stock price.
          Vesting of Restricted Stock Awards. Restricted stock awards granted as long-term incentive compensation to executive officers generally have scheduled vesting dates over a 4 year period from the date of grant.
          Stock Option and Restricted Stock Grant Timing Practices.
          Regular Annual Stock Option Grant Dates. The regular annual stock option or restricted stock award date for all employees is typically in February. Due to the Company’s pending merger (and anticipated closing), the Company’s annual stock option of restricted stock award date for employees in 2007 was in May. The Committee does not have a formal policy on timing equity awards in connection with the release of material non-public information to affect the value of compensation. Notwithstanding the foregoing, in the event that material non-public information becomes known to the Committee prior to granting equity awards, the Committee will take such information under advisement and make an assessment in its business judgment whether to delay the grant of the equity award in order to avoid any impropriety based on consultation with Clear Channel’s executives and counsel.
          Partner New Hires/Promotions Grant Dates. Grants of stock option or restricted stock awards to newly-hired or newly-promoted employees are made at the next-following regularly scheduled meeting of the Board after the hire or promotion.
          Deferral of Performance-Based Stock Option Grants. In 2007, Mr. Mark Mays and Mr. Randall Mays were each eligible to receive stock option grants to purchase up to 318,000 shares of Clear Channel common stock by virtue of their having achieved certain performance-based goals in 2006 under the Annual Incentive Plan. However, both executives agreed to defer these awards pending completion of the merger with a subsidiary of the private equity funds affiliated with Thomas H. Lee Partners, L.P. and Bain Capital Partners, LLC. In the event the merger is terminated, both Mr. Mark Mays and Mr. Randall Mays may receive stock option grants to purchase up to 318,000 shares of Clear Channel common stock.
          Executive Benefits and Perquisites
          Clear Channel provides certain personal benefits to executive officers. Based upon the findings and recommendation of an outside security consultant, the Board directed the Chairman, Chief Executive Officer and President and Chief Financial Officer to utilize a Clear Channel airplane for all business and personal air travel. With the approval of the Chief Executive Officer, other executive officers and members of management are permitted limited personal use of corporate-owned aircraft. Also under Clear Channel’s executive security program, the Chairman is provided security services, including personal security services and home security systems and monitoring.
          In addition, Clear Channel pays for additional personal benefits for certain named executive officers in the form of personal club memberships, executive physical examinations, personnel who provide personal accounting and tax services, security personnel who provide personal security services and reimbursement for employee holiday gifts. Clear Channel also makes limited matching contributions under its 401(k) plan.

          The Committee believes that the above benefits provide a more tangible incentive than an equivalent amount of cash compensation. In determining its executive officers’ total compensation, the Committee considers these benefits. For further discussion of these executive benefits and other perquisites, including the methodology for computing their costs, please refer to the Summary Compensation Table included in this proxy statement.
          Change-in-Control and Severance Arrangements
          See the discussion of change in control and severance arrangements with respect to Messrs. L. Lowry Mays, Mark P. Mays, Randall T. Mays, John Hogan and Paul Meyer under the heading “Potential Post-Employment Payments” on page 29. The Committee evaluates change in control and severance arrangements as one element in its consideration of the overall compensation for executive officers.
Roles and Responsibilities
          The Committee and the Subcommittee, as applicable, are primarily responsible for conducting reviews of Clear Channel’s executive compensation policies and strategies and overseeing and evaluating Clear Channel’s overall compensation structure and programs. Direct responsibilities include, but are not limited to:
•	evaluating and approving goals and objectives relevant to compensation of the Chief Executive Officer and other executive officers, and evaluating the performance of the executives in light of those goals and objectives;

•	determining and approving the compensation level for the Chief Executive Officer;

•	evaluating and approving compensation levels of other key executive officers;

•	evaluating and approving all grants of equity-based compensation to executive officers;

•	recommending to the Board compensation policies for outside directors; and

•	reviewing performance-based and equity-based incentive plans for the Chief Executive Officer and other executive officers and reviewing other benefit programs presented to the Committee by the Chief Executive Officer.
          The role of Clear Channel management is to provide reviews and recommendations for the Committee’s consideration, and to manage Clear Channel’s executive compensation programs, policies and governance. Direct responsibilities include, but are not limited to:
•	providing an ongoing review of the effectiveness of the compensation programs, including competitiveness, and alignment with Clear Channel’s objectives;

•	recommending changes, if necessary to ensure achievement of all program objectives; and recommending pay levels, payout and/or awards for executive officers other than the Chief Executive Officer.
          In 2007, the Committee delegated to the Subcommittee its responsibilities in administrating performance awards under the Annual Incentive Plan in accordance with Section 162(m) of the Internal Revenue Code. These delegated duties included, among other things, setting the performance period, setting the performance goals and certifying the achievement of the predetermined performance goals by each executive officer.
Tax and Accounting Treatment
          Deductibility of Executive Compensation
          Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation Clear Channel may deduct for federal income tax purposes in any one year with respect to its Chief Executive Officer and the next four most highly compensated officers, which we referred to herein as the “Covered Employees.” However, performance-based compensation that meets certain requirements is excluded from this $1,000,000 limitation.
          In reviewing the effectiveness of the executive compensation program, the Committee considers the anticipated tax treatment to Clear Channel and to the Covered Employees of various payments and benefits.

However, the deductibility of certain compensation payments depends upon the timing of a Covered Employee’s vesting or exercise of previously granted equity awards, as well as interpretations and changes in the tax laws and other factors beyond the Committee’s control. For these and other reasons, including to maintain flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code and has not adopted a policy requiring all compensation to be deductible.
          The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives. To this end, the Committee annually establishes performance criteria in an effort to ensure deductibility of annual incentive bonuses under the Annual Incentive Plan. Base salary does not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.
          Accounting for Stock-Based Compensation
          Beginning on January 1, 2006, Clear Channel began accounting for stock-based payments including awards under the Annual Incentive Plan in accordance with the requirements of FAS 123R.
Paul Meyer’s Compensation
          Paul Meyer is President and Chief Executive Officer of CCOH. As such, Mr. Meyer’s total compensation, as well as the individual elements of such compensation, is determined by CCOH’s compensation committee and not by Clear Channel’s Compensation Committee or any subcommittee thereof. The analysis of Mr. Meyer’s compensation is set forth in CCOH’s 2008 proxy statement filed with the Securities and Exchange Commission. Clear Channel is not hereby incorporating by reference CCOH’s 2008 proxy statement into this proxy statement and the reference to CCOH’s 2008 proxy statement is provided for informational purposes only.
Corporate Services Agreement
          In connection with CCOH’s Initial Public Offering, Clear Channel and CCOH entered into a corporate services agreement. Under the terms of the agreement, Clear Channel provides, among other things, executive officer services to CCOH. These executive officer services are charged to CCOH based on actual direct costs incurred or allocated by Clear Channel. For 2007, CCOH reimbursed Clear Channel $313,250 and $306,250 of Mr. Mark Mays’ and Mr. Randall Mays’ “salary,” respectively, and $2,318,750 and $2,318,750 of Mr. Mark Mays’ and Mr. Randall Mays’ “Bonus,” respectively, pursuant to the terms of the corporate services agreement. For further information on Messrs. M. Mays’ and R. Mays’ base salary, please refer to the 2007 Summary Compensation Table contained in this proxy statement.

Summary Compensation
          The Summary Compensation table shows certain compensation information for the years ended December 31, 2007 and 2006 for the Principal Executive Officer, Principal Financial Officer and each of the three next most highly compensated executive officers for services rendered in all capacities (hereinafter referred to as the “named executive officers”).
2007 SUMMARY COMPENSATION TABLE

										Change in
										Pension Value
										and
								Non - Equity		Nonqualified
								Incentive		Deferred
						Stock	Option	Plan		Compensation	All Other
Name and Principal		Salary		Bonus		Awards (1)	Awards (1)	Compensation		Earnings	Compensation		Total
Position	Year	($)		($)		($)	($)	($)		($)	($)		($)
Mark Mays —	2007	581,750	(3)	—		2,178,583	1,340,407	4,306,250	(3)	—	298,770	(4)	8,705,760
Chief Executive	2006	581,750	(3)	—		1,589,869	2,551,243	4,306,250	(3)	—	282,884	(4)	9,311,996
Officer(2) (PEO)

Randall Mays —	2007	568,750	(5)	—		2,178,583	1,340,407	4,306,250	(5)	—	412,920	(4)	8,806,910
President and	2006	564,417	(5)	—		1,589,869	2,551,243	4,306,250	(5)	—	270,603	(4)	9,282,382
Chief Financial Officer(2) (PFO)

Lowry Mays —	2007	695,000		—		933,147	—	—		—	241,028	(4)	1,869,175
Chairman	2006	695,000		—		752,812	—	3,312,500		—	149,728	(4)	4,910,040

John Hogan —	2007	750,000		—		751,042	434,641	157,500		—	73,125	(6)	2,166,308
President and CEO	2006	622,917		—		584,425	781,596	987,552		—	62,795	(6)	3,039,285
of the Radio

Paul Meyer —	2007	647,115	(7)	1,484,766	(7)	92,652 (7)	—	—		—	27,470	(7)(9)	2,252,003
President and CEO	2006	622,404	(7)	25,000	(8)	92,652 (7)	—	870,000	(7)	—	18,340	(7)(9)	1,628,396
— Clear Channel Outdoor

(1)	Amounts reflect Clear Channel’s 2007 and 2006 compensation expense associated with the restricted stock awards and stock options made in prior years calculated in accordance with SFAS 123R. However, in accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions, which would otherwise be taken into account under SFAS 123R. There were no forfeitures of stock or option awards held by the named executive officers during 2007 or 2006. See Note L — Shareholders’ Equity on page A-53 of Appendix A for a discussion of the assumptions made in calculating these amounts. The amounts reflect Clear Channel’s accounting expense for such awards and may not correspond to the actual value recognized by the named executive officers. Dividends are paid on shares of restricted stock at the same rate as paid on our common stock.

(2)	Mr. M. Mays relinquished his duties as President to Mr. R. Mays in February 2006.

(3)	Mr. M. Mays’ “Salary” earned during each of the years ended December 31, 2007 and 2006 was $895,000 of which $313,250 was reimbursed to Clear Channel from CCOH pursuant to a Corporate Services Agreement between Clear Channel Management Services, L.P. and CCOH. Mr. M. Mays’ “Non-Equity Incentive Plan Compensation” earned during each of the years ended December 31, 2007 and 2006 was $6,625,000 of which $2,318,750 was reimbursed to Clear Channel from CCOH pursuant to a Corporate Services Agreement between Clear Channel Management Services, L.P. and CCOH. For a further discussion of the Corporate Services Agreement, please refer to the “Compensation Discussion and Analysis” section of this proxy statement.

(4)	As a result of Clear Channel’s high public profile and due in part to threats against Clear Channel, its operations and management, Clear Channel’s Board has engaged an outside security consultant to assess security risks to Clear Channel’s physical plant and operations, as well as its employees, including executive management. Based upon the findings and recommendation of this security consultant, management and Clear Channel’s Board implemented numerous security measures for our operations and employees, including a general security program covering selected senior executives.

For security purposes and at the direction of the Board, Messrs. M. Mays, R. Mays and L. Mays utilize Clear Channel’s airplane for all business and personal air travel. Included in “All Other Compensation” of 2007 is $55,012, $172,934 and $92,980 of personal use of Clear Channel airplane by Mr. M. Mays, Mr. R. Mays and Mr. L. Mays, respectively. Included in “All Other Compensation” of 2006 is $79,615, $71,035 and $34,410 of personal use of Clear Channel airplane by Mr. M. Mays, Mr. R. Mays and Mr. L. Mays, respectively.

Also included in Mr. M. Mays’ “All Other Compensation” for the years ended December 31, 2007 and 2006 is $215,250 and $175,500, respectively, in dividends paid on his unvested restricted stock awards and $5,625 and $5,500, respectively, in Clear Channel’s matching contribution to the 401(k) Plan. The remainder of Mr. M. Mays’ “All Other Compensation” consists of personal club memberships provided by Clear Channel and wages paid by Clear Channel for personnel who provide personal accounting and tax services to Mr. M. Mays.

Also included in Mr. R. Mays’ “All Other Compensation” for the years ended December 31, 2007 and 2006 is $215,250 and $175,500, respectively, in dividends paid on his unvested restricted stock awards and $5,625 and $5,500, respectively, in Clear Channel’s matching contribution to the 401(k) Plan. The remainder of Mr. R. Mays’ “All Other Compensation” consists of personal club memberships provided by Clear Channel and wages paid by Clear Channel for personnel who provide personal accounting and tax services to Mr. R. Mays.

Also included in Mr. L. Mays’ “All Other Compensation” for the years ended December 2007 and 2006 is $82,875 and $63,000, respectively, in dividends paid on his unvested restricted stock awards, $5,625 and $5,500, respectively, in Clear Channel’s matching contribution to the 401(k) Plan. The remainder of Mr. L. Mays’ “All Other Compensation” consists of personal club memberships provided by Clear Channel and wages paid by Clear Channel for personnel who provide personal accounting and tax services and wages paid by Clear Channel for security personnel who provide personal security services to Mr. L. Mays.

The value of personal airplane usage reported above is based on Clear Channel’s direct operating costs. This methodology calculates our aggregate incremental cost based on the average weighted variable cost per hour of flight for fuel/oil expenses, mileage, trip-related maintenance, crew travel expenses, landing fees and other miscellaneous variable costs. Since Clear Channel’s airplane is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as pilot salaries, the cost of the plane, depreciation and administrative expenses. On certain occasions, an executive’s spouse or other family members may accompany the executive on a flight when such persons are invited to attend an event for appropriate business purposes. No additional direct operating cost is incurred in such situations under the foregoing methodology. The value of all other perquisites included in “All Other Compensation” is based upon Clear Channel’s actual costs.

(5)	Mr. R. Mays’ “Salary” earned during the years ended December 31, 2007 and 2006 were $875,000 and $868,333, respectively, of which $306,250 and $303,917 were reimbursed to Clear Channel from CCOH pursuant to a Corporate Services Agreement between Clear Channel Management Services, L.P. and CCOH. Mr. R. Mays’ “Non-Equity Incentive Plan Compensation” earned during each of the years ended December 31, 2007 and 2006 was $6,625,000 of which $2,318,750 was reimbursed to Clear Channel from CCOH pursuant to a Corporate Services Agreement between Clear Channel Management Services, L.P. and CCOH. For a further discussion of the Corporate Services Agreement, please refer to the “Compensation Discussion and Analysis” section of this proxy statement.

(6)	Amount reflects $67,500 and $56,250 in dividends paid on unvested restricted stock awards during the years ended December 31, 2007 and 2006, respectively, and $5,625 and $5,500 in Clear Channel’s matching contributions to the 401(k) Plan paid during the years ended December 13, 2007 and 2006, respectively. The remainder of Mr. Hogan’s “All Other Compensation” for the year ended December 31, 2006 consists of reimbursement for holiday gifts to employees.

(7)	Mr. Meyer is employed by CCOH. and as such, his “Salary” and “Bonus” is paid by CCOH.

(8)	The Executive Performance Subcommittee awarded Mr. Mayer a descretionary bonus of $25,000 based on his success in growing return on capital employed and return on assets significantly from 2005 to 2006.

(9)	Amount reflects $9,000 in dividends paid on unvested restricted stock awards during each of the years ended December 31, 2007 and 2006 and $5,625 and $5,500 in Clear Channel’s matching contributions to the 401(k) Plan paid during the years ended December 13, 2007 and 2006, respectively. The remainder of Mr. Meyer’s “All Other Compensation” consists of claims and administrative expenses associated with a Medical Executive Reimbursement Plan and a personal club memberships provided by Clear Channel.
Employment Agreements with the Named Executive Officers
          Certain elements of the compensation of the named executive officers are determined based on their respective employment agreements.
          Messrs. L. Lowry, Mark and Randall Mays
          On April 24, 2007, Clear Channel entered into amended and restated employment agreements with its three senior executives, L. Lowry Mays (Chairman), Mark Mays (Chief Executive Officer) and Randall Mays (President and Chief Financial Officer). These agreements amended and restated existing employment agreements originally entered into on October 1, 1999, and subsequently amended and restated on March 10, 2005 between Clear Channel and the three executives.

          The employment agreements were amended on November 16, 2006 (the “November 2006 Amendments”) to provide that the merger with BT Triple Crown Merger Co. pursuant to that certain Agreement and Plan of Merger between Clear Channel, BT Triple Crown Merger Co., B Triple Crown Finco, LLC, and T Triple Crown Finco, LLC, dated November 16, 2006 or the consummation of any transaction qualifying as a “Superior Proposal” as defined in the merger agreement will not create any rights to any severance payments provided in such agreements and to modify the severance provisions following consummation of the merger.
          Each agreement, as amended through the date of this proxy statement, has a term of seven years with automatic daily extensions unless Clear Channel or the executive elects not to extend the agreement. Each of these employment agreements provides for a minimum base salary, subject to review and annual increase by the Compensation Committee. In addition, each agreement provides for an annual bonus pursuant to Clear Channel’s Annual Incentive Plan or as the Executive Performance Subcommittee determines. The employment agreements with the Chairman, Chief Executive Officer, and President and Chief Financial Officer provide for base minimum salaries of $695,000, $895,000 and $875,000, respectively, and for minimum annual option grants to acquire 50,000 shares of Clear Channel common stock (or a number of restricted shares of Clear Channel common stock of equivalent value to such options (or a combination of options and restricted shares); provided, however, that the annual option or restricted share grant will not be smaller than the option or restricted share grant in the preceding year unless waived by the executive. Each option will be exercisable (i) at a price equal to the last reported sale price of the Clear Channel common stock on the New York Stock Exchange (or such other principal trading market for Clear Channel’s common stock) at the close of the trading day on the date on which the grant is made and (ii) for a ten-year period even if the executive is not employed by Clear Channel. The Compensation Committee or the Executive Performance Subcommittee determine the schedule upon which the options and restricted stock will vest.
          We will indemnify each executive from any losses incurred by the executive because the executive was made a party to a proceeding as a result of the executive being our officer. Furthermore, any expenses incurred by the executive in connection with any such action shall be paid by us in advance upon request of executive that we pay such expenses, but only in the event that the executive shall have delivered in writing to us (i) an undertaking to reimburse us for such expenses with respect to which executive is not entitled to indemnification, and (ii) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by us has been met.
          Each of these executive employment agreements provides for severance and change-in-control payments as more fully described under the heading “Potential Post-Employment Payments” on page 29 of this document. The employment agreements also restrict the executive’s business activities that compete with the business of Clear Channel for a period of two years following certain events of termination.
          Mr. Paul Meyer
          On August 5, 2005, Clear Channel Outdoor Holdings, Inc., a publicly traded subsidiary of Clear Channel, or CCOH, entered into an employment agreement with Paul J. Meyer, which replaced the existing employment agreement by and between Mr. Meyer and Clear Channel. The initial term of the new agreement ends on the third anniversary of the date of the agreement; the term automatically extends one day at a time beginning on the second anniversary of the date of the agreement, unless one party gives the other one year’s notice of expiration at or prior to the second anniversary of the date of the agreement. The contract calls for Mr. Meyer to be the President and Chief Operating Officer of CCOH. for a base salary of $600,000 in the first year of the agreement; $625,000 in the second year of the agreement; and $650,000 in the third year of the agreement, subject to additional annual raises thereafter in accordance with company policies. Mr. Meyer is also eligible to receive a performance bonus as decided at the sole discretion of the board of directors and the compensation committee of Clear Channel Outdoor Holdings, Inc.
     Mr. Meyer may terminate his employment at any time after the second anniversary of the date of the agreement upon one year’s written notice. CCOH may terminate Mr. Meyer without “Cause” after the second anniversary of the date of the agreement upon one year’s written notice. “Cause” is narrowly defined in the agreement. Mr. Meyer’s employment agreement provides for severance payments as more fully described under the heading “Potential Post-Employment Payments” on page 29 of this document. Mr. Meyer is prohibited by his employment agreement from activities that compete with CCOH. for one year after he leaves CCOH and he is prohibited from soliciting CCOH employees for employment for 12 months after termination regardless of the reason for termination of employment. However, after Mr. Meyer’s employment with CCOH has terminated, upon receiving written permission from the board of directors of CCOH, Mr. Meyer shall be permitted to engage in competing activities that would otherwise be prohibited by his employment agreement if such activities are determined in the sole discretion of the board of directors of CCOH in good faith to be immaterial to the operations of CCOH, or any subsidiary or affiliate thereof, in the location in question. Mr. Meyer is also prohibited from using CCOH’s confidential information at any time following the termination of his employment in competing, directly or indirectly, with CCOH.
          At any time following Mr. Meyer’s termination of employment, he is entitled to reimbursement of reasonable attorney’s fees and expenses and full indemnification from any losses related to any proceeding to which he may be made a party by reason of his being or having been an officer CCOH or any of its subsidiaries (other than any dispute, claim or controversy arising under or relating to his employment agreement).
          Mr. John Hogan
          Effective February 1, 2004, Clear Channel Broadcasting, Inc. (“CCB”), a subsidiary of Clear Channel, entered into an employment agreement with John Hogan as President and Chief Executive Officer, Clear Channel Radio. The initial term of the agreement ended on January 31, 2006, but now the agreement continues with a term of one year with automatic daily extensions until terminated by either party.
          The agreement provides that CCB will pay Mr. Hogan an annual base salary of $550,000 for the period from February 1, 2004 through January 31, 2005; and $600,000 for the period from February 1, 2005 through January 31, 2006. Mr. Hogan will be eligible for additional annual raises after January 31, 2006 commensurate with company policy. No later than March 31 of each calendar year during the term, Mr. Hogan will be eligible to receive a performance bonus. The agreement also provided that Mr. Hogan receive a one-time grant of 50,000 options to purchase Clear Channel stock. Any future stock option grants will be granted based upon the performance of Mr. Hogan, which will be assessed in the sole discretion of CCB and the Compensation Committee of the Board. Mr. Hogan will also be entitled to participate in all pension, profit sharing, and other retirement plans, all incentive compensation plans, and all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees may participate.
          Mr. Hogan is prohibited by the agreement from activities that compete with CCB or its affiliates for one year after he leaves CCB, and he is prohibited from soliciting CCB’s employees for employment for 12 months after termination regardless of the reason for termination of employment. However, after Mr. Hogan’s employment with CCB has terminated, upon receiving written permission from the board of directors of CCB, Mr. Hogan shall be permitted to engage in competing activities that would otherwise be prohibited by his employment agreement if such activities are determined in the sole discretion of the board of directors of CCB in good faith to be immaterial to the operations of CCB, or any subsidiary or affiliate thereof, in the location in question. Mr. Hogan is also prohibited from using CCB’s confidential information at any time following the termination of his employment in competing, directly or indirectly, with CCB.
          Mr. Hogan is entitled to reimbursement of reasonable attorney’s fees and expenses and full indemnification from any losses related to any proceeding to which he may be made a party by reason of his being or having been an officer CCB or any of its subsidiaries (other than any dispute, claim or controversy arising under or relating to his employment agreement).
          Mr. Hogan’s employment agreement provides for severance payments as more fully described under the heading “Potential Post-Employment Payments” on page 29 of this document.

Grants of Plan-Based Awards
     The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ended December 31, 2007.
2007 GRANTS OF PLAN-BASED AWARDS (1)

										All Other
										Option
									All Other	Awards		Grant
									Stock	Number		Date Fair
			Estimated Possible Payouts			Estimated Future Payouts			Awards:	of	Exercise	Value of
			Under Non-Equity Incentive Plan			Under Equity Incentive			Number	Securities	or Base	Stock
			Awards			Plan Awards			of Shares	Under-	Price of	and
			Thres-			Thres-		Maxi-	of Stock	lying	Option	Option
			hold	Target	Maximum	hold	Target	mum	or Units	Options	Awards	Awards
Name	Grant Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Mark Mays (3)	2/22/07	(2)	0	6,625,000	6,625,000	—	—	—	—	—	—	—

Randall Mays (5)	2/22/07	(4)	0	6,625,000	6,625,000	—	—	—	—	—	—	—

Lowry Mays	—		—	—	—	—	—	—	—	—	—	—

John Hogan(12)	2/22/07	(6)	0	425,000	1,062,500	—	—	—	—	—	—	—
	2/22/07	(7)	0	425,000	1,062,500	—	—	—	—	—	—	—
	2/22/07	(8)	0	37,500	93,750	—	—	—	—	—	—	—
	2/22/07	(9)	0	37,500	93,750	—	—	—	—	—	—	—
	2/22/07	(10)	0	37,500	93,750	—	—	—	—	—	—	—
	2/22/07	(11)	0	37,500	93,750	—	—	—	—	—	—	—

Paul Meyer(13)	—		—	—	—	—	—	—	—	—	—	—

(1)	All awards were granted under the 2001 Stock Incentive Plan.

(2)	On 2/22/07, Mr. M. Mays was granted a performance award based upon Clear Channel’s year-over-year growth in “OIBDAN” (as defined below) pursuant to which Mr. Mays could earn an award of $6,625,000 in cash. “OIBDAN” means operating income as defined by GAAP before depreciation and amortization and non-cash compensation expense.

(3)	For 2007, Mr. M. Mays earned a performance award of $6,625,000 in cash of which $2,318,750 was reimbursed to Clear Channel from CCOH pursuant to a Corporate Services Agreement between Clear Channel Management Services, L.P. and CCOH. The earned cash performance award is reported in the “Non-Equity Incentive Plan Compensation” column of the 2007 Summary Compensation Table.

(4)	On 2/22/07, Mr. R. Mays was granted a performance award based upon Clear Channel’s year-over-year growth in “OIBDAN” pursuant to which Mr. Mays could earn an award of $6,625,000 in cash.

(5)	For 2007, Mr. R. Mays earned a performance award of $6,625,000 in cash of which $2,318,750 was reimbursed to Clear Channel from CCOH pursuant to a Corporate Services Agreement between Clear Channel Management Services, L.P. and CCOH. The earned cash performance award is reported in the “Non-Equity Incentive Plan Compensation” column of the 2007 Summary Compensation Table.

(6)	On 2/22/07, Mr. Hogan was granted a performance award based upon Clear Channel’s year-over-year growth in “OIBN” (as defined below) pursuant to which Mr. Hogan could earn a maximum cash award of $1,062,500. “OIBN” means operating income as defined by GAAP before non-cash compensation expense.

(7)	On 2/22/07, Mr. Hogan was granted a performance award based upon Clear Channel’s year-over-year growth in “OIBDAN” pursuant to which Mr. Hogan could earn a maximum cash award of $1,062,500.

(8)	On 2/22/07, Mr. Hogan was granted a performance award relating to radio division audience development pursuant to which Mr. Hogan could earn a maximum cash award of $93,750.

(9)	On 2/22/07, Mr. Hogan was granted a performance award based upon increasing Radio division revenue pursuant to which Mr. Hogan could earn a maximum cash award of $93,750.

(10)	On 2/22/07, Mr. Hogan was granted a performance award relating to development of additional distribution of Radio division content pursuant to which Mr. Hogan could earn a maximum cash award of $93,750.

(11)	On 2/22/07, Mr. Hogan was granted a performance award relating to the sale of the Clear Channel’s non-core radio stations pursuant to which Mr. Hogan could earn a maximum cash award of $93,750.

(12)	For 2007, Mr. Hogan earned aggregate performance awards of $157,500 in cash. The aggregate earned cash performance award is reported in the “Non-Equity Incentive Plan Compensation” column of the 2007 Summary Compensation Table.

(13)	Mr. Meyer is employed by CCOH. and as such, his plan-based awards are granted under the CCOH 2005 Stock Incentive Plan. For 2007, Mr. Meyer earned a performance award of $1,484,766 in cash under the CCOH 2005 Stock Incentive Plan, which is reported in the “Bonus” column of the 2007 Summary Compensation Table.
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Outstanding Equity Awards at Fiscal Year End
          The following table sets forth certain information concerning outstanding equity awards of the named executive officers at December 31, 2007.
2007 OUTSTANDING EQUITY AWARDS

	Option Awards							Stock Awards
											Equity
											Incentive Plan
					Equity						Awards:
					Incentive					Equity Incentive	Market or
	Number of		Number of		Plan Awards:					Plan Awards:	Payout Value
	Securities		Securities		Number of			Number of	Market Value	Number of	of Unearned
	Underlying		Underlying		Securities			Shares or	of Shares or	Unearned	Shares, Units
	Unexercised		Unexercised		Underlying			Units of	Units of	Shares, Units or	or Other
	Options		Options		Unexercised	Option	Option	Stock That	Stock That	Other Rights	Rights That
	(#)		(#)		Unearned	Exercise	Expiration	Have Not	Have Not	That Have Not	Have Not
Name	Exercisable		Unexercisable		Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)
Mark Mays	156,671	(1)	—		—	42.63	2/19/09	—	—	—	—
(PEO)	78,335	(2)	—		—	63.79	2/28/10	—	—	—	—
	261,118	(3)	—		—	55.54	2/12/11	—	—	—	—
	261,119	(4)	—		—	44.31	12/14/11	—	—	—	—
	—		235,006	(5)	—	35.06	2/19/13	—	—	—	—
	—		217,684	(6)	—	30.31	1/12/15	—	—	—	—
	—		47,001	(7)	—	32.88	2/16/15	—	—	—	—
	—		—		—	—	—	340,000	11,736,800	—	—

Randall Mays	156,671	(1)	—		—	42.63	2/19/09	—	—	—	—
(PFO)	78,335	(2)	—		—	63.79	2/28/10	—	—	—	—
	261,118	(3)	—		—	55.54	2/12/11	—	—	—	—
	261,119	(4)	—		—	44.31	12/14/11	—	—	—	—
	—		235,006	(5)	—	35.06	2/19/13	—	—	—	—
	—		217,684	(6)	—	30.31	1/12/15	—	—	—	—
	—		47,001	(7)	—	32.88	2/16/15	—	—	—	—
	—		—		—	—	—	340,000	11,736,800	—	—

Lowry Mays	417,790	(8)	—		—	40.21	2/9/08	—	—	—	—
	391,678	(9)	—		—	55.71	2/12/09	—	—	—	—
	391,678	(10)	—		—	63.79	2/28/10	—	—	—	—
	391,678	(11)	—		—	55.54	2/12/11	—	—	—	—
	391,678	(12)	—		—	44.31	12/14/11	—	—	—	—
	235,007	(13)	—		—	35.06	2/19/13	—	—	—	—
	156,671	(14)	—		—	42.63	2/19/14	—	—	—	—
	217,685	(15)	—		—	30.31	1/12/15	—	—	—	—
	47,001	(16)	—		—	32.88	2/16/15	—	—	—	—
	250,000	(17)	—		—	31.72	12/22/15	—	—	—	—
	—		—		—	—	—	137,000	4,729,240	—	—

John Hogan	26,111	(18)	—			55.54	2/12/08	—	—	—	—
	52,223	(19)	—			44.31	12/14/08	—	—	—	—
	141,004	(1)	—			42.63	2/19/09	—	—	—	—
	44,390	(20)	44,390	(21)		35.06	2/19/10	—	—	—	—
	31,334	(22)	—			53.62	7/25/11	—	—	—	—
	51,829	(23)	—			26.14	7/30/12	—	—	—	—
	—		103,659	(24)		30.31	1/12/12	—	—	—	—
	—		—		—	—	—	105,000	3,624,600	—	—

Paul Meyer	—		—		—	—	—	12,000	414,240	—	—

(1)	Option became exercisable on December 31, 2004

(2)	Option became exercisable on February 28, 2005

(3)	Option became exercisable on February 12, 2006

(4)	Option became exercisable on December 14, 2006

(5)	Option will vest and become exercisable on February 19, 2008

(6)	Option will vest and become exercisable on January 12, 2010

(7)	Option will vest and become exercisable on February 16, 2010

(8)	Option became exercisable on February 9, 1998

(9)	Option became exercisable on February 12, 1999

(10)	Option became exercisable on February 29, 2000

(11)	Option became exercisable on February 12, 2001

(12)	Option became exercisable on December 14, 2001

(13)	Option became exercisable on February 19, 2003

(14)	Option became exercisable on February 19, 2004

(15)	Option became exercisable on January 12, 2005

(16)	Option became exercisable on February 16, 2005

(17)	Option became exercisable on December 22, 2005

(18)	Option became exercisable for 6,527 shares on February 12, 2004; 6,528 shares on February 12, 2005 and the remaining 13,056 shares on February 12, 2006

(19)	Option became exercisable for 13,055 shares on December 14, 2004; 13,056 shares on December 14, 2005 and the remaining 26,112 shares on December 14, 2006

(20)	Option became exercisable for 22,195 shares on February 19, 2006 and the remaining 22,195 shares on February 19, 2007.

(21)	Option will vest and become exercisable on February 19, 2008

(22)	Option became exercisable on July 25, 2006

(23)	Option became exercisable on July 30, 2007

(24)	Option will vest and become exercisable for 25,914 shares on January 12, 2008; 25,915 shares on January 12, 2009 and the remaining 51,830 shares on January 12, 2010
Option Exercises and Stock Vested
          The following table sets forth certain information concerning option exercises by and stock vesting for the named executive officers during the year ended December 31, and 2007.
2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
Mark Mays (PEO)	—	—	—	—
Randall Mays (PFO)	—	—	—	—
Lowry Mays	103,659	1,829,301	—	—
Paul Meyer	—	—	—	—
John Hogan	—	—	—	—

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans
          The following table sets forth certain information concerning nonqualified defined contribution and other deferred compensation plans for the named executive officers for the year ended December 31, 2007.
2007 NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings (Loss) in	Withdrawals/	Balance at Last
	Last FY	Last FY	Last FY	Distributions	FYE
Name	($)	($)	($)	($)	($)
Mark Mays (PEO)	473,746	60,313	26,246	108,198	452,107
Randall Mays (PFO)	—	—	—	—	—
Lowry Mays	—	—	—	—	—
John Hogan	379,719	121,264	41,458	—	542,441
Paul Meyer	248,712	223,750	45,561	—	518,023
Potential Post-Employment Payments
     L. Lowry Mays, Mark Mays and Randall Mays
          Each of the executive employment agreements for L. Lowry Mays, Mark Mays and Randall Mays provides for severance and change-in-control payments in the event that we terminate the executive’s employment without “Cause” or if the executive terminates for “Good Reason.” The discussion below summarizes the potential post-employment payments under the executive employment agreements in effect as of the date of this Proxy Statement, with appropriate notation of any of the material terms summarized that will change as a result of the November 2006 Amendment once our merger with BT Triple Crown or a transaction qualifying as a Superior Proposal under the merger agreement has been consummated
          Under each executive agreement, “Cause” is defined as the executive’s: (i) final conviction of a felony involving moral turpitude; or (ii) willful misconduct that is materially and demonstrably injurious economically to us. However, no act, or failure to act, by executive shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in our best interests or the best interests of our affiliates. Furthermore, “Cause” will not be found to exist unless and until we have delivered to executive a copy of a resolution duly adopted by three-quarters of the independent members of our board of directors at a meeting of the Board called and held for such purpose (after reasonable notice to executive and an opportunity for executive to be heard before the Board), finding that in the good faith opinion of the Board, executive was guilty of such misconduct and specifying the particulars of such finding in detail.
          The term “Good Reason” includes, subject to certain exceptions, executive’s resignation due to a “Change in Control” transaction involving us; our election not to automatically extend the term of the executive’s employment agreement; a diminution in the executive’s pay, bonus opportunity, duties offices or title (including membership on the Clear Channel board of directors); substantially increased travel or relocation; diminution in our welfare or benefit plans; or, (1) in the case of Mark Mays, at any time that the office of Chairman of the Board is held by someone other than L. Lowry Mays, Mark Mays or Randall Mays; or (2) in the case of Randall Mays , at any time that either of the offices of Chairman of the Board or Chief Executive Officer is held by someone other than L. Lowry Mays, Mark Mays or Randall Mays. An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by us within ten days after receipt of notice thereof given by executive shall not constitute Good Reason. Executive’s right to terminate employment for Good Reason shall not be affected by executive’s incapacity due to mental or physical illness.
          The term “Change in Control” means the occurrence of one of the following events: (i) subject to certain exceptions, individuals who constitute the Board as of April 24, 2007 cease for any reason to constitute at least a majority of the Board; (ii) subject to certain exceptions, any person or entity is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of our securities representing 20% or more of our combined voting power eligible to vote for the election of the Board; (iii) subject to certain exceptions, the approval by our shareholders of a merger, consolidation, share exchange or similar form of transaction involving us or any of our subsidiaries, or the sale of all or substantially all of our assets; or (iv) subject to certain exceptions, Board approval of our liquidation or dissolution. However, the executive employment agreements expressly provide that the consummation of our merger with BT Triple Crown Merger Co. pursuant to that certain Agreement and Plan of Merger with BT Triple Crown Merger Co., Inc., B Triple Crown Finco, LLC, and T Triple Crown Finco, LLC, dated November 16, 2006 or the consummation of any transaction qualifying as a “Superior Proposal” as defined in the merger agreement will not be considered a “Change of Control” pursuant to which the executive may terminate his employment for “Good Reason.”
          If the executive is terminated by us without “Cause” or the executive resigns for “Good Reason” then the executive will receive (i) a lump-sum cash payment equal to the base salary, a prorated bonus (determined by reference to the executive’s bonus opportunity for the year in which the termination occurs or, if such bonus opportunity has not yet been determined, the prior year) and accrued vacation pay through the date of termination, and (ii) a lump-sum cash payment equal to 2.99 times the sum of the executive’s base salary and bonus (using the highest bonus paid to executive in the five years preceding the termination (but not less than $1,000,000 bonus for Mark Mays or Randall Mays, and $3,000,000 bonus for L. Lowry Mays) and immediate vesting of unvested stock options and unvested shares of restricted stock on the date of termination. (The November 2006 Amendments provide that once our merger with BT Triple Crown or a transaction qualifying as a Superior Proposal has been consummated, L. Lowry Mays will no longer be entitled to the severance payment described in clause (ii) above, however, he would be entitled to an income tax gross up payment).In addition, any and all insurance benefits or policies for the benefit of executive shall become the sole property of executive and, to the extent applicable, all of our rights therein (including repayment of premiums) shall be forfeited by us and, to the extent not already made, we shall make all contributions or payments required of such policies for the year of termination.
          In addition, in event that the executive’s employment is terminated by us without “Cause” or by the executive for “Good Reason,” we shall maintain in full force and effect, for the continued benefit of the executive, his spouse and his dependents for a period of seven years following the date of termination, the medical, hospitalization, dental, and life insurance programs in which the executive, his spouse and his dependents were participating immediately prior to the date of termination, at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by executive for such benefits) as existed immediately prior to the date of termination. However, if the executive, his spouse or his dependents cannot continue to participate in our programs providing such benefits, we shall arrange to provide the executive, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs. The executive shall also be paid a lump sum payment equal to the amount of compensation or contributions (as the case may be) by us that executive would have been entitled to receive (assuming he would have received the maximum amount payable or contributable under each plan or arrangement for any year) under any plan or arrangement he was then participating (or entitled to participate in) for a seven year period following the date of termination. The November 2006 Amendments provide that once our merger with BT Triple Crown or a transaction qualifying as a Superior Proposal has been consummated, we will be required in such circumstances to maintain in the case of the executive employment agreements with Mark Mays and Randall Mays, the medical, hospitalization, dental, and life insurance programs referred to above for a period of three years (rather than the seven years currently provided. In the case where the executive is terminated by us without “Cause” or the executive resigns for “Good Reason” following a Change of Control, the payment referred to above will be “grossed up” for any excise and other taxes imposed under Section 280G and related sections of the Internal Revenue Code.
          If the executive’s employment is terminated by us for Cause or by the executive other than for Good Reason, we will pay executive his base salary, bonus and his accrued vacation pay through the date of termination, as soon as practicable following the date of termination; (ii) we will reimburse executive for reasonable expenses incurred, but not paid prior to such termination of employment; and (iii) executive shall be entitled to any other rights, compensation and/or benefits as may be due to executive in accordance with the terms and provisions of any of our agreements, plans or programs.
          During any period that executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, executive shall continue to receive his full base salary until his employment is terminated. If, as a result of executive’s incapacity due to physical or mental illness, executive shall have been substantially unable to perform his duties hereunder for an entire period of six consecutive months, and within 30 days after written notice of termination is given after such six month period, executive shall not have returned to the substantial performance of his duties on a full-time basis, we will have the right to terminate his employment for disability. In the event executive’s employment is terminated for disability: (i) we will pay to executive (A) his base salary, bonus and accrued vacation pay through the date of termination,, and (B) continued base salary and continued benefits for seven years (three years with respect to a termination following the date our merger with BT Triple Crown or a transaction qualifying as a Superior Proposal has been consummated); (ii) we will reimburse executive for reasonable expenses incurred, but not paid prior to such termination of employment; (iii) executive shall be entitled to any other rights, compensation and/or benefits as may be due to executive in accordance with the terms and provisions of any of our agreements, plans or programs; and (iv) executive shall be paid the amount of compensation or contributions (as the case may be) by us that executive would have been entitled to receive (assuming he would have received the maximum amount payable or contributable under each plan or arrangement for any year) under any plan or arrangement he was then participating (or entitled to participate in) for a seven year period (three years with respect to a termination following the date our merger with BT Triple Crown or a transaction qualifying as a Superior Proposal has been consummated) following the date of termination. In addition, once our merger with BT Triple Crown or a transaction qualifying as a Superior Proposal has been consummated, payments of continued base salary to L. Lowry Mays under clause (i)(B) of the preceding sentence will be eliminated, but payments of continued benefits under clause (i)(B) of the preceding sentence and payments of compensation or contributions under clause (iv) of the preceding sentence will continue for the full seven year period.
          If executive’s employment is terminated by his death: (i) we will pay in a lump sum to executive’s beneficiary, legal representatives or estate, as the case may be, executive’s base salary, bonus and accrued vacation pay through the date of his death and $3,750,000, in the case of L. Lowry Mays, or $1,000,000, in the case of Mark Mays and Randall Mays, (which may be paid through insurance) and shall provide executive’s spouse and dependents with continued benefits for seven years (three years with respect to a termination following the date our merger with BT Triple Crown or a transaction qualifying as a Superior Proposal has been consummated); (ii) we will reimburse executive’s beneficiary, legal representatives, or estate, as the case may be, for reasonable expenses incurred, but not paid prior to such termination of employment; executive’s beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any of our agreements, plans or programs; and (iv) executive’s beneficiary, legal representatives or estate, as the case may be shall be paid the amount of compensation or contributions (as the case may be) by us that executive would have been entitled to receive (assuming he would have received the maximum amount payable or contributable under each plan or arrangement for any year) under any plan or arrangement he was then participating in (or entitled to participate in) for a seven year period (three years with respect to a termination following the date our merger with BT Triple Crown or a transaction qualifying as a Superior Proposal has been consummated) following the date of termination.
          Set forth below is a summary of the potential payments and benefits due to Messrs. L. Lowry Mays, Mark P. Mays and Randall T. Mays as if such employment were terminated as of December 31, 2007 by us without Cause (and, if applicable, by the executive for Good Reason, which includes, among other things, a Change in Control), as a result of disability and upon death under their respective employment agreements prior to and following the consummation of our merger with BT Triple Crown or the consummation of a transaction qualifying as a Superior Proposal. Certain assumptions were made in calculating the amounts shown below. See “Assumptions in Calculating Post-Termination Payments” on page 36 of this document.
L. Lowry Mays
          Under Terms of Mr. L. Lowry Mays’ Employment Agreement following the consummation of our merger or a transaction qualifying as a Superior Proposal
          The following is a summary of potential payments that would be due L. Lowry Mays upon a termination without Cause (and, if applicable, for Good Reason, which includes, among other things, a change in control), a termination as a result of disability and a termination upon death following the consummation of our merger with BT Triple Crown or the consummation of a transaction qualifying as a Superior Proposal.
          If Mr. Mays’ employment had been terminated by us without Cause or by him for Good Reason, he would have been entitled to the following payments and benefits: the intrinsic value of the immediate vesting of unvested shares of restricted stock ($4,729,240); the value associated with the continued provision of health benefits for the next seven years to his spouse or dependents ($34,461); the continued company match of 401(k) contributions for seven years ($40,250) and the value of income tax gross up payments ($2,809,956).

          If Mr. Mays’ employment had been terminated due to his disability, he would have been entitled to the following payments and benefits: the value associated with the continued provision of health benefits for the next seven years to his spouse or dependents ($34,461) and the continued company match of 401(k) contributions for seven years ($40,250).
          If Mr. Mays’ employment had been terminated due to his death, his estate would have been entitled to the following payments and benefits: a lump sum cash payment ($3,750,000); the value associated with the continued provision of health benefits for the next seven years to his spouse or dependents ($34,461) and the continued company match of 401(k) contributions for seven years ($40,250).
          Under Terms of Mr. L. Lowry Mays’ Employment Agreement prior to the consummation of our merger or a transaction qualifying as a Superior Proposal
          The following is a summary of the potential payments due L. Lowry Mays if his employment had been terminated on December 31, 2007 by us without Cause (and, if applicable, by Mr. Mays for Good Reason, which includes, among other things, a change in control), as a result of disability and upon death, prior to the consummation of our merger with BT Triple Crown or the consummation of a transaction qualifying as a Superior Proposal.
          If Mr. Mays’ employment had been terminated by us without Cause or by him for Good Reason, he would have been entitled to the following payments and benefits: a lump sum cash payment representing continuation of base salary for 2.99 years ($2,078,050); a lump sum cash payment representing continuation of bonus for 2.99 years ($9,904,375); the intrinsic value of the immediate vesting of unvested shares of restricted stock ($4,729,240); the value associated with the continued provision of health benefits for the next seven years to his spouse or dependents ($34,461); the continued company match of 401(k) contributions for seven years ($40,250) and the value of excise tax gross up payments ($5,069,130).
          If Mr. Mays’ employment had been terminated due to his disability, he would have been entitled to the following payments and benefits: the continued payment of Mr. Mays’ base salary for seven years ($4,865,000); the value associated with the continued provision of health benefits for the next seven years to his spouse or dependents ($34,461) and the continued company match of 401(k) contributions for seven years ($40,250).
          If Mr. Mays’ employment had been terminated due to his death, his estate would have been entitled to the following payments and benefits: a lump sum cash payment ($3,750,000); the value associated with the continued provision of health benefits for the next seven years to his spouse or dependents ($34,461) and the continued company match of 401(k) contributions for seven years ($40,250).
Mark Mays
          Under Terms of Mr. Mark Mays’ Employment Agreement following the consummation of our merger or a transaction qualifying as a Superior Proposal
          The following is a summary of potential payments that would be due Mark Mays if his employment had been terminated on December 31, 2007 upon a termination without Cause (and, if applicable, by Mr. Mays for Good Reason, which includes, among other things, a change in control), a termination as a result of disability and a termination upon death following the consummation of our merger with BT Triple Crown or the consummation of a transaction qualifying as a Superior Proposal.
          If Mr. Mays’ employment had been terminated by us without Cause or by him for Good Reason, he would have been entitled to the following payments and benefits: a lump sum cash payment representing 2.99 times base salary ($2,676,050); a lump sum cash payment representing 2.99 times bonus ($19,808,750); the intrinsic value of the immediate vesting of unvested stock options ($993,487); the intrinsic value of the immediate vesting of unvested shares of restricted stock ($11,736,800); the value associated with the continued provision of health benefits for the next three years to his spouse or dependents ($30,550); the continued company match of 401(k) contributions for three years ($17,250) and the value of excise tax gross up payments ($11,046,957).

          If Mr. Mays’ employment had been terminated due to his disability, he would have been entitled to the following payments and benefits: a lump sum cash payment representing continuation of Mr. Mays’ base salary for three years ($2,685,000); the value associated with the continued provision of health benefits for the next three years to his spouse or dependents ($30,550) and the continued company match of 401(k) contributions for three years ($17,250).
          If Mr. Mays’ employment had been terminated due to his death, his estate would have been entitled to the following payments and benefits: a lump sum cash payment ($1,000,000); the value associated with the continued provision of health benefits for the next three years to his spouse or dependents ($30,550) and the continued company match of 401(k) contributions for three years ($17,250).
          Under Terms of Mr. Mark Mays’ Employment Agreement prior to the consummation of our merger or a transaction qualifying as a Superior Proposal
          The following is a summary of the potential payments due Mark Mays if his employment had been terminated on December 31, 2007 by us without Cause (and, if applicable, by Mr. Mays for Good Reason, which includes, among other things, a change in control), as a result of disability and upon death, prior to the consummation of our merger with BT Triple Crown or the consummation of a transaction qualifying as a Superior Proposal.
          If Mr. Mays’ employment had been terminated by us without Cause or by him for Good Reason, he would have been entitled to the following payments and benefits: a lump sum cash payment representing continuation of base salary for 2.99 years ($2,676,050); a lump sum cash payment representing continuation of bonus for 2.99 years ($19,808,750); the intrinsic value of the immediate vesting of unvested stock options ($993,487); the intrinsic value of the immediate vesting of unvested shares of restricted stock ($11,736,800); the value associated with the continued provision of health benefits for the next seven years to his spouse or dependents ($71,283); the continued company match of 401(k) contributions for seven years ($40,250) and the value of excise tax gross up payments ($11,076,704).
          If Mr. Mays’ employment had been terminated due to his disability, he would have been entitled to the following payments and benefits: a lump sum cash payment representing the continued payment of Mr. Mays’ base salary for seven years ($6,265,000); the value associated with the continued provision of health benefits for the next seven years to his spouse or dependents ($71,283) and the continued company match of 401(k) contributions for seven years ($40,250).
          If Mr. Mays’ employment had been terminated due to his death, his estate would have been entitled to the following payments and benefits: a lump sum cash payment ($1,000,000); the value associated with the continued provision of health benefits for the next seven years to his spouse or dependents ($71,283) and the continued company match of 401(k) contributions for seven years ($40,250).
Randall Mays
          Under Terms of Mr. Randall Mays’ Employment Agreement following the consummation of our merger or a transaction qualifying as a Superior Proposal
          The following is a summary of potential payments that would be due Randall Mays if his employment had been terminated on December 31, 2007 upon a termination without Cause (and, if applicable, by Mr. Mays for Good Reason, which includes, among other things, a change in control), a termination as a result of disability and a termination upon death following the consummation of our merger with BT Triple Crown or the consummation of a transaction qualifying as a Superior Proposal.
          If Mr. Mays’ employment had been terminated by us without Cause or by him for Good Reason, he would have been entitled to the following payments and benefits: a lump sum cash payment representing 2.99 times base salary ($2,616.250); a lump sum cash payment representing 2.99 times bonus ($19,808,750); the intrinsic value of the immediate vesting of unvested stock options ($993,487); the intrinsic value of the immediate vesting of unvested shares of restricted stock ($11,736,800); the value associated with the continued provision of health benefits for the next three years to his spouse or dependents ($34,540); the continued company match of 401(k) contributions for three years ($17,250) and the value of excise tax gross up payments ($10,997,475).
          If Mr. Mays’ employment had been terminated due to his disability, he would have been entitled to the following payments and benefits: the continued payment of Mr. Mays’ base salary for three years ($2,625,000); the value associated with the continued provision of health benefits for the next three years to his spouse or dependents ($34,540) and the continued company match of 401(k) contributions for three years ($17,250).
          If Mr. Mays’ employment had been terminated due to his death, his estate would have been entitled to the following payments and benefits: a lump sum cash payment ($1,000,000); the value associated with the continued provision of health benefits for the next three years to his spouse or dependents ($34,540) and the continued company match of 401(k) contributions for three years ($17,250).
          Under Terms of Mr. Randall Mays’ Employment Agreement prior to the consummation of our merger or a transaction qualifying as a Superior Proposal
          The following is a summary of the potential payments due Randall Mays if his employment had been terminated on December 31, 2007 by us without Cause (and, if applicable, by Mr. Mays for Good Reason, which includes, among other things, a change in control), as a result of disability and upon death, prior to the consummation of our merger with BT Triple Crown or the consummation of a transaction qualifying as a Superior Proposal.
          If Mr. Mays’ employment had been terminated by us without Cause or by him for Good Reason, he would have been entitled to the following payments and benefits: a lump sum cash payment representing continuation of base salary for 2.99 years ($2,616,250); a lump sum cash payment representing continuation of bonus for 2.99 years ($19,808,750); the intrinsic value of the immediate vesting of unvested stock options ($993,487); the intrinsic value of the immediate vesting of unvested shares of restricted stock ($11,736,800); the value associated with the continued provision of health benefits for the next seven years to his spouse or dependents ($80,593); the continued company match of 401(k) contributions for seven years ($40,250) and the value of excise tax gross up payments ($11,029,705).
          If Mr. Mays’ employment had been terminated due to his disability, he would have been entitled to the following payments and benefits: a lump sum cash payment representing continuation of base salary for seven years ($6,125,000); the value associated with the continued provision of health benefits for the next seven years to his spouse or dependents ($80,593) and the continued company match of 401(k) contributions for seven years ($40,250).
          If Mr. Mays’ employment had been terminated due to his death, his estate would have been entitled to the following payments and benefits: a lump sum cash payment ($1,000,000); the value associated with the continued provision of health benefits for the next seven years to his spouse or dependents ($80,593) and the continued company match of 401(k) contributions for seven years ($40,250).
     Paul Meyer
          If Mr. Meyer’s employment with Clear Channel Outdoor Holdings, Inc., or CCOH, is terminated by CCOH for Cause, CCOH will, within 90 days, pay in a lump sum amount to Mr. Meyer his accrued and unpaid base salary and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). A termination for Cause must be for one or more of the following reasons: (i) conduct by Mr. Meyer constituting a material act of willful misconduct in connection with the performance of his duties, including violation of CCOH’s policy on sexual harassment, misappropriation of funds or property of CCOH, or other willful misconduct as determined in the sole discretion of CCOH; (ii) continued, willful and deliberate non-performance by Mr. Meyer of his duties hereunder (other than by reason of Mr. Meyer’s physical or mental illness, incapacity or disability) where such non-performance has continued for more than 10 days following written notice of such non-performance; (iii) Mr. Meyer’s refusal or failure to follow lawful directives where such refusal or failure has continued for more than 30 days following written notice of such refusal or failure; (iv) a criminal or civil conviction of Mr. Meyer, a plea of nolo contendere by Mr. Meyer, or other conduct by Mr. Meyer that, as determined in the sole discretion of the Board, has resulted in, or would result in if he were retained in his position with CCOH, material injury to the reputation of CCOH, including conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; (v) a breach by Mr. Meyer of any of the provisions of his employment agreement; or (vi) a violation by Mr. Meyer of CCOH’s employment policies.
          If Mr. Meyer’s employment with CCOH is terminated by CCOH without Cause, a one year’s written notice is required. In that event, CCOH will, within 90 days after the effective date of the termination, pay in a lump sum amount to Mr. Meyer (i) his accrued and unpaid base salary and pro rated bonus, if any, and (ii) any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). Additionally, Mr. Meyer will receive a total of $600,000, paid pro rata over a one year period in accordance with CCOH’s standard payroll schedule and practices, as consideration for Mr. Meyer’s post-termination non-compete and non-solicitation obligations.
          If Paul Meyer’s employment with CCOH terminates by reason of his death, CCOH will, within 90 days, pay in a lump sum amount to such person as Mr. Meyer shall designate in a notice filed with CCOH or, if no such person is designated, to Mr. Meyer’s estate, Mr. Meyer’s accrued and unpaid base salary and prorated bonus, if any, and any payments to which Mr. Meyer’s spouse, beneficiaries, or estate may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). If Mr. Meyer’s employment with CCOH terminates by reason of his disability (defined as Mr. Meyer’s incapacity due to physical or mental illness such that Mr. Meyer is unable to perform his duties under this Agreement on a full-time basis for more than 90 days in any 12 month period, as determined by CCOH), CCOH shall, within 90 days, pay in a lump sum amount to Mr. Meyer his accrued and unpaid base salary and prorated bonus, if any, and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).
          If Mr. Meyer’s employment had been terminated on December 31, 2007 by us without Cause, he would have been entitled to the following payments and benefits: a cash payment representing a continuation of salary paid pro rata over a one year period ($600,000). Assuming a change in control of Clear Channel on December 31, 2007, Mr. Meyer would receive the intrinsic value of the immediate vesting of unvested shares of restricted stock ($414,240). Mr. Meyer is not entitled to any payments from Clear Channel upon any change in control of Clear Channel Communications, Inc.
          Certain assumptions were made in calculating the amounts described above. See “Assumptions in Calculating Post-Termination Payments” on page 36 of this document.
     John Hogan
          If Mr. Hogan’s employment with Clear Channel Broadcasting, Inc., or CCB, is terminated by CCB for Cause, CCB will, within 45 days, pay in a lump sum amount to Mr. Hogan his accrued and unpaid base salary and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). A termination for Cause must be for one or more of the following reasons: (i) conduct by Mr. Hogan constituting a material act of willful misconduct in connection with the performance of his duties, including violation of CCB’s policy on sexual harassment, misappropriation of funds or property of CCB, or other willful misconduct as determined in the sole reasonable discretion of CCB; (ii) continued, willful and deliberate non-performance by Mr. Hogan of his duties hereunder (other than by reason of Mr. Hogan’s physical or mental illness, incapacity or disability) where such non-performance has continued for more than 10 days following written notice of such non-performance; (iii) Mr. Hogan’s refusal or failure to follow lawful directives where such refusal or failure has continued for more than 30 days following written notice of such refusal or failure; (iv) a criminal or civil conviction of Mr. Hogan, a plea of nolo contendere by Mr. Hogan, or other conduct by Mr. Hogan that, as determined in the sole reasonable discretion of the Board, has resulted in, or would result in if he were retained in his position with CCB, material injury to the reputation of CCB, including conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; (v) a material breach by Mr. Hogan of any of the provisions of his employment agreement; or (vi) a material violation by Mr. Hogan of CCB’s employment policies.
          If Mr. Hogan’s employment with CCB is terminated by CCB without Cause, CCB will: (1) pay Mr. Hogan his base salary and pro rated bonus , if any, for the one year notice period; and (2) pay Mr. Hogan any payments to which he may be entitled under any applicable employee benefit plan; and (3) pay Mr. Hogan $1,600,000.00 over 3 years commencing on the effective date of the termination and in accordance with CCB’s standard payroll practices as consideration for certain non-compete obligations. If Mr. Hogan’s employment with CCB is terminated by Mr. Hogan, CCB will (1) pay Mr. Hogan his base salary and pro rated bonus, if any, for the one year notice and (2) pay Mr. Hogan his then current base salary for a period of one year in consideration for certain non-compete obligations
          If Mr. Hogan’s employment with CCB terminates by reason of his death, CCB will, within 45 days, pay in a lump sum amount to such person as Mr. Hogan shall designate in a notice filed with CCB or, if no such person is designated, to Mr. Hogan’s estate, Mr. Hogan’s accrued and unpaid base salary and prorated bonus, if any, and any payments to which Mr. Hogan’s spouse, beneficiaries, or estate may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). If Mr. Hogan’s employment with CCB terminates by reason of his disability (defined as Mr. Hogan’s incapacity due to physical or mental illness such that Mr. Hogan is unable to perform his duties under this Agreement on a full-time basis for more than 90 days in any 12 month period, as determined by CCB), CCB shall, within 45 days, pay in a lump sum amount to Mr. Hogan his accrued and unpaid base salary and prorated bonus, if any, and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).
          If Mr. Hogan’s employment had been terminated on December 31, 2007 by us without Cause, he would have been entitled to the following payments and benefits: (i) a lump sum cash payment representing a continuation of salary ($622,917), (ii) an amount representing Mr. Hogan’s bonus for one year (which, since it is determined and awarded based upon performance, cannot be estimated) and (iii) a cash payment paid over three years commencing on the effective date of the termination ($1,600,000). If Mr. Hogan’s employment had been terminated on December 31, 2007 by his notice of termination to CCB, he would have been entitled to the following payments and benefits: (i) a lump sum cash payment representing a continuation of salary for two years ($1,245,834) and (ii) an amount representing two years of bonus (which, since it is determined and awarded based upon performance, cannot be estimated). Assuming a change in control of Clear Channel on December 31, 2007, Mr. Hogan would receive the intrinsic value of the immediate vesting of unvested stock options ($436,332) and the intrinsic value of the immediate vesting of unvested shares of restricted stock ($3,624,600).
          Certain assumptions were made in calculating the amounts described above. See “Assumptions in Calculating Post-Termination Payments” below.
     Assumptions in Calculating Post-Termination Payments
          In calculating the amounts shown for each individual, the following assumptions were made: (i) the value of restricted stock was calculated based on the assumption that all restricted stock will vest on the deemed change in control date. The amounts listed above represent the intrinsic value of the restricted shares on the deemed change in control date; (ii) the value of stock options was calculated based on the assumption that all in the money options are cashed out on the deemed change in control date. The amounts listed above represent the intrinsic value of the stock options on the deemed change in control date; (iii) the values associated with the continued provision of health benefits are based on the total 2008 premiums for medical and life insurance multiplied by the number of years the executive is entitled to those benefits pursuant to his employment agreement; (iv) the continued company match of 401(k) contributions is based on the 2008 maximum company match multiplied by the number of years the executive is entitled to those benefits pursuant to his employment agreement; and (v) the excise tax gross-up amount was calculated to make the executive whole for the excise tax collected under Internal Revenue Code Sections 4999 and 280G. The excise tax gross up calculation was based on the assumptions in the above notes as well as the assumptions that the deemed change in control occurred on December 31, 2007, and a closing stock price of Clear Channel’s common stock on December 31, 2007 of $34.52. In addition, although the non-compete obligations contained in the executive’s employment agreements would have value associated with them, no value was assigned to them in determining the amount of excise tax gross up. Clear Channel assumed that any compensation received after the deemed change in control was reasonable compensation for services rendered after the change in control.

Director Compensation
          The following table sets forth certain information concerning director compensation granted to the named directors for the year ended December 31, 2007.
2007 DIRECTOR COMPENSATION

							Change in Pension
							Value and
							Nonqualified
	Fees Earned					Non-Equity	Deferred
	or Paid in	Stock		Option		Incentive Plan	Compensation	All Other
	Cash	Awards		Awards		Compensation	Earnings	Compensation	Total
Name	($)	($)		($)		($)	($)	($)	($)
Alan Feld	157,500	68,931	(1)	11,076	(1)	—	—	—	237,507
Perry Lewis	167,000	68,931	(1)	11,076	(1)	—	—	—	247,007
B.J. McCombs	56,000	13,885	(1)	69,727	(1)	—	—	—	139,612
Phyllis Riggins	102,500	76,155	(1)	13,788	(1)	—	—	—	192,443
Theodore Strauss	93,500	68,931	(1)	11,076	(1)	—	—	—	173,507
J.C. Watts	77,000	68,931	(1)	8,758	(1)	—	—	—	154,689
John Williams	114,000	68,931	(1)	11,076	(1)	—	—	—	194,007
John B. Zachry	102,500	13,885	(1)	46,853	(1)	—	—	—	163,238

(1)	Amounts reflect Clear Channel’s 2007 compensation expense associated with the restricted stock awards and stock options made in prior years calculated in accordance with SFAS 123R. However, in accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions, which would otherwise be taken into account under SFAS 123R. There were no forfeitures of stock or option awards held by the directors during 2007. See Note L — Shareholders’ Equity on page A-53 of Appendix A for a discussion of the assumptions made in calculating these amounts. The amounts reflect Clear Channel’s accounting expense for such awards and may not correspond to the actual value recognized by the directors. Dividends are paid on shares of restricted stock at the same rate as paid on our common stock.
          Each non-employee director is paid a $50,000 annual retainer provided that he or she attends not less than 75% of the regular meetings of the Board. The chairpersons of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee are paid an additional annual retainer of $20,000, $10,000, and $5,000, respectively. All members of the Audit Committee are paid an additional annual retainer of $7,500 and each member of the Compensation Committee and Nominating and Governance Committee are paid an additional annual retainer of $3,000. In addition, Board members are paid additional fees for service on special committees of the Board.
          Each non-employee director is also granted options annually to purchase 7,500 shares of Clear Channel common stock. The directors are offered the opportunity to accept an award of 1,875 shares of restricted stock in place of this grant. The options and the restricted stock awards vest 20% annually over five years.
          Grants of stock option or restricted stock awards to newly-elected non employee members of the Board are made at the next-following regularly scheduled meeting of the Board after the election. If a non-employee member of the Board is appointed between regularly scheduled meetings, then grants of stock options or restricted stock awards are made at the first meeting in attendance after such appointment, and the first meeting after election thereafter.
SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934 requires Clear Channel’s directors, executive officers and beneficial owners of more than 10% of any class of equity securities of Clear Channel to file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, executive officers and greater than 10% shareholders are required to furnish Clear Channel with copies of all Section 16(a) forms they file.

          Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no such forms were required to be filed by those persons, Clear Channel believes that all such Section 16(a) filing requirements were satisfied during fiscal year 2007.
COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
          None of the members of the Compensation Committee during fiscal 2007 or as of the date of this proxy statement is or has been an officer or employee of Clear Channel. Mr. B. J. McCombs serves on Clear Channel’s Compensation Committee. Clear Channel leases certain office space in San Antonio, Texas, from the children of L. Lowry Mays and a limited partnership owned and controlled by the children of B. J. McCombs. During 2007, this lease had monthly rentals of $17,664.36 and expires on December 31, 2015. Mr. Mays and Mr. McCombs do not serve as a trustee for any of the trusts nor are either of them beneficiaries of any of the trusts. Mr. Mays and Mr. McCombs have no pecuniary or other retained interest in any of the trusts. A limited partnership owned and controlled by the children of B. J. McCombs purchased an aggregate of $893,259 of radio, television and outdoor advertising for its various automobile dealerships from Clear Channel subsidiaries during 2007. In addition, our outdoor advertising segment has two leases with the McCombs entities of which Clear Channel received aggregate payments of $21,000 during 2007. Clear Channel believes the transactions described above are no less favorable to Clear Channel than could be obtained with nonaffiliated parties.
TRANSACTIONS WITH RELATED PERSONS
          In May 1977, Clear Channel and its then shareholders, including L. Lowry Mays and B.J. McCombs, entered into a Buy-Sell Agreement restricting the disposition of the outstanding shares of Clear Channel common stock owned by L. Lowry Mays and B.J. McCombs and their heirs, legal representatives, successors and assigns. The Buy-Sell Agreement provides that in the event that a restricted party desires to dispose of his shares, other than by disposition by will or intestacy or through gifts to such restricted party’s spouse or children, such shares must be offered for a period of 30 days to Clear Channel. Any shares not purchased by Clear Channel must then be offered for a period of 30 days to the other restricted parties. If all of the offered shares are not purchased by Clear Channel or the other restricted parties, the restricted party offering his or her shares may sell them to a third party during a period of 90 days thereafter at a price and on terms not more favorable than those offered to Clear Channel and the other restricted parties. In addition, a restricted party may not individually, or in concert with others, sell any shares so as to deliver voting control to a third party without providing in any such sale that all restricted parties will be offered the same price and terms for their shares. All shares of Clear Channel common stock owned by Mr. McCombs have been released from the terms of the Buy-Sell Agreement.
          Alan D. Feld, a director of Clear Channel, is the sole shareholder of a professional corporation which is a partner in the law firm of Akin Gump Strauss Hauer & Feld LLP, or Akin Gump. Akin Gump represents Clear Channel in a number of ongoing legal matters. During 2007, Clear Channel incurred legal fees of $8,672,456 million to Akin Gump. Mr. Feld has no direct interest in the amount of legal fees paid to Akin Gump by Clear Channel.
Policy on Review, Approval or Ratification of Transactions with Related Persons
          Clear Channel has adopted a written policy for approval of transactions between Clear Channel and its directors, director nominees, executive officers, greater-than-5% beneficial owners and their respective immediate family members.
          The policy provides that the Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve those transactions. In doing so, the Audit Committee satisfies itself that it has been fully informed as to the material facts of the related person’s relationship and interest and as to the material facts of the proposed transaction and determines whether the transaction is fair to Clear Channel. In addition, if Clear Channel’s management, in consultation with Clear Channel’s Chief Executive Officer or President and Chief Financial Officer determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the Board has delegated authority to the Chairman of the Audit Committee to approve or ratify such transactions. The Chairman of the Audit Committee shall report to the Audit Committee any transactions reviewed by him or her pursuant to this delegated authority at the next Audit Committee meeting.
AUDIT COMMITTEE REPORT
          The following Report of the Audit Committee concerns the Committee’s activities regarding oversight of Clear Channel’s financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Clear Channel specifically incorporates this Report by reference therein.
          The Audit Committee is comprised solely of independent directors and it operates under a written charter adopted by the Board of Directors. The charter reflects standards set forth in SEC regulations and NYSE rules. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Committee reviews and assesses the adequacy of its charter on an annual basis. The full text of the Audit Committee’s charter can be found on Clear Channel’s Internet website at www.clearchannel.com. A copy may also be obtained upon request from the Secretary of Clear Channel.
          As set forth in more detail in the charter, the Audit Committee’s purpose is to assist the Board of Directors in its general oversight of Clear Channel’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of Clear Channel’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, Clear Channel’s independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.
          The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.
          Among other matters, the Audit Committee monitors the activities and performance of Clear Channel’s internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace Clear Channel’s independent auditor. The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of Clear Channel’s financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees Clear Channel’s internal compliance programs.
          The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. To carry out its responsibilities, the Committee met seven times during the year ended December 31, 2007.

The Audit Committee also meets privately with the internal and external auditors as well as management immediately following four of these meetings.
          During the course of 2007, management completed the documentation, testing and evaluation of Clear Channel’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of Clear Channel’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in Clear Channel’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in Clear Channel’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.
          In overseeing the preparation of Clear Channel’s financial statements, the Committee met with both management and Clear Channel’s outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).
          With respect to Clear Channel’s outside auditors, the Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including its letter and the written disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).
          Finally, the Committee continued to monitor the scope and adequacy of Clear Channel’s internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.
          On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of Clear Channel’s audited financial statements in Clear Channel’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE
Perry J. Lewis — Chairman,
Phyllis B. Riggins, Theodore H. Strauss
and John H. Williams

AUDITOR FEES
Ernst & Young LLP billed Clear Channel the following fees for services provided during the years ended December 31, 2007 and 2006:

	Fees Paid During Year Ended
	December 31,
(In thousands)	2007	2006
Annual audit fees (1)	$6,399	$6,073
Audit-related fees (2)	979	129
Tax fees (3)	915	1,401
All other fees (4)	—	28

Total fees for services	$8,293	$7,631

(1)	Annual audit fees are for professional services rendered for the audit of our annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required domestically and internationally, comfort letters, consents, assistance with and review of documents filed with the SEC, attest services, work done by tax professionals in connection with the audit or quarterly reviews, and accounting consultations and research work necessary to comply with generally accepted auditing standards.

(2)	Audit-related fees are for due diligence related to mergers and acquisitions, internal control reviews and attest services not required by statute or regulations.

(3)	Tax fees are for professional services rendered for tax compliance, tax advice and tax planning, except those provided in connection with the audit or quarterly reviews. Of the $915,000 tax fees for 2007 and $122,000 were related to tax compliance services.

(4)	All other fees are the fees for products and services other than those in the above three categories. This category includes, among other things, permitted corporate finance assistance, and certain advisory services such as internal audit assistance and legal services permitted by SEC rules during the applicable period.
          Clear Channel’s Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services to Clear Channel is compatible with maintaining Ernst & Young LLP’s independence.
          The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for Clear Channel by its independent auditor. The chairperson of the Audit Committee may represent the entire committee for the purposes of pre-approving permissible non-audit services, provided that the decision to pre-approve any service is disclosed to the Audit Committee no later than its next scheduled meeting.
PROPOSAL 2: SELECTION OF INDEPENDENT AUDITORS
          Subject to ratification by the shareholders, the Audit Committee has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of Clear Channel for the year ending December 31, 2008.
          Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting of shareholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Audit committee may terminate the appointment of Ernst & Young as independent auditors without shareholder approval whenever the Audit Committee deems termination necessary or appropriate.
          The affirmative vote of the holders of a majority of Clear Channel’s outstanding common stock present or represented by proxy who are entitled to vote at the annual meeting is required to approve the proposal for the selection of independent auditors. Unless indicated to the contrary, the enclosed proxy will be voted for the proposal.
          THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2008.

SHAREHOLDER PROPOSALS
          Clear Channel has been notified that four shareholders intend to present proposals for consideration at the annual meeting. The shareholders making these proposals have presented the proposals and supporting statements below, and we are presenting the proposals as they were submitted to us. We do not necessarily agree with all the statements contained in the proposals and the supporting statements, but we have limited our responses to the most important points and have not attempted to refute all the statements we disagree with. The address and stock ownership of each of the proponents will be furnished by Clear Channel’s Secretary to any person, orally or in writing as requested, promptly upon receipt of any oral or written request.
          The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on these proposals will be required for approval of each of these proposals. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote. Broker non-votes will not be considered entitled to vote on these proposals and therefore will not be counted in determining the number of shares necessary for approval.
PROPOSAL 3: SHAREHOLDER PROPOSAL —
MAJORITY VOTE PROTOCOL
          WHEREAS, in 2002, United States Congress, the Securities and Exchange Commission, and the stock exchanges, recognizing the urgent need to restore public trust and confidence in the capital markets, acted to strengthen accounting regulations, to improve corporate financial disclosure, independent oversight of auditors, and the independence and effectiveness of corporate boards; and
          WHEREAS, we believe these reforms, albeit significant steps in the right direction, have not adequately addressed shareholder rights and the accountability of directors of corporate boards to the shareholders who elect them; and
          WHEREAS, we believe the reforms have not addressed a major concern of institutional investors — the continuing failure of numerous boards of directors to adopt shareholder proposals on important corporate governance reforms despite the proposals being supported by increasingly large majorities of the totals of shareholder votes cast for and against the proposals;
          WHEREAS, the Board of Directors of our company has not adopted shareholder proposals that were supported by majority votes;
          NOW, THEREFORE, BE IT RESOLVED: That the shareholders request the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or by-laws) to establish an engagement process with the proponents of shareholder proposals that are supported by a majority of the votes cast, excluding abstentions and broker and broker non-votes, at any annual meeting.
          In adopting such a policy, the Board of Directors should include the following steps:
•	Within four months after the annual meeting, an independent board committee should schedule a meeting (which may be held telephonically) with the proponent of the proposal, to obtain any additional information to provide to the Board of Directors for its reconsideration of the proposal. The meeting with the proponent should be coordinated with the timing of a regularly scheduled board meeting.

•	Following the meeting with the proponent, the independent board committee should present the proposal with the committee’s recommendation, and information relevant to the proposal, to the full Board of Directors, for action consistent with the company’s charter and by-laws, which should necessarily include a consideration of the interest of the shareholders.

STATEMENT OF CLEAR CHANNEL’S BOARD OF DIRECTORS AND MANAGEMENT IN
OPPOSITION TO PROPOSAL 3.
          Clear Channel’s Board of Directors and management unanimously recommend that you vote “AGAINST” the proposal for the following reasons:
          Your Board recognizes the importance of providing Clear Channel’s shareholders with an opportunity to communicate with the Board. Clear Channel already has a much more efficient and meaningful method of communicating with the Board of Directors. As discussed on page 8 under the heading “Shareholder and Interested Party Communication with the Board,” shareholders and other interested parties may communicate with members of Clear Channel’s Board by writing to the Board at:
Board of Directors — Presiding Director
PO Box 659512
San Antonio, TX 75265-9512
The Board has made efforts to ensure that shareholder views are communicated to the members of the Board and that appropriate responses are provided to the shareholders on a timely basis.
          Moreover, the Board has the duty to act in a manner it believes to be in the best interests of Clear Channel and its shareholders. Because of this duty, the Board must take into account many factors when deciding whether to take the action specified in any shareholder proposal. The Board will make such a decision based not merely on the voting results of the proposal but also will consider what is in the best interests of Clear Channel and its shareholders in light of all relevant facts and circumstances. A shareholder proposal supported by a majority of the votes cast at a meeting may represent only a minority of the voting power of Clear Channel due to abstentions and shares not voted at such meeting. Requiring an independent Board committee to meet with the proponent of such a proposal could be used by one or more large shareholders to promote particular issues or agendas that are not representative of the interests of the shareholders at large.
          Furthermore, a meeting with an independent Board committee and the proponent of a proposal supported by a majority of the votes cast at a meeting has the practical effect of making the proponent a representative of all the shareholders who have voted in favor of the particular proposal. Shareholders who vote in favor of a proposal may have very different reasons for doing so. Allowing only one shareholder to speak on behalf of those who voted would have the effect of communicating and emphasizing to the Board only one set of viewpoints for a particular proposal.
          The Board believes that the current process for evaluating shareholder communications is sufficient and serves the interests of Clear Channel and its shareholders better than the engagement process described in the shareholder proposal. Accordingly, and for the reasons stated above, the Board and management of Clear Channel recommends a vote “AGAINST” this proposal and your proxy will be so voted unless you specify otherwise.
PROPOSAL 4: SHAREHOLDER PROPOSAL —
CHANGE STANDARD FOR ELIGIBILITY FOR
COMPENSATION COMMITTEE MEMBERS
          The following proposal has been submitted for a vote by the shareholders at the meeting:
          WHEREAS, we believe the primary role of the Compensation Committee (the “Committee”) is structuring executive pay and evaluating executive performance. Critical to performing these functions is setting compensation policies and evaluating them annually; setting justifiable performance criteria and challenging performance benchmarks; retaining experts when needed to assist with the process and substance of the Committee’s work; and ensuring full and accurate disclosure of the scope of compensation;

          NOW THEREFORE, BE IT RESOLVED, the shareholders request the Board to amend the Committee charter to specify that the Committee be composed solely of independent directors as defined below. The charter should also specify (a) how to select a new independent Committee member if a current member ceases to be independent during the time between annual meetings of shareholders; and (b) that compliance with the policy is excused if no independent director is available and willing to serve on the Committee.
          BE IT FURTHER RESOLVED, for the purpose of this proposal an independent director is someone whose only nontrivial professional, familial or financial connection to the corporation, its chairman or its executive officers is his/her directorship, and who also:
(1) is not, or has not been employed by the corporation, or employed by, or a director of, an affiliate; and
(2) whose relative is not, or in the past 5 years, has not been employed by the corporation, or employed by, or a director of, an affiliate; and
(3) complies with Sections (b) — (h) of the Council of Institutional Investors Definition of Director Independence as found on its website at: http://www.cii.org/policies/ind_dir_defn.htm
STATEMENT OF CLEAR CHANNEL’S BOARD OF DIRECTORS AND MANAGEMENT IN
OPPOSITION TO PROPOSAL 4.
          Clear Channel’s Board and management unanimously recommend that you vote “AGAINST” this proposal for the following reasons:
          The Board and management of Clear Channel recognize the importance of having a compensation committee composed of members who are free to exercise independent judgment in making executive compensation decisions. Members of the Compensation Committee already meet the independence criteria set forth in the rules established by the New York Stock Exchange (NYSE) as well as Clear Channel’s own independence standards established by the Board as part of Clear Channel’s Corporate Governance Guidelines.
          The selection criteria referenced in the proposal would place restrictions on membership in the Compensation Committee that go beyond the limitations established by the existing NYSE rules and the independence standards adopted by the Board. The independence criteria established by the NYSE are the result of extensive research, input and analysis and have been adopted by the vast majority of NYSE-listed companies. The
Board and management believe that the existing independence requirements adequately foster the exercise of independent judgment by members of the Compensation Committee in making executive compensation decisions. Since the members of the Compensation Committee already meet these existing independence requirements, the Board and management believe that the proposal would only serve to add unnecessary restrictions without providing any significant additional benefits.
          To have an effective Board, Clear Channel must recruit individuals with a variety of talents, experience, knowledge and professional skills. Once Clear Channel has selected the most suitable candidates from this limited pool of people, the Board must appoint members to several committees, including the Compensation Committee. While the members of the Compensation Committee must be free to exercise independent judgment in making executive compensation decisions, they must also have the background and business expertise necessary to address compensation issues and analyze executive performance on an informed basis. By setting standards that are different from those required by the NYSE, the Board and management believe that the proposal would make it more difficult to recruit and retain directors to serve as members of the Compensation Committee who have sufficient knowledge about Clear Channel’s businesses and the industry in which it operates to make informed decisions and realistic assessments of the performance of its executives.
          In summary, the Board and management believe that the proposal is not necessary in light of the independence requirements already in place and would significantly impair Clear Channel’s ability to recruit and retain directors who are talented and knowledgeable leaders in business and other walks of life to serve the interests of the shareholders. Accordingly, and for the reasons stated above, the Board and management of Clear Channel recommends a vote “AGAINST” this proposal and your proxy will be so voted unless you specify otherwise.

PROPOSAL 5: SHAREHOLDER PROPOSAL —
TAX GROSS-UP PAYMENTS
          RESOLVED, that shareholders of Clear Channel Communications. (“Clear Channel” or the “Company”) urge the compensation committee of the board of directors to adopt a policy that the Company will not make or promise to make to its senior executives any tax gross-up payment (“Gross-up”), except for Gross-ups provided pursuant to a plan, policy or arrangement applicable to management employees of the Company generally, such as a relocation or expatriate tax equalization policy. For purposes of this proposal, a Gross-up is defined as any payment to or on behalf of the senior executive whose amount is calculated by reference to an actual or estimated tax liability of the senior executive. The policy should be implemented in a way that does not violate any existing contractual obligation of the Company or the terms of any compensation or benefit plan currently in effect.
SUPPORTING STATEMENT
          As long-term Clear Channel shareholders, we support compensation programs that tie closely to performance and that deploy company resources efficiently. In our view, tax gross-ups for senior executives — reimbursing a senior executive for tax liability or making payment to a taxing authority on a senior executive’s behalf — are not consistent with these principles. Here at our company, Chairman L. Lowry Mays is entitled to receive approximately $4,586,747 in gross-ups on excise taxes in the event of termination without cause or by him for good reason prior to the consummation of the proposed merger. Under these same conditions, CEO Mark Mays is entitled to receive $10,277,633 and CFO Randall Mays is entitled to receive $10,207,127 in gross-ups on excise taxes.
          Because the amount of gross-up payments depends on a variety of external factors such as the tax rate — and not on company performance — tax gross-ups sever the pay/performance link. Moreover, a company may incur a large gross-up obligation in order to enable a senior executive to receive a relatively small amount of compensation. That fact led Paula Todd of compensation consultant Towers Perrin to call gross-ups “an incredibly inefficient use of shareholders’ money.” (“When Shareholders Pay the CEO’s Tax Bill,” Business Week (Mar. 5, 2007))
          The amounts involved in tax gross-ups can be sizeable, especially gross-ups relating to excess parachute payment excise taxes, which apply in a change-of-control context. Michael Kesner of Deloitte Consulting has estimated that gross-up payments on executives’ excess golden parachute excise taxes can account for 8% of a merger’s total cost. (Gretchen Morgenson, “The CEO’s Parachute Cost What?” The New York Times (Feb. 4, 2007))
          This proposal does not seek to eliminate gross-ups or similar payments that are available broadly to the Company’s management employees. Gross-ups that compensate employees for taxes due on certain relocation payments or to equalize taxation on employees serving in expatriate assignments, for example, which are extended to a large number of employees under similar circumstances, are much smaller and do not raise concerns about fairness and misplaced incentives.
          We urge shareholders to vote FOR this proposal.
STATEMENT OF CLEAR CHANNEL’S BOARD OF DIRECTORS AND MANAGEMENT IN
OPPOSITION TO PROPOSAL 5.
          Clear Channel’s Board of Directors and management unanimously recommend that you vote “AGAINST” the proposal for the following reasons:
          The Compensation Committee of the Board strives to provide compensation rewards based upon both corporate and individual performance. In making compensation decisions, the Compensation Committee recognizes the responsibility of the Board of Directors to enhance shareholder value. The Board of Directors believes providing tax gross-up payments in certain situations aligns the interests of executives with those of shareholders by enabling Clear Channel to attract, motivate and retain key employees.

          However, we believe the proposal fails to consider the many factors relevant to the creation of an effective pay-for-performance compensation plan. In addition, we believe that implementation of the proposal would severely limit the Compensation Committee’s flexibility to establish a compensation program reasonably designed to attract, motivate and retain executive officers.
          The 20% excise tax collected under Internal Revenue Code Sections 4999 and 280G that is triggered on executive severance packages undermines Clear Channel’s long-term incentive compensation plan, which is performance-based and aligns the interests of Clear Channel’s officers and senior management with the interests of Clear Channel’s shareholders. In triggering the excise tax, the IRS includes salary, bonus, and the gains on any exercised stock options in an executive’s compensation. Because stock options often vest upon an executive’s severance from the company, executives who hold their stock are penalized over executives who sell their stock year after year. The vote advocated by the proposal severs the pay/performance link by encouraging executives to divest their ownership in the company as soon as they are able.
          The Board and management believe that tax gross-ups are a necessary elements of compensation in order to eliminate the possibility of disparate after-tax results for an otherwise competitive compensation package. Clear Channel’s executive compensation program emphasizes attracting, motivating and retaining executive officers. Clear Channel and the Compensation Committee continually monitor the executive compensation program and adopt changes to reflect the dynamic, global marketplace in which Clear Channel competes for talent. Clear Channel will continue to emphasize performance-based and equity-based incentive programs that reward executives for results that are consistent with shareholder interests. Accordingly, and for the reasons stated above, the Board and management of Clear Channel recommends a vote “AGAINST” this proposal and your proxy will be so voted unless you specify otherwise.
PROPOSAL 6: SHAREHOLDER PROPOSAL —
EXECUTIVE COMPENSATION
          The following proposal has been submitted for a vote by the shareholders at the meeting:
          RESOLVED, that shareholders of Clear Channel Communications urge the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.
Supporting Statement
          We believe that existing U.S. corporate governance arrangements, including the SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practice, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation. A recent study of executive compensation in the U.K. before and after the adoption of the shareholder advisory vote there found that CEO cash and total compensation became more sensitive to negative operating performance after the vote’s adoption. (Sudhakar Balachandran et. Al., “Solving the Executive Compensation Problem through Shareholder Votes? Evidence from the U.K.” (Oct. 2007).)
          Currently, U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.
          Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.
          Accordingly, we urge Clear Channel Communications board to allow shareholders to express their opinion about senior executive compensation at Clear Channel by establishing an annual referendum process. The results of such a vote could provide Clear Channel Communications with useful information about shareholders’ views of the company’s senior executive compensation, as reported each year, and would facilitate constructive dialogue between shareholders and the board.
          We urge shareholders to vote for this proposal.
STATEMENT OF CLEAR CHANNEL’S BOARD OF DIRECTORS AND MANAGEMENT IN
OPPOSITION TO PROPOSAL 6.
          Clear Channel’s Board of Directors and management unanimously recommend that you vote “AGAINST” the proposal for the following reasons:
          The process requested by the proposal is not necessary because Clear Channel already has a much more efficient and meaningful method of communicating with the Board of Directors. As discussed on page 8 under the heading “Shareholder and Interested Party Communication with the Board,” shareholders and other interested parties may communicate with members of Clear Channel’s Board by writing to the Board at:
Board of Directors — Presiding Director
PO Box 659512
San Antonio, TX 75265-9512
          We believe that direct communications between shareholders and the Board is a much more effective and accurate method of expressing support or criticism of Clear Channel’s executive compensation practices. Unlike the vote advocated by the proposal, communicating directly with the Board allows shareholders to voice any specific observations on, or objections to, Clear Channel’s executive compensation practices directly to the decision makers, as opposed to voting on the disclosure of executive compensation made by those decision makers. Moreover, communicating directly with the Board eliminates the need for the Compensation Committee to speculate as to the meaning of shareholder approval or disapproval of the compensation set forth in the Summary Compensation Table and the accompanying narrative disclosure of material factors provided to understand the Summary Compensation Table that is included in the proxy materials for Clear Channel’s annual meeting of shareholders.
          In addition, the vote recommended in the proposal would not provide any useful information to Clear Channel and members of the Compensation Committee. If implemented, the shareholder proposal would require Clear Channel shareholders to vote on compensation set forth in the Summary Compensation Table and the accompanying narrative disclosure of material factors provided to understand the Summary Compensation Table. Contrary to the assertions in the supporting statement for the proposal, the process advocated by the proposal would not allow shareholders to conduct an annual “referendum” on executive compensation, and it would not give Clear Channel shareholders the right to approve or disapprove of Clear Channel’s executive compensation practices. Instead, the proposal would allow Clear Channel shareholders to vote on a very narrow issue — the disclosures contained in the Summary Compensation Table and the accompanying narrative disclosure of material factors provided to understand the Summary Compensation Table in Clear Channel’s proxy statement.
          For example, if shareholders vote “for” the compensation set forth in the Summary Compensation Table and the accompanying narrative disclosure of material factors provided to understand the Summary Compensation Table, Clear Channel would not be able to determine if the affirmative vote signifies that shareholders approve of

Clear Channel’s executive compensation, or if the vote merely signifies that shareholders approve of the format of the disclosure. Conversely, Clear Channel would not be able to determine if a negative vote indicates that shareholders don’t like the format, presentation or style of the disclosure, or if shareholders disapprove of a particular underlying Clear Channel’s compensation practice and if so, which one. The lack of clarity as to the meaning of the vote requested by the proposal eliminates any benefits it offers.
          Our compensation practices and programs are designed to serve the interests of our shareholders. The vote advocated by the proposal fails to recognize that Clear Channel already has in place a thoughtful, performance-based executive compensation program. Clear Channel’s executive compensation program emphasizes attracting, motivating and retaining executive officers. The Compensation Committee, which is composed entirely of independent directors, none of whom has an interest in the compensation decisions the Committee makes, oversees Clear Channel’s executive compensation program. Clear Channel and the Compensation Committee continually monitor the executive compensation program and adopt changes to reflect the dynamic, global marketplace in which Clear Channel competes for talent. Clear Channel will continue to emphasize performance-based and equity-based incentive programs that reward executives for results that are consistent with shareholder interests.
          The Board and management do not believe the advisory vote called for by the shareholder proposal will enhance Clear Channel’s compensation program, its disclosures regarding the compensation program, or is otherwise in the best interests of Clear Channel’s shareholders. Instead of encouraging shareholders to take advantage of Clear Channel’s current policies and procedures, the proposal advocates substituting a narrower and less effective mechanism. Therefore, the Board of Directors and management of Clear Channel unanimously recommend a vote “AGAINST” this proposal and your proxy will be so voted unless you specify otherwise.
SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING
          Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2009 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by the Secretary of Clear Channel no later than January 9, 2009. Proposals should be sent to Secretary, Clear Channel Communications, Inc., P.O. Box 659512, San Antonio, Texas 78265-9512.
ADVANCE NOTICE PROCEDURES
          Under our bylaws, shareholders may not present a proposal for consideration at any shareholders meeting unless such shareholder submits such proposal in writing to the secretary of Clear Channel not less than 90 days and not more than 120 days prior to the meeting. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in Clear Channel’s proxy statement.
OTHER MATTERS
          Neither Clear Channel management nor the Board knows of any other business to be brought before the annual meeting other than the matters described above. If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

NYSE MATTERS
          Clear Channel filed the CEO and CFO certifications required under Section 302 of the Sarbanes-Oxley Act with the SEC as exhibits to its most recently filed Form 10-K. Clear Channel also submitted a Section 12(a) CEO Certification to the NYSE last year.
GENERAL
          The cost of soliciting proxies will be borne by Clear Channel. Following the original mailing of the proxy soliciting material, regular employees of Clear Channel may solicit proxies by mail, telephone, facsimile, e-mail and personal interview. Clear Channel has also retained Innisfree M&A Incorporated to aid in the solicitation of proxies, at an estimated cost of $ 15,000 plus reimbursement of reasonable out-of pocket expenses. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties. Clear Channel expects to reimburse such parties for their charges and expenses connected therewith.
          The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Clear Channel and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Clear Channel Communications, Inc., Shareholder Relations, P.O. Box 659512, San Antonio, Texas 78265-9512.
          An electronic copy of Clear Channel’s Annual Report on Form 10-K filed with the SEC on February 14, 2008 is available free of charge at Clear Channel’s Internet website at www.clearchannel.com. A paper copy of the Form 10-K is also available without charge to shareholders upon written request to Clear Channel Communications, Inc., P.O. Box 659512, San Antonio, Texas 78265-9512.
          This document is dated April 29, 2008 and is first being mailed to shareholders on or about May 9, 2008.

Andrew W. Levin
Executive Vice President, Chief Legal Officer and
Secretary

APPENDIX A
FINANCIAL STATEMENTS, FOOTNOTES AND OTHER DATA
STOCK PERFORMANCE GRAPH
     The following chart demonstrates a five-year comparison of the cumulative total returns, adjusted for stock splits and dividends, for Clear Channel, a Radio Index, and the S&P 500 Composite Index.
Indexed yearly Stock Price Close
(Prices adjusted for Stock Splits and Dividends)

	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07
Clear Channel	1,000	1,262	914	915	1,059	1,050
Radio Index *	1,000	1,215	850	693	681	431
S&P 500 Index	1,000	1,287	1,427	1,497	1,733	1,828

*	The Radio Index is comprised of Cox Radio, Cumulus Media, Emmis Communications, Entercom Communications, Radio One and Spanish Broadcasting.
EXCERPTS FROM THE ANNUAL REPORT ON FORM 10-K

ITEM 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
Market Information
     Our common stock trades on the New York Stock Exchange under the symbol “CCU.” There were 3,121 shareholders of record as of February 13, 2008. This figure does not include an estimate of the indeterminate number of beneficial holders whose shares may be held of record by brokerage firms and clearing agencies. The following table sets forth, for the calendar quarters indicated, the reported high and low sales prices of the common stock as reported on the NYSE.

	Common Stock
	Market Price		Dividends
	High	Low	Declared
2006
First Quarter	$32.84	$27.82	$.1875
Second Quarter	31.54	27.34	.1875
Third Quarter	31.64	27.17	.1875
Fourth Quarter	35.88	28.83	.1875

2007
First Quarter	$37.55	$34.45	$.1875
Second Quarter	38.58	34.90	.1875
Third Quarter	38.24	33.51	.1875
Fourth Quarter	38.02	32.02	.1875
Dividend Policy
     The terms of our current credit facility do not prohibit us from paying cash dividends unless we are in default under our credit facility either prior to or after giving effect to any proposed dividend. The terms of the Merger Agreement allow us to continue our policy of paying quarterly cash dividends of $0.1875 per share of our common stock through the Effective Time. However, any future decision by our board of directors to pay cash dividends will depend on, among other factors, our earnings, financial position, capital requirements and regulatory changes.

Purchases of Equity Securities by the Issuer and Affiliated Purchases
     During the three months ended December 31, 2007, we accepted shares in payment of income taxes due upon the vesting of restricted stock awards as follows:

			Total Number of
			Shares Purchased as	Maximum Dollar Value
	Total Number	Average	Part of Publicly	of Shares that May Yet
	of Shares	Price Paid	Announced	Be Purchased Under the
Period	Purchased	per Share	Programs	Programs
October 1 through October 31	2,163	$37.77	-0-	$-0-
November 1 through November 30	1,873	$35.90	-0-	$-0-
December 1 through December 31	716	$34.94	-0-	$-0-

Total	4,752		-0-	$-0-
ITEM 6. Selected Financial Data
     The following tables set forth our summary historical consolidated financial and other data as of the dates and for the periods indicated. The summary historical financial data are derived from our audited consolidated financial statements. Historical results are not necessarily indicative of the results to be expected for future periods. Acquisitions and dispositions impact the comparability of the historical consolidated financial data reflected in this schedule of Selected Financial Data.
     The summary historical consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto appearing elsewhere in this Form 10-K.

	For the Years ended December 31,
(In thousands)	2007 (1)	2006 (2)	2005	2004	2003
Results of Operations Information:
Revenue	$6,816,909	$6,457,435	$6,019,029	$6,017,717	$5,676,639
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,707,254	2,506,717	2,325,912	2,192,469	2,001,681
Selling, general and administrative expenses (excludes depreciation and amortization)	1,718,302	1,661,377	1,604,044	1,595,951	1,574,149
Depreciation and amortization	564,920	593,770	585,233	584,339	568,866
Corporate expenses (excludes depreciation and amortization)	181,504	196,319	167,088	163,263	149,697
Merger expenses	6,762	7,633	—	—	—
Gain on disposition of assets — net	14,389	71,718	49,663	42,986	7,428

Operating income	1,652,556	1,563,337	1,386,415	1,524,681	1,389,674
Interest expense	451,870	484,063	443,442	367,511	392,215
Gain (loss) on marketable securities	6,742	2,306	(702)	46,271	678,846
Equity in earnings of nonconsolidated affiliates	35,176	37,845	38,338	22,285	20,669
Other income (expense) — net	5,326	(8,593)	11,016	(30,554)	20,407

Income before income taxes, minority interest, discontinued operations and cumulative effect of a change in accounting principle	1,247,930	1,110,832	991,625	1,195,172	1,717,381
Income tax expense	428,753	458,900	393,007	458,102	741,071
Minority interest expense, net of tax	47,031	31,927	17,847	7,602	3,906

Income before discontinued operations and cumulative effect of a change in accounting principle	772,146	620,005	580,771	729,468	972,404
Income from discontinued operations, net (3)	166,361	71,512	354,891	116,331	173,187

Income before cumulative effect of a change in accounting principle	938,507	691,517	935,662	845,799	1,145,591
Cumulative effect of a change in accounting principle, net of tax of, $2,959,003 in 2004 (4)	—	—	—	(4,883,968)	—

Net income (loss)	$938,507	$691,517	$935,662	$(4,038,169)	$1,145,591

	For the Years ended December 31,
	2007 (1)	2006 (2)	2005	2004	2003
Net income (loss) per common share:
Basic:
Income before discontinued operations and cumulative effect of a change in accounting principle	$1.56	$1.24	$1.06	$1.22	$1.58
Discontinued operations	.34	.14	.65	.20	.28

Income before cumulative effect of a change in accounting principle	1.90	1.38	1.71	1.42	1.86
Cumulative effect of a change in accounting principle	—	—	—	(8.19)	—

Net income (loss)	$1.90	$1.38	$1.71	$(6.77)	$1.86

Diluted:
Income before discontinued operations and cumulative effect of a change in accounting principle	$1.56	$1.24	$1.06	$1.22	$1.57
Discontinued operations	.33	.14	.65	.19	.28

Income before cumulative effect of a change in accounting principle	1.89	1.38	1.71	1.41	1.85
Cumulative effect of a change in accounting principle	—	—	—	(8.16)	—

Net income (loss)	$1.89	$1.38	$1.71	$(6.75)	$1.85

Dividends declared per share	$.75	$.75	$.69	$.45	$.20

	As of December 31,
(In thousands)	2007 (1)	2006 (2)	2005	2004	2003
Balance Sheet Data:
Current assets	$2,294,583	$2,205,730	$2,398,294	$2,269,922	$2,185,682
Property, plant and equipment — net, including discontinued operations (5)	3,215,088	3,236,210	3,255,649	3,328,165	3,476,900
Total assets	18,805,528	18,886,938	18,718,571	19,959,618	28,352,693
Current liabilities	2,813,277	1,663,846	2,107,313	2,184,552	1,892,719
Long-term debt, net of current maturities	5,214,988	7,326,700	6,155,363	6,941,996	6,898,722
Shareholders’ equity	8,797,491	8,042,341	8,826,462	9,488,078	15,553,939

(1)	Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN 48. In accordance with the provisions of FIN 48, the effects of adoption were accounted for as a cumulative-effect adjustment recorded to the balance of retained earnings on the date of adoption.

(2)	Effective January 1, 2006, the Company adopted FASB Statement No. 123(R), Share-Based Payment. In accordance with the provisions of Statement 123(R), the Company elected to adopt the standard using the modified prospective method.

(3)	Includes the results of operations of our live entertainment and sports representation businesses, which we spun-off on December 21, 2005, our television business which is subject to a definitive sales agreement and certain of our non-core radio stations.

(4)	We recorded a non-cash charge of $4.9 billion, net of deferred taxes of $3.0 billion, as a cumulative effect of a change in accounting principle during the fourth quarter of 2004 as a result of the adoption of EITF Topic D-108, Use of the Residual Method to Value Acquired Assets other than Goodwill.

(5)	Excludes the property, plant and equipment — net of our live entertainment and sports representation businesses, which we spun-off on December 21, 2005.

ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Approved Merger with a Group led by Thomas H. Lee Partners, L.P. and Bain Capital Partners, LLC
     Our shareholders approved the adoption of the Merger Agreement, as amended, with a group led by Thomas H. Lee Partners, L.P. and Bain Capital Partners, LLC on September 25, 2007. The transaction remains subject to customary closing conditions.
     Under the terms of the Merger Agreement, as amended, our shareholders will receive $39.20 in cash for each share they own plus additional per share consideration, if any, as the closing of the merger will occur after December 31, 2007. For a description of the computation of any additional per share consideration and the circumstances under which it is payable, please refer to the Proxy Statement filed August 21, 2007. As an alternative to receiving the $39.20 per share cash consideration, our unaffiliated shareholders were offered the opportunity on a purely voluntary basis to exchange some or all of their shares of our common stock on a one-for-one basis for shares of Class A common stock in CC Media Holdings, Inc. (subject to aggregate and individual caps), plus the additional per share consideration, if any.
     Holders of shares of our common stock (including shares issuable upon conversion of outstanding options) in excess of the aggregate cap provided in the Merger Agreement, as amended, elected to receive the stock consideration. As a result, unaffiliated shareholders of us will own an aggregate of 30.6 million shares of CC Media Holdings, Inc. Class A common stock upon consummation of the merger.
Sale of Non-core Radio Stations

Total non-core radio stations on November 16, 2006	448
Non-core radio stations sold through December 31, 2007	(160)
Non-core radio stations under definitive asset purchase agreements at December 31, 2007	(73)
Non-core radio stations not under definitive asset purchase agreements but recorded as discontinued operations at December 31, 2007	(187)

Non-core radio stations included in continuing operations at December 31, 2007	28

     On November 16, 2006, we announced plans to sell 448 non-core radio stations. The sale of these assets is not contingent on the closing of the merger described above. We sold 160 non-core radio stations and had definitive asset purchase agreements for 73 non-core radio stations at December 31, 2007. These stations were classified as assets from discontinued operations in our consolidated balance sheet and as discontinued operations in our consolidated financial statements as of and for the periods ended December 31, 2007. Through February 13, 2008, we completed the sales of 57 non-core radio stations that were under definitive agreement at December 31, 2007.
     We have 187 non-core radio stations that were no longer under a definitive asset purchase agreement at December 31, 2007. The definitive asset purchase agreement was terminated in the fourth quarter of 2007. However we continue to actively market these radio stations and they continue to meet the criteria in Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, for classification as discontinued operations. Therefore, the assets, results of operations and cash flows from these stations remain classified as discontinued operations in our consolidated financial statements as of and for the periods ended December 31, 2007.
     Through February 13, 2008, we had definitive asset purchase agreements for the sale of 12 additional non-core radio stations, all of which were part of the 187 stations mentioned above. The closing of these sales is subject to antitrust clearances, FCC approval and other customary closing conditions. Further, the closing of these sales is not a condition to the closing of the merger described above.
Sale of Other Radio Stations
     We sold 5 stations in the fourth quarter of 2006 and had definitive asset purchase agreements for 8 stations at December 31, 2007 in addition to the non-core radio stations mentioned above. These stations were classified as assets from discontinued operations in our consolidated financial statements as of and for the periods ended December 31, 2007.
Sale of our Television Business
     On April 20, 2007, we entered into a definitive agreement with an affiliate (“buyer”) of Providence Equity Partners Inc. (“Providence”) to sell our television business. Subsequently, a representative of Providence informed us that the buyer is considering its options under the definitive agreement, including not closing the acquisition on the terms and conditions in the definitive agreement. The definitive agreement is in full force and effect, has not been terminated and contains customary closing conditions. There have been no allegations that we have breached any of the terms or conditions of the definitive agreement or that there is a failure of a condition to closing the acquisition. On November 29, 2007, the FCC issued its initial consent order approving the assignment of our television station licenses to the buyer.
     Our television business is reported as discontinued operations in our consolidated financial statements as of and for the periods ended December 31, 2007.
Format of Presentation
     Management’s discussion and analysis of our results of operations and financial condition should be read in conjunction with the consolidated financial statements and related footnotes. Our discussion is presented on both a consolidated and segment basis. Our reportable operating segments are Radio Broadcasting, or radio, which includes our national syndication business, Americas Outdoor Advertising, or Americas, and International Outdoor Advertising, or International. Included in the “other” segment are our media representation business, Katz Media, as well as other general support services and initiatives.
     We manage our operating segments primarily focusing on their operating income, while Corporate expenses, Merger expenses, Gain on disposition of assets - net, Interest expense, Gain (loss) on marketable securities, Equity in earnings of nonconsolidated affiliates, Other income (expense) - net, Income tax expense and Minority interest expense - net of tax are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.
Radio Broadcasting
     Our revenue is derived from selling advertising time, or spots, on our radio stations, with advertising contracts typically less than one year. The formats are designed to reach audiences with targeted demographic characteristics that appeal to our advertisers. Management monitors average advertising rates, which are principally based on the length of the spot and how many people in a targeted audience listen to our stations, as measured by an independent ratings service. The size of the market influences rates as well, with larger markets typically receiving higher rates than smaller markets. Also, our advertising rates are influenced by the time of day the advertisement airs, with morning and evening drive-time hours typically the highest. Management monitors yield per available minute in addition to average rates because yield allows management to track revenue performance across our inventory. Yield is defined by management as revenue earned divided by commercial capacity available.
     Management monitors macro level indicators to assess our radio operations’ performance. Due to the geographic diversity and autonomy of our markets, we have a multitude of market specific advertising rates and audience demographics. Therefore, management reviews average unit rates across all of our stations.
     Management looks at our radio operations’ overall revenue as well as local advertising, which is sold predominately in a station’s local market, and national advertising, which is sold across multiple markets. Local advertising is sold by each radio station’s sales staffs while national advertising is sold, for the most part, through our national representation firm. Local advertising, which is our largest source of advertising revenue, and national advertising revenues are tracked separately, because these revenue streams have different sales forces and respond differently to changes in the economic environment.
     Management also looks at radio revenue by market size, as defined by Arbitron. Typically, larger markets can reach larger audiences with wider demographics than smaller markets. Additionally, management reviews our share of target demographics listening to the radio in an average quarter hour. This metric gauges how well our formats are attracting and retaining listeners.
     A portion of our radio segment’s expenses vary in connection with changes in revenue. These variable expenses primarily relate to costs in our sales department, such as salaries, commissions and bad debt. Our programming and general and administrative departments incur most of our fixed costs, such as talent costs, rights fees, utilities and office salaries. Lastly, our highly discretionary costs are in our marketing and promotions department, which we primarily incur to maintain and/or increase our audience share.
Americas and International Outdoor Advertising
     Our revenue is derived from selling advertising space on the displays we own or operate in key markets worldwide consisting primarily of billboards, street furniture and transit displays. We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements. Our advertising contracts typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.

     Our advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross ratings points. Gross ratings points is the total number of impressions delivered, expressed as a percentage of a market population, of a display or group of displays. The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time and, in some international markets, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic. Management typically monitors our business by reviewing the average rates, average revenue per display, or yield, occupancy, and inventory levels of each of our display types by market. In addition, because a significant portion of our advertising operations are conducted in foreign markets, the largest being France and the United Kingdom, management reviews the operating results from our foreign operations on a constant dollar basis. A constant dollar basis allows for comparison of operations independent of foreign exchange movements.
     The significant expenses associated with our operations include (i) direct production, maintenance and installation expenses, (ii) site lease expenses for land under our displays and (iii) revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture and transit display contracts. Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs and the costs for cleaning and maintaining our displays. Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays. Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable that we may have with the landlords. The terms of our site leases and revenue-sharing or minimum guaranteed contracts generally range from 1 to 20 years.
     In our International business, market practices require us to sell billboards and street furniture as network packages with contract terms typically ranging from one to two weeks, compared to contract terms typically ranging from 4 weeks to one year in the U.S. In addition, competitive bidding for street furniture and transit contracts, which constitute a larger portion of our International business, and a different regulatory environment for billboards, result in higher site lease cost in our International business compared to our Americas business. As a result, our margins are typically less in our International business than in the Americas.
     Our street furniture and transit display contracts, the terms of which range from 3 to 20 years, generally require us to make upfront investments in property, plant and equipment. These contracts may also include upfront lease payments and/or minimum annual guaranteed lease payments. We can give no assurance that our cash flows from operations over the terms of these contracts will exceed the upfront and minimum required payments.
     Our 2007 results of operations include a full year of the results of operations of Interspace Airport Advertising, or Interspace, and our results of operations for 2006 include a partial year of the results of operations of Interspace, which we acquired in July 2006.
FAS 123(R), Share-Based Payment
     We adopted FAS 123(R), Share-Based Payment, on January 1, 2006 under the modified-prospective approach which requires us to recognize employee compensation cost related to our stock option grants in the same line items as cash compensation for all options granted after the date of adoption as well as for any options that were unvested at adoption. Under the modified-prospective approach, no stock option expense attributable to these options is reflected in the financial statements for years prior to adoption. The amounts recorded as share-based payments in the financial statements during 2005 relate to the expense associated with restricted stock awards. As of December 31, 2007, there was $89.8 million of total unrecognized compensation cost, net of estimated forfeitures, related to nonvested share-based compensation arrangements.

     The unrecognized compensation cost is expected to be recognized over a weighted average period of approximately three years. The following table details compensation costs related to share-based payments for the years ended December 31, 2007 and 2006:

	Year Ended December 31,
(In millions)	2007	2006
Radio Broadcasting
Direct Operating Expenses	$10.0	$11.1
SG&A	12.2	14.1
Americas Outdoor Advertising
Direct Operating Expenses	$5.7	$3.4
SG&A	2.2	1.3
International Outdoor Advertising
Direct Operating Expenses	$1.2	$0.9
SG&A	0.5	0.4
Other
Direct Operating Expenses	$—	$0.7
SG&A	—	1.0
Corporate	$12.2	$9.1
THE COMPARISON OF YEAR ENDED DECEMBER 31, 2007 TO YEAR ENDED DECEMBER 31, 2006 IS AS FOLLOWS:

	Years Ended December 31,		% Change
(In thousands)	2007	2006	2007 v. 2006
Revenue	$6,816,909	$6,457,435	6%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,707,254	2,506,717	8%
Selling, general and administrative expenses (excludes depreciation and amortization)	1,718,302	1,661,377	3%
Depreciation and amortization	564,920	593,770	(5%)
Corporate expenses (excludes depreciation and amortization)	181,504	196,319	(8%)
Merger expenses	6,762	7,633
Gain on disposition of assets — net	14,389	71,718

Operating income	1,652,556	1,563,337	6%
Interest expense	451,870	484,063
Gain (loss) on marketable securities	6,742	2,306
Equity in earnings of nonconsolidated affiliates	35,176	37,845
Other income (expense) — net	5,326	(8,593)

Income before income taxes, minority interest expense and discontinued operations	1,247,930	1,110,832
Income tax expense:
Current	245,155	270,111
Deferred	183,598	188,789

Income tax expense	428,753	458,900
Minority interest expense, net of tax	47,031	31,927

Income before discontinued operations	772,146	620,005
Income from discontinued operations, net	166,361	71,512

Net income	$938,507	$691,517

Consolidated Results of Operations
Revenue
     Our consolidated revenue increased $359.5 million during 2007 compared to 2006. Our International revenue increased $240.4 million, including approximately $133.3 million related to movements in foreign exchange and the remainder associated with growth across inventory categories. Our Americas revenue increased $143.7 million driven by increases in bulletin, street furniture, airports and taxi display revenues as well as $32.1 million from Interspace. Our radio revenue increased $1.1 million primarily from an increase in our syndicated radio programming, traffic and on-line businesses, partially offset by a decline in local and national advertising revenue. These increases were also partially offset by declines from operations classified in our “other” segment.
Direct Operating Expenses
     Our direct operating expenses increased $200.5 million in 2007 compared to 2006. International direct operating expenses increased $163.8 million principally from $88.0 million related to movements in foreign exchange. Americas direct operating expenses increased $56.2 million primarily attributable to increased site lease expenses associated with new contracts and the increase in transit revenue as well as approximately $14.9 million from Interspace. Partially offsetting these increases was a decline in our radio direct operating expenses of approximately $11.5 million primarily from a decline in programming and expenses associated with non-traditional revenue.
Selling, General and Administrative Expenses (SG&A)
     Our SG&A increased $56.9 million in 2007 compared to 2006. International SG&A expenses increased $31.9 million primarily related to movements in foreign exchange. Americas SG&A expenses increased $19.1 million mostly attributable to sales expenses associated with the increase in revenue and $6.7 million from Interspace. Our radio SG&A expenses increased $9.7 million for the comparative periods primarily from an increase in our marketing and promotions department which was partially offset by a decline in bonus and commission expenses.
Depreciation and Amortization
     Depreciation and amortization expense decreased approximately $28.9 million primarily from a decrease in the radio segments fixed assets and a reduction in amortization from international outdoor contracts.
Corporate Expenses
     Corporate expenses decreased $14.8 million during 2007 compared to 2006 primarily related to a decline in radio bonus expenses.
Merger Expenses
     We entered into the Merger Agreement, as amended, in the fourth quarter of 2006. Expenses associated with the merger were $6.8 million and $7.6 million for the years ended December 31, 2007 and 2006, respectively, and include accounting, investment banking, legal and other expenses.
Gain on Disposition of Assets — net
     The gain on disposition of assets — net of $14.4 million for the year ended December 31, 2007 related primarily to $8.9 million gain from the sale of street furniture assets and land in our international outdoor segment as well as $3.7 million from the disposition of assets in our radio segment.
     Gain on disposition of assets — net of $71.7 million for the year ended December 31, 2006 mostly related to $34.7 million in our radio segment primarily from the sale of stations and programming rights and $13.2 million in our Americas outdoor segment from the exchange of assets in one of our markets for the assets of a third party located in a different market.
Interest Expense
     Interest expense declined $32.2 million for the year ended December 31, 2007 compared to the same period of 2006. The decline was primarily associated with the reduction in our average outstanding debt during 2007.
Gain (Loss) on Marketable Securities
     The $6.7 million gain on marketable securities for 2007 primarily related to changes in fair value of our American Tower Corporation, or AMT, shares and the related forward exchange contracts. The gain of $2.3 million for the year ended December 31, 2006 related to a $3.8 million gain from terminating our secured forward exchange contract associated with our investment in XM Satellite Radio Holdings, Inc. partially offset by a loss of $1.5 million from the change in fair value of AMT securities that are classified as trading and the related secured forward exchange contracts associated with those securities.

Other Income (Expense) — Net
     Other income of $5.3 million recorded in 2007 primarily relates to foreign exchange gains while other expense of $8.6 million recorded in 2006 primarily relates to foreign exchange losses.
Income Taxes
     Current tax expense decreased $25.0 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006 primarily due to current tax benefits of approximately $45.7 million recorded in 2007 related to the settlement of several tax positions with the Internal Revenue Service for the 1999 through 2004 tax years. In addition, we recorded current tax benefits of approximately $14.6 million in 2007 related to the utilization of capital loss carryforwards. The 2007 current tax benefits were partially offset by additional current tax expense due to an increase in Income before income taxes of $137.1 million.
     Deferred tax expense decreased $5.2 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006 primarily due to additional deferred tax benefits of approximately $8.3 million recorded in 2007 related to accrued interest and state tax expense on uncertain tax positions. In addition, we recorded deferred tax expense of approximately $16.7 million in 2006 related to the uncertainty of our ability to utilize certain tax losses in the future for certain international operations. The changes noted above were partially offset by additional deferred tax expense recorded in 2007 as a result of tax depreciation expense related to capital expenditures in certain foreign jurisdictions.
Minority Interest, net of tax
     Minority interest expense increased $15.1 million in 2007 compared to 2006 primarily from an increase in net income attributable to our subsidiary Clear Channel Outdoor Holdings, Inc.
Discontinued Operations
     We closed on the sale of 160 stations in 2007 and 5 stations in 2006. The gain on sale of assets recorded in discontinued operations for these sales was $144.6 million and $0.3 million in 2007 and 2006, respectively. The remaining $21.8 million and $71.2 million are associated with the net income from radio stations and our television business that are recorded as income from discontinued operations for 2007 and 2006, respectively.
Radio Broadcasting Results of Operations
Our radio broadcasting operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2007	2006	2007 v. 2006
Revenue	$3,439,247	$3,438,141	0%
Direct operating expenses	949,871	961,385	(1%)
Selling, general and administrative expense	1,141,989	1,132,333	1%
Depreciation and amortization	105,372	118,717	(11%)

Operating income	$1,242,015	$1,225,706	1%

     Our radio revenue increased $1.1 million during 2007 as compared to 2006. Increases in network, traffic, syndicated radio and on-line revenues were partially offset by declines in local and national revenues. Local and national revenues were down partially as a result of overall weakness in advertising as well as declines in automotive, retail and political advertising categories. During 2007, our average minute rate declined compared to 2006.
     Our radio broadcasting direct operating expenses declined approximately $11.5 million in 2007 compared to 2006. The decline was primarily from a $14.8 million decline in programming expenses partially related to salaries, a $16.5 million decline in non-traditional expenses primarily related to fewer concert events sponsored by us in the current year and $5.1 million in other direct operating expenses. Partially offsetting these declines were increases of $5.7 million in traffic expenses and $19.1 million in internet expenses associated with the increased revenues in these businesses. SG&A expenses increased $9.7 million during 2007 as compared to 2006 primarily from an increase of $16.2 million in our marketing and promotions department partially offset by a decline of $9.5 million in bonus and commission expenses.

Americas Outdoor Advertising Results of Operations
Our Americas outdoor advertising operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2007	2006	2007 v. 2006
Revenue	$1,485,058	$1,341,356	11%
Direct operating expenses	590,563	534,365	11%
Selling, general and administrative expenses	226,448	207,326	9%
Depreciation and amortization	189,853	178,970	6%

Operating income	$478,194	$420,695	14%

     Americas revenue increased $143.7 million, or 11%, during 2007 as compared to 2006 with Interspace contributing approximately $32.1 million to the increase. The growth occurred across our inventory, including bulletins, street furniture, airports and taxi displays. The revenue growth was primarily driven by bulletin revenue attributable to increased rates and airport revenue which had both increased rates and occupancy. Leading advertising categories during the year were telecommunications, retail, automotive, financial services and amusements. Revenue growth occurred across our markets, led by Los Angeles, New York, Washington/Baltimore, Atlanta, Boston, Seattle and Minneapolis.
     Our Americas direct operating expenses increased $56.2 million primarily from an increase of $46.6 million in site lease expenses associated with new contracts and the increase in airport, street furniture and taxi revenues. Interspace contributed $14.9 million to the increase. Our SG&A expenses increased $19.1 million primarily from bonus and commission expenses associated with the increase in revenue and from Interspace, which contributed approximately $6.7 million to the increase.
     Depreciation and amortization increased $10.9 million during 2007 compared to 2006 primarily associated with $5.9 million from Interspace.
International Outdoor Results of Operations
Our international operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2007	2006	2007 v. 2006
Revenue	$1,796,778	$1,556,365	15%
Direct operating expenses	1,144,282	980,477	17%
Selling, general and administrative expenses	311,546	279,668	11%
Depreciation and amortization	209,630	228,760	(8%)

Operating income	$131,320	$67,460	95%

     International revenue increased $240.4 million, or 15%, in 2007 as compared to 2006. Included in the increase was approximately $133.3 million related to movements in foreign exchange. Revenue growth occurred across inventory categories including billboards, street furniture and transit, driven by both increased rates and occupancy. Growth was led by increased revenues in France, Italy, Australia, Spain and China.
     Our international direct operating expenses increased approximately $163.8 million in 2007 compared to 2006. Included in the increase was approximately $88.0 million related to movements in foreign exchange. The remaining increase in direct operating expenses was primarily attributable to an increase in site lease expenses associated with the increase in revenue. SG&A expenses increased $31.9 million in 2007 over 2006 from approximately $23.4 million related to movements in foreign exchange and an increase in selling expenses associated with the increase in revenue. Additionally, we recorded a $9.8 million reduction to SG&A in 2006 as a result of the favorable settlement of a legal proceeding.
     Depreciation and amortization declined $19.1 million during 2007 compared to 2006 primarily from contracts which were recorded at fair value in purchase accounting in prior years and became fully amortized at December 31, 2006.

Reconciliation of Segment Operating Income (Loss)

	Years Ended December 31,
(In thousands)	2007	2006
Radio Broadcasting	$1,242,015	$1,225,706
Americas Outdoor Advertising	478,194	420,695
International Outdoor Advertising	131,320	67,460
Other	(8,854)	871
Gain on disposition of assets — net	14,389	71,718
Merger expenses	(6,762)	(7,633)
Corporate	(197,746)	(215,480)

Consolidated operating income	$1,652,556	$1,563,337

THE COMPARISON OF YEAR ENDED DECEMBER 31, 2006 TO YEAR ENDED DECEMBER 31, 2005 IS AS FOLLOWS:

	Years Ended December 31,		% Change
(In thousands)	2006	2005	2006 v. 2005
Revenue	$6,457,435	$6,019,029	7%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,506,717	2,325,912	8%
Selling, general and administrative expenses (excludes depreciation and amortization)	1,661,377	1,604,044	4%
Depreciation and amortization	593,770	585,233	1%
Corporate expenses (excludes depreciation and amortization)	196,319	167,088	17%
Merger expenses	7,633	—
Gain on disposition of assets — net	71,718	49,663	44%

Operating income	1,563,337	1,386,415	13%
Interest expense	484,063	443,442
Gain (loss) on marketable securities	2,306	(702)
Equity in earnings of nonconsolidated affiliates	37,845	38,338
Other income (expense) — net	(8,593)	11,016

Income before income taxes, minority interest expense and discontinued operations and	1,110,832	991,625
Income tax expense:
Current	270,111	26,660
Deferred	188,789	366,347

Income tax benefit (expense)	458,900	393,007
Minority interest expense, net of tax	31,927	17,847

Income before discontinued operations	620,005	580,771
Income from discontinued operations, net	71,512	354,891

Net income	$691,517	$935,662

Consolidated Results of Operations
Revenue
     Consolidated revenue increased $438.4 million during 2006 compared to 2005. Radio contributed $184.0 million attributable to increased average rates on local and national sales. Our Americas outdoor segment’s revenue increased $125.0 million from an increase in revenue across our displays as well as the acquisition of Interspace which contributed approximately $30.2 million to revenue in 2006. Our international outdoor segment contributed $106.7 million, of which approximately $44.9 million during the first six months of 2006 related to Clear Media Limited, or Clear Media, a Chinese outdoor advertising company. We began consolidating Clear Media in the third quarter of 2005. Increased street furniture revenue also contributed to our international revenue growth. Our 2006 revenue increased $17.4 million due to movements in foreign exchange.

Direct Operating Expenses
     Direct operating expenses increased $180.8 million for 2006 compared to 2005. Our radio broadcasting segment contributed $69.7 million primarily from increased programming expenses. Americas outdoor direct operating expenses increased $44.5 million driven by increased site lease expenses associated with the increase in revenue and the acquisition of Interspace which contributed $13.0 million to direct operating expenses in 2006. Our international outdoor segment contributed $65.4 million, of which $18.0 million during the first six months of 2006 related to our consolidation of Clear Media and the remainder was principally due to an increase in site lease expenses. Included in our direct operating expense growth in 2006 was $10.6 million from increases in foreign exchange.
Selling, General and Administrative Expenses (SG&A)
     SG&A increased $57.3 million during 2006 compared 2005. Our radio broadcasting SG&A increased $44.2 million primarily as a result of an increase in salary, bonus and commission expenses in our sales department associated with the increase in revenue. SG&A increased $20.6 million in our Americas outdoor segment principally related to an increase in bonus and commission expenses associated with the increase in revenue as well as $6.2 million from our acquisition of Interspace. Our international outdoor SG&A expenses declined $11.9 million primarily attributable to a $9.8 million reduction recorded in 2006 as a result of the favorable settlement of a legal proceeding as well as $26.6 million related to restructuring our businesses in France recorded in the third quarter of 2005. Partially offsetting this decline in our international SG&A was $9.5 million from our consolidation of Clear Media. Included in our SG&A expense growth in 2006 was $3.9 million from increases in foreign exchange.
Corporate Expenses
     Corporate expenses increased $29.2 million during 2006 compared to 2005 primarily related to increases in bonus expense and share-based payments.
Merger Expenses
     We entered into the Merger Agreement in the fourth quarter of 2006. Expenses associated with the merger were $7.6 million for the year ended December 31, 2006 and include accounting, investment banking, legal and other costs.
Gain on Disposition of Assets — net
     Gain on disposition of assets — net of $71.7 million for the year ended December 31, 2006 mostly related to $34.7 million in our radio segment primarily from the sale of stations and programming rights and $13.2 million in our Americas outdoor segment from the exchange of assets in one of our markets for the assets of a third party located in a different market.
Interest Expense
     Interest expense increased $40.6 million for the year ended December 31, 2006 over 2005 primarily due to increased interest rates. Interest on our floating rate debt, which includes our credit facility and fixed-rate debt on which we have entered into interest rate swap agreements, is influenced by changes in LIBOR. Average LIBOR for 2006 and 2005 was 5.2% and 3.6%, respectively.
Gain (Loss) on Marketable Securities
     The gain of $2.3 million for the year ended December 31, 2006 related to a $3.8 million gain from terminating our secured forward exchange contract associated with our investment in XM Satellite Radio Holdings, Inc. partially offset by a loss of $1.5 million from the change in fair value of AMT securities that are classified as trading and a related secured forward exchange contract associated with those securities. The loss of $0.7 million recorded in 2005 related to the change in fair value of AMT securities that were classified as trading and a related secured forward exchange contract associated with those securities.
Other Income (Expense) — Net
     Other expense of $8.6 million recorded in 2006 primarily relates to foreign exchange losses while the income of $11.0 million recorded in 2005 was comprised of various miscellaneous amounts.
Income Taxes
     Current tax expense increased $243.5 million in 2006 as compared to 2005. In addition to higher earnings before tax in 2006, we received approximately $204.7 million in current tax benefits in 2005 from ordinary losses for tax purposes resulting from restructuring our international businesses consistent with our strategic realignment, the July 2005 maturity of our Euro denominated bonds, and a 2005 current tax benefit related to an amendment on a previously filed return. Deferred tax expense decreased $177.6 million primarily related to the tax losses mentioned above that increased deferred tax expense in 2005.
Minority Interest, net of tax
     Minority interest expense increased $14.1 million during 2006 as compared to 2005 as a result of the initial public offering of 10% of our subsidiary Clear Channel Outdoor Holdings, Inc., which we completed on November 11, 2005.
Discontinued Operations
     We completed the spin-off of our live entertainment and sports representation businesses on December 21, 2005. Therefore, we reported the results of operations for these businesses through December 21, 2005 in discontinued operations. We also reported the results of operations associated with our radio stations and our television business discussed above as income from discontinued operations for 2006 and 2005, respectively.
Radio Broadcasting Results of Operations
Our radio broadcasting operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2006	2005	2006 v. 2005
Revenue	$3,438,141	$3,254,165	6%
Direct operating expenses	961,385	891,692	8%
Selling, general and administrative expense	1,132,333	1,088,106	4%
Depreciation and amortization	118,717	119,754	(1%)

Operating income	$1,225,706	$1,154,613	6%

     Our radio broadcasting revenue increased 6% during 2006 as compared to 2005 primarily from an increase in both local and national advertising revenues. This growth was driven by an increase in yield and average unit rates. The number of 30 second and 15 second commercials broadcast as a percent of total minutes sold increased during 2006 as compared to 2005. The overall revenue growth was primarily focused in our top 100 media markets. Significant advertising categories contributing to the revenue growth for the year were political, services, automotive, retail and entertainment.
     Our radio broadcasting direct operating expenses increased $69.7 million during 2006 as compared to 2005. Included in direct operating expenses for 2006 were share-based payments of $11.1 million as a result of adopting FAS 123(R). Also contributing to the increase were added costs of approximately $45.2 million from programming expenses primarily related to an increase in talent expenses, music license fees, new shows and affiliations in our syndicated radio business and new distribution initiatives. Our SG&A expenses increased $44.2 million primarily as a result of approximately $12.3 million in salary, bonus and commission expenses in our sales department associated with the increase in revenue as well as $14.1 million from the adoption of FAS 123(R).
Americas Outdoor Advertising Results of Operations
Our Americas outdoor advertising operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2006	2005	2006 v. 2005
Revenue	$1,341,356	$1,216,382	10%
Direct operating expenses	534,365	489,826	9%
Selling, general and administrative expenses	207,326	186,749	11%
Depreciation and amortization	178,970	180,559	(1%)

Operating income	$420,695	$359,248	17%

     Our Americas revenue increased 10% during 2006 as compared to 2005 from revenue growth across our displays. We experienced rate increases on most of our inventory, with occupancy essentially unchanged during 2006 as compared to 2005. Our airport revenue increased $44.8 million primarily related to $30.2 million from our acquisition of Interspace. Revenue growth occurred across both our large and small markets including Miami, San Antonio, Sacramento, Albuquerque and Des Moines.

     Direct operating expenses increased $44.5 million in 2006 as compared to 2005 primarily from an increase in site lease expenses of approximately $30.2 million as well as $3.4 million related to the adoption of FAS 123(R). Interspace contributed $13.0 million to direct operating expenses in 2006. Our SG&A expenses increased $20.6 million in 2006 over 2005 primarily from an increase in bonus and commission expenses of $7.6 million related to the increase in revenue, $6.2 million from Interspace and $1.3 million of share-based payments related to the adoption of FAS 123(R).
International Outdoor Results of Operations
Our international operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2006	2005	2006 v. 2005
Revenue	$1,556,365	$1,449,696	7%
Direct operating expenses	980,477	915,086	7%
Selling, general and administrative expenses	279,668	291,594	(4%)
Depreciation and amortization	228,760	220,080	4%

Operating income	$67,460	$22,936	194%

     Revenue in our international outdoor segment increased 7% in 2006 as compared to 2005. The increase includes approximately $44.9 million during the first six months of 2006 related to our consolidation of Clear Media which we began consolidating in the third quarter of 2005. Also contributing to the increase was approximately $25.9 million from growth in street furniture revenue and $11.9 million related to movements in foreign exchange, partially offset by a decline in billboard revenue for 2006 as compared to 2005.
     Direct operating expenses increased $65.4 million during 2006 as compared to 2005. The increase was primarily attributable to $18.0 million during the first six months of 2006 related to our consolidation of Clear Media as well as an increase of approximately $37.7 million in site lease expenses and approximately $7.7 million related to movements in foreign exchange. Also included in the increase was $0.9 million related to the adoption of FAS 123(R). Our SG&A expenses declined $11.9 million primarily attributable to a $9.8 million reduction recorded in 2006 as a result of the favorable settlement of a legal proceeding as well as $26.6 million related to restructuring our businesses in France recorded in the third quarter of 2005. Partially offsetting this decline was $9.5 million from our consolidation of Clear Media and $2.9 million from movements in foreign exchange.
Reconciliation of Segment Operating Income (Loss)

	Years Ended December 31,
(In thousands)	2006	2005
Radio Broadcasting	$1,225,706	$1,154,613
Americas Outdoor Advertising	420,695	359,248
International Outdoor Advertising	67,460	22,936
Other	871	(14,099)
Gain on disposition of assets — net	71,718	49,663
Merger expenses	(7,633)	—
Corporate	(215,480)	(185,946)

Consolidated operating income	$1,563,337	$1,386,415

LIQUIDITY AND CAPITAL RESOURCES
Cash Flows

	Years Ended December 31,
(In thousands)	2007	2006	2005
Cash provided by (used in):
Operating activities	$1,549,276	$1,719,560	$1,276,315
Investing activities	$(481,410)	$(602,721)	$(345,184)
Financing activities	$(1,431,014)	$(1,178,610)	$(1,061,392)
Discontinued operations	$392,296	$93,434	$180,071
Operating Activities
     2007
     Net cash flow from operating activities during 2007 primarily reflected income before discontinued operations of $772.1 million plus depreciation and amortization of $564.9 million and deferred taxes of $183.6 million.
     2006
     Net cash flow from operating activities of $1.7 billion for the year ended December 31, 2006 principally reflects net income from continuing operations of $620.0 million and depreciation and amortization of $593.8 million. Net cash flows from operating activities also reflects an increase of $190.2 million in accounts receivable as a result of the increase in revenue and a $390.4 million federal income tax refund related to restructuring our international businesses consistent with our strategic realignment and the utilization of a portion of the capital loss generated on the spin-off of Live Nation, Inc.
     2005
     Net cash flow from operating activities of $1.3 billion for the year ended December 31, 2005 principally reflects net income from continuing operations of $580.8 million and depreciation and amortization of $585.2 million. Net cash flows from operating activities also reflects decreases in accounts payable, other accrued expenses and income taxes payable. Taxes payable decreased principally as result of the carryback of capital tax losses generated on the spin-off of Live Nation which were used to offset taxes paid on previously recognized taxable capital gains as well as approximately $210.5 million in current tax benefits from ordinary losses for tax purposes resulting from restructuring our international businesses consistent with our strategic realignment, the July 2005 maturity of our Euro denominated bonds, and a current tax benefit related to an amendment on a previously filed tax return.
Investing Activities
     2007
     Net cash used in investing activities of $481.4 million for the year ended December 31, 2007 principally reflects the purchase of property, plant and equipment of $362.0 million.
     2006
     Net cash used in investing activities of $602.7 million for the year ended December 31, 2006 principally reflects capital expenditures of $332.4 million related to purchases of property, plant and equipment and $341.2 million primarily related to acquisitions of operating assets, partially offset by proceeds from the sale other assets of $99.7 million.
     2005
     Net cash used in investing activities of $345.2 million for the year ended December 31, 2005 principally reflects capital expenditures of $298.0 million related to purchases of property, plant and equipment and $150.8 million primarily related to acquisitions of operating assets, partially offset by proceeds from the sale other assets of $102.0 million.
Financing Activities
     2007
     Net cash used in financing activities for the year ended December 31, 2007 principally reflects $372.4 million in dividend payments, decrease in debt of $1.1 billion, partially offset by the proceeds from the exercise of stock options of $80.0 million.

     2006
     Net cash used in financing activities for the year ended December 31, 2006 principally reflects $1.4 billion for shares repurchased, $382.8 million in dividend payments, partially offset by the net increase in debt of $601.3 million and proceeds from the exercise of stock options of $57.4 million.
     2005
     Net cash used in financing activities for the year ended December 31, 2005 principally reflect the net reduction in debt of $288.7 million, $343.3 million in dividend payments, $1.1 billion in share repurchases, all partially offset by the proceeds from the initial public offering of CCO of $600.6 million, and proceeds of $40.2 million related to the exercise of stock options.
Discontinued Operations
     Definitive asset purchase agreements were signed for 81 radio stations at December 31, 2007. The cash flows from these stations, along with 187 radio stations that are no longer under a definitive asset purchase agreement but we continue to actively market, are classified as discontinued operations for all periods presented.
     The proceeds from the sale of five stations in 2006 and 160 stations in 2007 are classified as cash flows from discontinued operations in 2006 and 2007 respectively. Additionally, the cash flows from these stations are classified as discontinued operations for all periods presented.
     We completed the spin-off of Live Nation on December 21, 2005. Included in cash flows from discontinued operations for 2005 is approximately $220.0 million from the repayment of intercompany notes owed to us by Live Nation.
Anticipated Cash Requirements
     We expect to fund anticipated cash requirements (including payments of principal and interest on outstanding indebtedness and commitments, acquisitions, anticipated capital expenditures, share repurchases and dividends) for the foreseeable future with cash flows from operations and various externally generated funds.
Sources of Capital
     As of December 31, 2007 and 2006, we had the following debt outstanding and cash and cash equivalents:

	December 31,
(In millions)	2007	2006
Credit facilities	$174.6	$966.5
Long-term bonds (a)	6,294.5	6,531.6
Other borrowings	106.1	164.9

Total Debt	6,575.2	7,663.0
Less: Cash and cash equivalents	145.1	116.0

	$6,430.1	$7,547.0

(a)	Includes $3.2 million and $7.1 million in unamortized fair value purchase accounting adjustment premiums related to the merger with AMFM at December 31, 2007 and 2006, respectively. Also includes a positive $11.4 million and a negative $29.8 million related to fair value adjustments for interest rate swap agreements at December 31, 2007 and 2006, respectively.
Credit Facility
     We have a multi-currency revolving credit facility in the amount of $1.75 billion, which can be used for general working capital purposes including commercial paper support as well as to fund capital expenditures, share repurchases, acquisitions and the refinancing of public debt securities. At December 31, 2007, the outstanding balance on this facility was $174.6 million and, taking into account letters of credit of $82.8 million, $1.5 billion was available for future borrowings, with the entire balance to be repaid on July 12, 2009.
          During the year ended December 31, 2007, we made principal payments totaling $1.7 billion and drew down $886.9 million on the credit facility. As of February 13, 2008, the credit facility’s outstanding balance was $669.6 million and, taking into account outstanding letters of credit, $997.8 million was available for future borrowings.

Other Borrowings
          Other debt includes various borrowings and capital leases utilized for general operating purposes. Included in the $106.1 million balance at December 31, 2007 is $87.2 million that matures in less than one year, which we have historically refinanced with new twelve month notes and anticipate these refinancings to continue.
Guarantees of Third Party Obligations
          As of December 31, 2007 we did not guarantee any debt of third parties.
Disposal of Assets
          We received proceeds of $26.2 million primarily related to the sale of representation contracts and outdoor assets recorded in cash flows from investing activities during 2007. We also received proceeds of $341.9 million related to the sale of radio stations recorded as investing cash flows from discontinued operations during 2007.
Shelf Registration
          On August 30, 2006, we filed a Registration Statement on Form S-3 covering the issuance of debt securities, junior subordinated debt securities, preferred stock, common stock, warrants, stock purchase contracts and stock purchase units. The shelf registration statement also covers preferred securities that may be issued from time to time by our three Delaware statutory business trusts and guarantees of such preferred securities by us. This shelf registration statement was automatically effective on August 31, 2006 for a period of three years.
Debt Covenants
          The significant covenants on our $1.75 billion five-year, multi-currency revolving credit facility relate to leverage and interest coverage contained and defined in the credit agreement. The leverage ratio covenant requires us to maintain a ratio of consolidated funded indebtedness to operating cash flow (as defined by the credit agreement) of less than 5.25x. The interest coverage covenant requires us to maintain a minimum ratio of operating cash flow (as defined by the credit agreement) to interest expense of 2.50x. In the event that we do not meet these covenants, we are considered to be in default on the credit facility at which time the credit facility may become immediately due. At December 31, 2007, our leverage and interest coverage ratios were 3.0x and 5.1x, respectively. This credit facility contains a cross default provision that would be triggered if we were to default on any other indebtedness greater than $200.0 million.
          Our other indebtedness does not contain provisions that would make it a default if we were to default on our credit facility.
          The fees we pay on our $1.75 billion, five-year multi-currency revolving credit facility depend on the highest of our long-term debt ratings, unless there is a split rating of more than one level in which case the fees depend on the long-term debt rating that is one level lower than the highest rating. Based on our current ratings level of B-/Baa3, our fees on borrowings are a 52.5 basis point spread to LIBOR and are 22.5 basis points on the total $1.75 billion facility. In the event our ratings improve, the fee on borrowings and facility fee decline gradually to 20.0 basis points and 9.0 basis points, respectively, at ratings of A/A3 or better. In the event that our ratings decline, the fee on borrowings and facility fee increase gradually to 120.0 basis points and 30.0 basis points, respectively, at ratings of BB/Ba2 or lower.
          We believe there are no other agreements that contain provisions that trigger an event of default upon a change in long-term debt ratings that would have a material impact to our financial statements.
          Additionally, our 8% senior notes due 2008, which were originally issued by AMFM Operating Inc., a wholly-owned subsidiary of Clear Channel, contain certain restrictive covenants that limit the ability of AMFM Operating Inc. to incur additional indebtedness, enter into certain transactions with affiliates, pay dividends, consolidate, or effect certain asset sales.
          At December 31, 2007, we were in compliance with all debt covenants.
Uses of Capital
Dividends
          Our Board of Directors declared quarterly cash dividends as follows:

(In millions, except per share data)

Declaration	Amount per			Total
Date	Common Share	Record Date	Payment Date	Payment
October 25, 2006	0.1875	December 31, 2006	January 15, 2007	$92.6
February 21, 2007	0.1875	March 31, 2007	April 15, 2007	93.0
April 19, 2007	0.1875	June 30, 2007	July 15, 2007	93.4
July 27, 2007	0.1875	September 30, 2007	October 15, 2007	93.4
December 3, 2007	0.1875	December 31, 2007	January 15, 2008	93.4
Debt Maturity and Net Proceeds Offer
          On February 1, 2007, we redeemed our 3.125% Senior Notes at their maturity for $250.0 million plus accrued interest with proceeds from our bank credit facility.
          On November 13, 2007 AMFM Operating Inc., or AMFM, our wholly-owned subsidiary, redeemed $26.4 million of its 8% senior notes pursuant to a Net Proceeds Offer (as defined in the indenture governing the notes). Following the redemption, $644.9 million remained outstanding.
          On January 15, 2008, we redeemed our 4.625% Senior Notes at their maturity for $500.0 million plus accrued interest with proceeds from our bank credit facility.
Tender Offers and Consent Solicitations
          On December 17, 2007, we announced that we commenced a cash tender offer and consent solicitation for our outstanding $750.0 million principal amount of the 7.65% Senior Notes due 2010 on the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated December 17, 2007. As of February 13, 2008, we had received tenders and consents representing 98% of the outstanding 7.65% Senior Notes due 2010.
          Also on December 17, AMFM commenced a cash tender offer and consent solicitation for the outstanding $644.9 million principal amount of the 8% Senior Notes due 2008 on the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated December 17, 2007. As of February 13, 2008 AMFM had received tenders and consents representing 87% of the outstanding 8% Senior Notes due 2008.
          As a result of receiving the requisite consents, we and AMFM entered into supplemental indentures which eliminate substantially all the restrictive covenants in the indenture governing the respective notes. Each supplemental indenture will become operative upon acceptance and payment of the tendered notes, as applicable.
          Each of the tender offers is conditioned upon the consummation of our merger. The completion of the merger and the related debt financings are not subject to, or conditioned upon, the completion of the tender offers.
Acquisitions
          We acquired domestic outdoor display faces and additional equity interests in international outdoor companies for $69.1 million in cash during 2007. Our national representation business acquired representation contracts for $53.0 million in cash during 2007.
Capital Expenditures

	Year Ended December 31, 2007 Capital Expenditures
		Americas	International	Corporate and
(In millions)	Radio	Outdoor	Outdoor	Other	Total
Non-revenue producing	$79.7	$36.3	$45.1	$6.6	$167.7
Revenue producing	—	106.5	87.8	—	194.3

	$79.7	$142.8	$132.9	$6.6	$362.0

          We define non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.

Commitments, Contingencies and Future Obligations
     Commitments and Contingencies
          There are various lawsuits and claims pending against us. We believe that any ultimate liability resulting from those actions or claims will not have a material adverse effect on our results of operations, financial position or liquidity. Although we have recorded accruals based on our current assumptions of the future liability for these lawsuits, it is possible that future results of operations could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings. See also “Item 3. Legal Proceedings” and “Note I — Commitments and Contingencies” in the Notes to Consolidated Financial Statements in Item 8 included elsewhere in this Report.
          Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies generally over a one to five year period. We will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.
     Future Obligations
          In addition to our scheduled maturities on our debt, we have future cash obligations under various types of contracts. We lease office space, certain broadcast facilities, equipment and the majority of the land occupied by our outdoor advertising structures under long-term operating leases. Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.
          We have minimum franchise payments associated with non-cancelable contracts that enable us to display advertising on such media as buses, taxis, trains, bus shelters and terminals. The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment. Also, we have non-cancelable contracts in our radio broadcasting operations related to program rights and music license fees.
          In the normal course of business, our broadcasting operations have minimum future payments associated with employee and talent contracts. These contracts typically contain cancellation provisions that allow us to cancel the contract with good cause.
          The scheduled maturities of our credit facility, other long-term debt outstanding, future minimum rental commitments under non-cancelable lease agreements, minimum payments under other non-cancelable contracts, payments under employment/talent contracts, capital expenditure commitments, and other long-term obligations as of December 31, 2007 are as follows:
(In thousands)

	Payment due by Period
		Less than	1 to 3		More than
Contractual Obligations	Total	1 year	Years	3 to 5 Years	5 Years
Long-term Debt
Credit Facility	$174,619	—	174,619	—	—
Senior Notes (1)	5,650,000	625,000	1,500,000	1,300,000	2,225,000
Subsidiary Long-term Debt (2)	750,979	732,047	11,972	2,250	4,710
Interest payments on long-term debt	1,799,610	365,285	548,355	311,044	574,926

Non-Cancelable Operating Leases	2,711,559	372,474	632,063	472,761	1,234,261
Non-Cancelable Contracts	3,269,567	776,203	1,081,912	655,293	756,159
Employment/Talent Contracts	436,526	177,552	188,343	65,417	5,214
Capital Expenditures	159,573	106,187	45,930	7,224	232
Other long-term obligations (3)	272,601	—	13,424	107,865	151,312

Total (4)	$15,225,034	$3,154,748	$4,196,618	$2,921,854	$4,951,814

(1)	The balance includes the $750.0 million principal amount of the 7.65% Senior Notes due 2010 discussed above.

(2)	The balance includes the $644.9 million principal amount of the 8% Senior Notes due 2008 discussed above.

(3)	Other long-term obligations consist of $70.5 million related to asset retirement obligations recorded pursuant to Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, which assumes the underlying assets will be removed at some period over the next 50 years. Also included is $103.0 million related to the maturity value of loans secured by forward exchange contracts that we accrete to maturity using the effective interest method and can be settled in cash or the underlying shares. These contracts had an accreted value of $86.9 million and the underlying shares had a fair value of $124.4 million recorded on our consolidated balance sheets at December 31, 2007. Also included is $75.6 million related to deferred compensation and retirement plans and $23.5 million of various other long-term obligations.

(4)	Excluded from the table is $144.4 million related to the fair value of cross-currency swap agreements and secured forward exchange contracts. Also excluded is $294.5 million related to various obligations with no specific contractual commitment or maturity, $237.1 million of which relates to unrecognized tax benefits recorded pursuant to Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.
Market Risk
Interest Rate Risk
          At December 31, 2007, approximately 20% of our long-term debt, including fixed-rate debt on which we have entered into interest rate swap agreements, bears interest at variable rates. Accordingly, our earnings are affected by changes in interest rates. Assuming the current level of borrowings at variable rates and assuming a two percentage point change in the year’s average interest rate under these borrowings, it is estimated that our 2007 interest expense would have changed by $26.0 million and that our 2007 net income would have changed by $15.3 million. In the event of an adverse change in interest rates, management may take actions to further mitigate its exposure. However, due to the uncertainty of the actions that would be taken and their possible effects, this interest rate analysis assumes no such actions. Further, the analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.
          At December 31, 2007, we had entered into interest rate swap agreements with a $1.1 billion aggregate notional amount that effectively float interest at rates based upon LIBOR. These agreements expire through March 2012. The fair value of these agreements at December 31, 2007, was an asset of $11.4 million.
Equity Price Risk
          The carrying value of our available-for-sale and trading equity securities is affected by changes in their quoted market prices. It is estimated that a 20% change in the market prices of these securities would change their carrying value at December 31, 2007 by $45.3 million and would change accumulated comprehensive income (loss) and net income by $16.6 million and $10.1 million, respectively. At December 31, 2007, we also held $11.2 million of investments that do not have a quoted market price, but are subject to fluctuations in their value.
          We maintain derivative instruments on certain of our available-for-sale and trading equity securities to limit our exposure to and benefit from price fluctuations on those securities.
Foreign Currency
          We have operations in countries throughout the world. Foreign operations are measured in their local currencies except in hyper-inflationary countries in which we operate. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. To mitigate a portion of the exposure of international currency fluctuations, we maintain a natural hedge through borrowings in currencies other than the U.S. dollar. In addition, we have U.S. dollar — Euro cross currency swaps which are also designated as a hedge of our net investment in Euro denominated assets. These hedge positions are reviewed monthly. Our foreign operations reported net income of $90.4 million for the year ended December 31, 2007. It is estimated that a 10% change in the value of the U.S. dollar to foreign currencies would change net income for the year ended December 31, 2007 by $9.0 million.
          Our earnings are also affected by fluctuations in the value of the U.S. dollar as compared to foreign currencies as a result of our investments in various countries, all of which are accounted for under the equity method. It is estimated that the result of a 10% fluctuation in the value of the dollar relative to these foreign currencies at December 31, 2007 would change our 2007 equity in earnings of nonconsolidated affiliates by $3.5 million and would change our net income for the same period by approximately $2.1 million.
          This analysis does not consider the implications that such fluctuations could have on the overall economic activity that could exist in such an environment in the U.S. or the foreign countries or on the results of operations of these foreign entities.

Recent Accounting Pronouncements
          In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, Fair Value Measurements (“Statement 157”). Statement 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements for fair value measurements. Statement 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. Statement 157 does not expand the use of fair value in any new circumstances. Companies will need to apply the recognition and disclosure provisions of Statement 157 for financial assets and financial liabilities and for nonfinancial assets and nonfinancial liabilities that are remeasured at least annually effective January 1, 2008. The effective date in Statement 157 is delayed for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Excluded from the scope of Statement 157 are certain leasing transactions accounted for under FASB Statement No. 13, Accounting for Leases. The exclusion does not apply to fair value measurements of assets and liabilities recorded as a result of a lease transaction but measured pursuant to other pronouncements within the scope of Statement 157. We are currently evaluating the impact of adopting FAS 157 on our financial position or results of operations.
          Statement of Financial Accounting Standards No. 141(R), Business Combinations (“Statement 141(R)”), was issued in December 2007. Statement 141 (R) requires that upon initially obtaining control, an acquirer will recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target. Additionally, contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration and transaction costs will be expensed as incurred. Statement 141(R) also modifies the recognition for preacquisition contingencies, such as environmental or legal issues, restructuring plans and acquired research and development value in purchase accounting. Statement 141(R) amends Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. Statement 141(R) is effective for fiscal years beginning after December 15, 2008. Adoption is prospective and early adoption is not permitted. We expect to adopt Statement 141 (R) on January 1, 2009. Statement 141R’s impact on accounting for business combinations is dependent upon acquisitions at that time.
          Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115 (“Statement 159”), was issued in February 2007. Statement 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Statement 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Statement 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. Statement 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in Statements No. 157, Fair Value Measurements, and No. 107, Disclosures about Fair Value of Financial Instruments. Statement 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We adopted Statement 159 on January 1, 2008 and do not anticipate adoption to materially impact our financial position or results of operations.
          Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“Statement 160”), was issued in December 2007. Statement 160 clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under Statement 160 noncontrolling interests are considered equity and should be reported as an element of consolidated equity, net income will encompass the total income of all consolidated subsidiaries and there will be separate disclosure on the face of the income statement of the attribution of that income between the controlling and noncontrolling interests, and increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions. Statement 160 is effective for the first annual reporting period beginning on or after December 15, 2008, and earlier application is prohibited. Statement 160 is required to be adopted prospectively, except for reclassify noncontrolling interests to equity, separate from the parent’s shareholders’ equity, in the consolidated statement of financial position and recasting consolidated net income (loss) to include net income (loss) attributable to both the controlling and noncontrolling interests, both of which are required to be adopted retrospectively. We expect to adopt Statement 160 on January 1, 2009 and are currently assessing the potential impact that the adoption could have on our financial statements.

Critical Accounting Estimates
          The preparation of our financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in Note A, Summary of Significant Accounting Policies, of the Notes to Consolidated Financial Statements, included in Item 8 of this Annual Report on Form 10-K. Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. Management has reviewed these critical accounting policies and related disclosures with our independent auditor and the Audit Committee of our Board of Directors. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.
Stock Based Compensation
          We adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment on January 1, 2006 using the modified-prospective-transition method. Under the fair value recognition provisions of this statement, stock based compensation cost is measured at the grant date based on the value of the award and is recognized as expense on a straight-line basis over the vesting period. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.
Allowance for Doubtful Accounts
          We evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.
          If our agings were to improve or deteriorate resulting in a 10% change in our allowance, it is estimated that our 2007 bad debt expense would have changed by $5.9 million and our 2007 net income would have changed by $3.5 million.
Long-Lived Assets
          Long-lived assets, such as property, plant and equipment are reviewed for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.
          We use various assumptions in determining the current fair market value of these assets, including future expected cash flows and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.
          Using the impairment review described, we found no impairment charge required for the year ended December 31, 2007. If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.
Goodwill
          Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We review goodwill for potential impairment annually using the income approach to determine the fair value of our reporting units. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.

          The income approach we use for valuing goodwill involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, or Statement 142, we performed our annual impairment tests as of October 1, 2005, 2006 and 2007 on goodwill. No impairment charges resulted from these tests. We may incur impairment charges in future periods under Statement 142 to the extent we do not achieve our expected cash flow growth rates, and to the extent that market values decrease and long-term interest rates increase.
Indefinite-lived Assets
          Indefinite-lived assets are reviewed annually for possible impairment using the direct method as prescribed in SEC Staff Announcement No. D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill. Under the direct method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.
          Our key assumptions using the direct method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average station within a market.
          If actual results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. Our annual impairment test was performed as of October 1, 2007, which resulted in no impairment.
Tax Accruals
          The IRS and other taxing authorities routinely examine our tax returns. From time to time, the IRS challenges certain of our tax positions. We believe our tax positions comply with applicable tax law and we would vigorously defend these positions if challenged. The final disposition of any positions challenged by the IRS could require us to make additional tax payments. We believe that we have adequately accrued for any foreseeable payments resulting from tax examinations and consequently do not anticipate any material impact upon their ultimate resolution.
          Our estimates of income taxes and the significant items giving rise to the deferred assets and liabilities are shown in Note K to our financial statements and reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of our tax returns by federal, state or foreign tax authorities.
          We have considered these potential changes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes and Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN 48, which requires us to record reserves for estimates of probable settlements of federal and state audits. We adopted FIN 48 on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements. FIN 48 prescribes a recognition threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken within an income tax return. The adoption of FIN 48 resulted in a decrease of $0.2 million to the January 1, 2007 balance of “Retained deficit”, an increase of $101.7 million in “Other long term-liabilities” for unrecognized tax benefits and a decrease of $123.0 million in “Deferred income taxes”.
Litigation Accruals
          We are currently involved in certain legal proceedings and, as required, have accrued our estimate of the probable costs for the resolution of these claims.
          Management’s estimates used have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.
          It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.

Insurance Accruals
          We are currently self-insured beyond certain retention amounts for various insurance coverages, including general liability and property and casualty. Accruals are recorded based on estimates of actual claims filed, historical payouts, existing insurance coverage and projections of future development of costs related to existing claims.
          Our self-insured liabilities contain uncertainties because management must make assumptions and apply judgment to estimate the ultimate cost to settle reported claims and claims incurred but not reported as of December 31, 2007.
          If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material. A 10% change in our self-insurance liabilities at December 31, 2007, would have affected net income by approximately $3.5 million for the year ended December 31, 2007.
Inflation
          Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our broadcasting stations and outdoor display faces.
Ratio of Earnings to Fixed Charges
          The ratio of earnings to fixed charges is as follows:

Year Ended December 31,
2007	2006	2005	2004	2003

2.35	2.23	2.21	2.71	3.51
          The ratio of earnings to fixed charges was computed on a total enterprise basis. Earnings represent income from continuing operations before income taxes less equity in undistributed net income (loss) of unconsolidated affiliates plus fixed charges. Fixed charges represent interest, amortization of debt discount and expense, and the estimated interest portion of rental charges. We had no preferred stock outstanding for any period presented.
ITEM 7A. Quantitative and Qualitative Disclosures about Market Risk
Required information is within Item 7.

ITEM 8. Financial Statements and Supplementary Data
MANAGEMENT’S REPORT ON FINANCIAL STATEMENTS
The consolidated financial statements and notes related thereto were prepared by and are the responsibility of management. The financial statements and related notes were prepared in conformity with U.S. generally accepted accounting principles and include amounts based upon management’s best estimates and judgments.
It is management’s objective to ensure the integrity and objectivity of its financial data through systems of internal controls designed to provide reasonable assurance that all transactions are properly recorded in our books and records, that assets are safeguarded from unauthorized use and that financial records are reliable to serve as a basis for preparation of financial statements.
The financial statements have been audited by our independent registered public accounting firm, Ernst & Young LLP, to the extent required by auditing standards of the Public Company Accounting Oversight Board (United States) and, accordingly, they have expressed their professional opinion on the financial statements in their report included herein.
The Board of Directors meets with the independent registered public accounting firm and management periodically to satisfy itself that they are properly discharging their responsibilities. The independent registered public accounting firm has unrestricted access to the Board, without management present, to discuss the results of their audit and the quality of financial reporting and internal accounting controls.
/s/ Mark P. Mays
Chief Executive Officer
/s/ Randall T. Mays
President and Chief Financial Officer
/s/ Herbert W. Hill, Jr.
Senior Vice President/Chief Accounting Officer
Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of Clear Channel Communications, Inc.
We have audited the accompanying consolidated balance sheets of Clear Channel Communications, Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. Our audits also include the financial statement schedule listed in the index as Item 15(a)2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clear Channel Communications, Inc. and subsidiaries at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
As discussed in Note K to the consolidated financial statements, in 2007 the Company changed its method of accounting for income taxes.
As discussed in Note A to the consolidated financial statements, in 2006 the Company changed its method of accounting for stock-based compensation.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 14, 2008 expressed an unqualified opinion thereon.

/s/ERNST & YOUNG LLP
San Antonio, Texas
February 14, 2008

CONSOLIDATED BALANCE SHEETS
ASSETS
(In thousands)

	December 31,	December 31,
	2007	2006
CURRENT ASSETS
Cash and cash equivalents	$145,148	$116,000
Accounts receivable, net of allowance of $59,169 in 2007 and $56,068 in 2006	1,693,218	1,619,858
Prepaid expenses	116,902	122,000
Other current assets	243,248	244,103
Income taxes receivable	—	7,392
Current assets from discontinued operations	96,067	96,377

Total Current Assets	2,294,583	2,205,730

PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	815,277	765,306
Structures	3,901,941	3,601,653
Towers, transmitters and studio equipment	552,372	580,322
Furniture and other equipment	520,204	523,489
Construction in progress	118,879	89,772

	5,908,673	5,560,542
Less accumulated depreciation	2,905,493	2,600,072

	3,003,180	2,960,470

Property, plant and equipment from discontinued operations, net	211,908	275,740

INTANGIBLE ASSETS
Definite-lived intangibles, net	485,870	522,482
Indefinite-lived intangibles — licenses	4,186,720	4,196,789
Indefinite-lived intangibles — permits	251,988	260,950
Goodwill	7,046,881	7,071,935

Intangible assets from discontinued operations, net	397,854	554,172

OTHER ASSETS
Notes receivable	12,388	6,318
Investments in, and advances to, nonconsolidated affiliates	346,387	311,258
Other assets	303,791	249,524
Other investments	237,598	244,980
Other assets from discontinued operations	26,380	26,590

Total Assets	$18,805,528	$18,886,938

See Notes to Consolidated Financial Statements

LIABILITIES AND SHAREHOLDERS’ EQUITY
(In thousands, except share data)

	December 31,	December 31,
	2007	2006
CURRENT LIABILITIES
Accounts payable	$165,533	$151,577
Accrued expenses	912,665	884,479
Accrued interest	98,601	112,049
Accrued income taxes	79,973	—
Current portion of long-term debt	1,360,199	336,375
Deferred income	158,893	134,287
Current liabilities from discontinued operations	37,413	45,079

Total Current Liabilities	2,813,277	1,663,846

Long-term debt	5,214,988	7,326,700
Other long-term obligations	127,384	68,509
Deferred income taxes	796,982	737,576
Other long-term liabilities	567,848	673,954
Long-term liabilities from discontinued operations	51,198	24,621

Minority interest	436,360	349,391
Commitments and contingent liabilities (Note I)

SHAREHOLDERS’ EQUITY
Preferred Stock — Class A, par value $1.00 per share, authorized 2,000,000 shares, no shares issued and outstanding	—	—
Preferred Stock — Class B, par value $1.00 per share, authorized 8,000,000 shares, no shares issued and outstanding	—	—
Common Stock, par value $.10 per share, authorized 1,500,000,000 shares, issued 498,075,417 and 493,982,851 shares in 2007 and 2006, respectively	49,808	49,399
Additional paid-in capital	26,858,079	26,745,687
Retained deficit	(18,489,143)	(19,054,365)
Accumulated other comprehensive income	383,698	304,975
Cost of shares (157,744 in 2007 and 114,449 in 2006) held in treasury	(4,951)	(3,355)

Total Shareholders’ Equity	8,797,491	8,042,341

Total Liabilities and Shareholders’ Equity	$18,805,528	$18,886,938

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(In thousands, except per share data)	2007	2006	2005
Revenue	$6,816,909	$6,457,435	$6,019,029
Operating expenses:
Direct operating expenses (includes share-based payments of $16,975, $16,142 and $212 in 2007, 2006 and 2005, respectively and excludes depreciation and amortization)	2,707,254	2,506,717	2,325,912
Selling, general and administrative expenses (includes share-based payments of $14,884, $16,762 and $0 in 2007, 2006 and 2005, respectively and excludes depreciation and amortization)	1,718,302	1,661,377	1,604,044
Depreciation and amortization	564,920	593,770	585,233
Corporate expenses (includes share-based payments of $12,192, $9,126 and $5,869 in 2007, 2006 and 2005, respectively and excludes depreciation and amortization)	181,504	196,319	167,088
Merger expenses	6,762	7,633	—
Gain on disposition of assets — net	14,389	71,718	49,663

Operating income	1,652,556	1,563,337	1,386,415
Interest expense	451,870	484,063	443,442
Gain (loss) on marketable securities	6,742	2,306	(702)
Equity in earnings of nonconsolidated affiliates	35,176	37,845	38,338
Other income (expense) — net	5,326	(8,593)	11,016

Income before income taxes, minority interest and discontinued operations	1,247,930	1,110,832	991,625
Income tax expense:
Current	245,155	270,111	26,660
Deferred	183,598	188,789	366,347

Income tax expense	428,753	458,900	393,007
Minority interest expense, net of tax	47,031	31,927	17,847

Income before discontinued operations	772,146	620,005	580,771
Income from discontinued operations, net	166,361	71,512	354,891

Net income	$938,507	$691,517	$935,662

Other comprehensive income, net of tax:
Foreign currency translation adjustments	88,823	92,810	28,643
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss) on marketable securities	(8,412)	(60,516)	(48,492)
Unrealized holding gain (loss) on cash flow derivatives	(1,688)	76,132	56,634

Comprehensive income	$1,017,230	$799,943	$972,447

Net income per common share:
Income before discontinued operations- Basic	$1.56	$1.24	$1.06
Discontinued operations — Basic	.34	.14	.65

Net income — Basic	$1.90	$1.38	$1.71

Weighted average common shares — basic	494,347	500,786	545,848

Income before discontinued operations — Diluted	$1.56	$1.24	$1.06
Discontinued operations — Diluted	.33	.14	.65

Net income — Diluted	$1.89	$1.38	$1.71

Weighted average common shares — diluted	495,784	501,639	547,151

Dividends declared per share	$.75	$.75	$.69
See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

					Accumulated
	Common		Additional		Other
	Shares	Common	Paid-in	Retained	Comprehensive		Treasury
(In thousands, except share data)	Issued	Stock	Capital	(Deficit)	Income (Loss)	Other	Stock	Total
Balances at December 31, 2004	567,572,736	$56,757	$29,183,595	$(19,933,777)	$194,590	$(213)	$(12,874)	$9,488,078
Net income				935,662				935,662
Dividends declared				(373,296)				(373,296)
Spin-off of Live Nation			(687,206)		(29,447)			(716,653)
Gain on sale of subsidiary common stock			479,699					479,699
Purchase of common shares							(1,070,204)	(1,070,204)
Treasury shares retired and cancelled	(32,800,471)	(3,280)	(1,067,175)				1,070,455	—
Exercise of stock options and other	3,515,498	352	31,012				8,558	39,922
Amortization and adjustment of deferred compensation			5,800			213	456	6,469
Currency translation adjustment					28,643			28,643
Unrealized gains (losses) on cash flow derivatives					56,634			56,634
Unrealized gains (losses) on investments					(48,492)			(48,492)

Balances at December 31, 2005	538,287,763	53,829	27,945,725	(19,371,411)	201,928	—	(3,609)	8,826,462
Net income				691,517				691,517
Dividends declared				(374,471)				(374,471)
Subsidiary common stock issued for a business acquisition			67,873					67,873
Purchase of common shares							(1,371,462)	(1,371,462)
Treasury shares retired and cancelled	(46,729,900)	(4,673)	(1,367,032)				1,371,705	—
Exercise of stock options and other	2,424,988	243	60,139				11	60,393
Amortization and adjustment of deferred compensation			38,982					38,982
Currency translation adjustment					87,431			87,431
Unrealized gains (losses) on cash flow derivatives					76,132			76,132
Unrealized gains (losses) on investments					(60,516)			(60,516)

Balances at December 31, 2006	493,982,851	49,399	26,745,687	(19,054,365)	304,975	—	(3,355)	8,042,341
Cumulative effect of FIN 48 adoption				(152)				(152)
Net income				938,507				938,507
Dividends declared				(373,133)				(373,133)
Exercise of stock options and other	4,092,566	409	74,827				(1,596)	73,640
Amortization and adjustment of deferred compensation			37,565					37,565
Currency translation adjustment					88,823			88,823
Unrealized gains (losses) on cash flow derivatives					(1,688)			(1,688)
Unrealized gains (losses) on investments					(8,412)			(8,412)

Balances at December 31, 2007	498,075,417	$49,808	$26,858,079	$(18,489,143)	$383,698	$—	$(4,951)	$8,797,491

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2007	2006	2005
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net income	$938,507	$691,517	$935,662
Less: Income from discontinued operations, net	166,361	71,512	354,891

Net income from continuing operations	772,146	620,005	580,771

Reconciling Items:
Depreciation	459,891	443,100	431,457
Amortization of intangibles	105,029	150,670	153,776
Deferred taxes	183,598	188,789	366,347
Provision for doubtful accounts	38,615	34,627	34,260
Amortization of deferred financing charges, bond premiums and accretion of note discounts, net	7,739	3,462	2,042
Share-based compensation	44,051	42,030	6,081
(Gain) loss on sale of operating and fixed assets	(14,389)	(71,718)	(49,663)
(Gain) loss on forward exchange contract	3,953	18,161	18,194
(Gain) loss on trading securities	(10,696)	(20,467)	(17,492)
Equity in earnings of nonconsolidated affiliates	(35,176)	(37,845)	(38,338)
Minority interest, net of tax	47,031	31,927	17,847
Increase (decrease) other, net	(92)	9,026	(14,529)

Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease (increase) in accounts receivable	(111,152)	(190,191)	(22,179)
Decrease (increase) in prepaid expenses	5,098	(23,797)	15,013
Decrease (increase) in other current assets	694	(2,238)	42,131
Increase (decrease) in accounts payable, accrued expenses and other liabilities	27,027	86,887	(42,334)
Federal income tax refund	—	390,438	—
Increase (decrease) in accrued interest	(13,429)	14,567	3,411
Increase (decrease) in deferred income	26,013	6,486	(18,518)
Increase (decrease) in accrued income taxes	13,325	25,641	(191,962)

Net cash provided by operating activities	1,549,276	1,719,560	1,276,315
See Notes to Consolidated Financial Statements

	Year Ended December 31,
	2007	2006	2005
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Decrease (increase) in notes receivable, net	(6,069)	1,163	755
Decrease (increase) in investments in, and advances to nonconsolidated affiliates — net	20,868	20,445	15,343
Cross currency settlement of interest	(1,214)	1,607	734
Purchase of other investments	(726)	(520)	(900)
Proceeds from sale of other investments	2,409	—	370
Purchases of property, plant and equipment	(362,042)	(332,449)	(298,043)
Proceeds from disposal of assets	26,177	99,682	102,001
Acquisition of operating assets	(122,110)	(341,206)	(150,819)
Decrease (increase) in other — net	(38,703)	(51,443)	(14,625)

Net cash used in investing activities	(481,410)	(602,721)	(345,184)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Draws on credit facilities	886,910	3,383,667	1,934,000
Payments on credit facilities	(1,705,014)	(2,700,004)	(1,986,045)
Proceeds from long-term debt	22,483	783,997	—
Payments on long-term debt	(343,041)	(866,352)	(236,703)
Payment to terminate forward exchange contract	—	(83,132)	—
Proceeds from exercise of stock options, stock purchase plan and common stock warrants	80,017	57,452	40,239
Dividends paid	(372,369)	(382,776)	(343,321)
Proceeds from initial public offering	—	—	600,642
Payments for purchase of common shares	—	(1,371,462)	(1,070,204)

Net cash used in financing activities	(1,431,014)	(1,178,610)	(1,061,392)

CASH FLOWS PROVIDED BY (USED IN) DISCONTINUED OPERATIONS:
Net cash provided by operating activities	60,983	127,762	142,832
Net cash provided by (used in) investing activities	331,313	(34,328)	(202,761)
Net cash provided by financing activities	—	—	240,000

Net cash provided by discontinued operations	392,296	93,434	180,071

Net increase in cash and cash equivalents	29,148	31,663	49,810

Cash and cash equivalents at beginning of year	116,000	84,337	34,527

Cash and cash equivalents at end of year	$145,148	$116,000	$84,337

SUPPLEMENTAL DISCLOSURE:
Cash paid during the year for:
Interest	$462,181	$461,398	$430,382
Income taxes	299,415	—	193,723
See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE A — SUMMARY OF
SIGNIFICANT ACCOUNTING POLICIES
Nature of Business
Clear Channel Communications, Inc., (the “Company”) incorporated in Texas in 1974, is a diversified media company with three principal business segments: radio broadcasting, Americas outdoor advertising and international outdoor advertising. The Company’s radio broadcasting segment owns, programs and sells airtime generating revenue from the sale of national and local advertising. The Company’s Americas and international outdoor advertising segments own or operate advertising display faces domestically and internationally.
Merger
The Company’s shareholders approved the adoption of the Merger Agreement, as amended, with a group led by Thomas H. Lee Partners, L.P. and Bain Capital Partners, LLC on September 25, 2007. The transaction remains subject to customary closing conditions.
Under the terms of the Merger Agreement, as amended, the Company’s shareholders will receive $39.20 in cash for each share they own plus additional per share consideration, if any, as the closing of the merger will occur after December 31, 2007. For a description of the computation of any additional per share consideration and the circumstances under which it is payable, please refer to the joint proxy statement/prospectus dated August 21, 2007, filed with the Securities & Exchange Commission (the “Proxy Statement”). As an alternative to receiving the $39.20 per share cash consideration, the Company’s unaffiliated shareholders were offered the opportunity on a purely voluntary basis to exchange some or all of their shares of Clear Channel common stock on a one-for-one basis for shares of Class A common stock in CC Media Holdings, Inc., the new corporation formed by the private equity group to acquire the Company (subject to aggregate and individual caps), plus the additional per share consideration, if any.
Holders of shares of the Company’s common stock (including shares issuable upon conversion of outstanding options) in excess of the aggregate cap provided in the Merger Agreement, as amended, elected to receive the stock consideration. As a result, unaffiliated shareholders of the Company will own an aggregate of 30.6 million shares of CC Media Holdings Inc. Class A common stock upon consummation of the merger.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts have been eliminated in consolidation. Investments in nonconsolidated affiliates are accounted for using the equity method of accounting.
Cash and Cash Equivalents
Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.
Allowance for Doubtful Accounts
The Company evaluates the collectibility of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.

Land Leases and Other Structure Licenses
Most of the Company’s outdoor advertising structures are located on leased land. Americas outdoor land rents are typically paid in advance for periods ranging from one to twelve months. International outdoor land rents are paid both in advance and in arrears, for periods ranging from one to twelve months. Most international street furniture display faces are operated through contracts with the municipalities for up to 20 years. The street furniture contracts often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.
Purchase Accounting
The Company accounts for its business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying identifiable net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. In addition, reserves have been established on the Company’s balance sheet related to acquired liabilities and qualifying restructuring costs and contingencies based on assumptions made at the time of acquisition. The Company evaluates these reserves on a regular basis to determine the adequacies of the amounts. Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee. The Company accrues these payments under the guidance in Emerging Issues Task Force issue 95-8: Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination, after the contingencies have been resolved.
Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:
Buildings and improvements - 10 to 39 years
Structures - 5 to 40 years
Towers, transmitters and studio equipment - 7 to 20 years
Furniture and other equipment - 3 to 20 years
Leasehold improvements - shorter of economic life or lease term assuming renewal periods, if appropriate
For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.
The Company tests for possible impairment of property, plant, and equipment whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the estimated undiscounted future cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded in depreciation and amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflects the risk inherent in future cash flows.
Intangible Assets
The Company classifies intangible assets as definite-lived, indefinite-lived or goodwill. Definite-lived intangibles include primarily transit and street furniture contracts, talent, and representation contracts, all of which are amortized over the respective lives of the agreements, typically four to fifteen years, or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived assets. These assets are stated at cost. Indefinite-lived intangibles include broadcast FCC licenses and billboard permits. The excess cost over fair value of net assets acquired is classified as goodwill. The indefinite-lived intangibles and goodwill are not subject to amortization, but are tested for impairment at least annually.
The Company tests for possible impairment of definite-lived intangible assets whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the undiscounted cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the undiscounted cash flow amount, an impairment charge is recorded in amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.
The Company performs its annual impairment test for its FCC licenses and permits using a direct valuation technique as prescribed by the Emerging Issues Task Force (“EITF”) Topic D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill (“D-108”). Certain assumptions are used under the Company’s direct valuation technique, including market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up cost and losses incurred during the build-up period, the risk adjusted discount rate and terminal values. The Company utilizes Mesirow Financial Consulting LLC, a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its FCC licenses and permits. Impairment charges are recorded in amortization expense in the statement of operations.
At least annually, the Company performs its impairment test for each reporting unit’s goodwill using a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. The Company identified its reporting units under the guidance in Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“Statement 142”) and EITF D-101, Clarification of Reporting Unit Guidance in Paragraph 30 of FASB Statement No. 142. The Company’s reporting units for radio broadcasting and Americas outdoor advertising are the reportable segments. The Company determined that each country in its International outdoor segment constitutes a reporting unit and therefore tests goodwill for impairment at the country level. Certain assumptions are used in determining the fair value, including assumptions about future cash flows, discount rates, and terminal values. If the fair value of the Company’s reporting unit is less than the carrying value of the reporting unit, the Company reduces the carrying amount of goodwill. Impairment charges are recorded in amortization expense on the statement of operations.
Other Investments
Other investments are composed primarily of equity securities. These securities are classified as available-for-sale or trading and are carried at fair value based on quoted market prices. Securities are carried at historical value when quoted market prices are unavailable. The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported as a separate component of shareholders’ equity. The net unrealized gains or losses on the trading securities are reported in the statement of operations. In addition, the Company holds investments that do not have quoted market prices. The Company periodically reviews the value of available-for-sale, trading and non-marketable securities and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary. The average cost method is used to compute the realized gains and losses on sales of equity securities.
Nonconsolidated Affiliates
In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary.
Financial Instruments
Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities, and short-term borrowings approximated their fair values at December 31, 2007 and 2006.

Income Taxes
The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or all of the asset will not be realized. As all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations. It is not practical to determine the amount of federal income taxes, if any, that might become due in the event that the earnings were distributed.
Revenue Recognition
Radio broadcasting revenue is recognized as advertisements or programs are broadcast and is generally billed monthly. Outdoor advertising contracts typically cover periods of up to three years and are generally billed monthly. Revenue for outdoor advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s broadcasting and outdoor operations. Payments received in advance of being earned are recorded as deferred income.
Barter transactions represent the exchange of airtime or display space for merchandise or services. These transactions are generally recorded at the fair market value of the airtime or display space or the fair value of the merchandise or services received. Revenue is recognized on barter and trade transactions when the advertisements are broadcasted or displayed. Expenses are recorded ratably over a period that estimates when the merchandise or service received is utilized or the event occurs. Barter and trade revenues from continuing operations for the years ended December 31, 2007, 2006 and 2005, were approximately $65.0 million, $71.1 million and $68.8 million, respectively, and are included in total revenue. Barter and trade expenses from continuing operations for the years ended December 31, 2007, 2006 and 2005, were approximately $64.7 million, $68.6 million and $64.6 million, respectively, and are included in selling, general and administrative expenses.
Share-Based Payments
Prior to January 1, 2006, the Company accounted for share-based payments under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related Interpretations, as permitted by Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (“Statement 123”). Under that method, when options were granted with a strike price equal to or greater than market price on date of issuance, there was no impact on earnings either on the date of grant or thereafter, absent certain modifications to the options. The Company adopted Financial Accounting Standard No. 123 (R), Share-Based Payment (“Statement 123(R)”), on January 1, 2006 using the modified-prospective-transition method. Under the fair value recognition provisions of this statement, stock based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the vesting period. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, the Company’s results of operations could be materially impacted.
Derivative Instruments and Hedging Activities
Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, (“Statement 133”), requires the Company to recognize all of its derivative instruments as either assets or liabilities in the consolidated balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. For derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions. The Company formally assesses, both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in either the fair value or cash flows of the hedged item. If a derivative ceases to be a highly effective hedge, the Company discontinues hedge accounting. The Company accounts for its derivative instruments that are not designated as hedges at fair value, with changes in fair value recorded in earnings. The Company does not enter into derivative instruments for speculation or trading purposes.
Foreign Currency
Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees, other than those of operations in highly inflationary countries, are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of shareholders’ equity, “Accumulated other comprehensive income”. Foreign currency transaction gains and losses, as well as gains and losses from translation of financial statements of subsidiaries and investees in highly inflationary countries, are included in operations.
Advertising Expense
The Company records advertising expense as it is incurred. Advertising expenses from continuing operations of $137.4 million, $128.9 million and $153.2 million were recorded during the years ended December 31, 2007, 2006 and 2005, respectively as a component of selling, general and administrative expenses.
Use of Estimates
The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.
Certain Reclassifications
The Company has reclassified certain selling, general and administrative expenses to direct operating expenses in 2006 and 2005 to conform to current year presentation. The historical financial statements and footnote disclosures have been revised to exclude amounts related to the Company’s television business, certain radio stations and Live Nation as discussed below.
New Accounting Pronouncements
In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, Fair Value Measurements (“Statement 157”). Statement 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements for fair value measurements. Statement 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. Statement 157 does not expand the use of fair value in any new circumstances. Companies will need to apply the recognition and disclosure provisions of Statement 157 for financial assets and financial liabilities and for nonfinancial assets and nonfinancial liabilities that are remeasured at least annually effective January 1, 2008. The effective date in Statement 157 is delayed for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Excluded from the scope of Statement 157 are certain leasing transactions accounted for under FASB Statement No. 13, Accounting for Leases. The exclusion does not apply to fair value measurements of assets and liabilities recorded as a result of a lease transaction but measured pursuant to other pronouncements within the scope of Statement 157. The Company is currently evaluating the impact of adopting FAS 157 on our financial position or results of operations.
Statement of Financial Accounting Standards No. 141(R), Business Combinations (“Statement 141(R)”), was issued in December 2007. Statement 141(R) requires that upon initially obtaining control, an acquirer will recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target. Additionally, contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration and transaction costs will be expensed as incurred. Statement 141(R) also modifies the recognition for preacquisition contingencies, such as environmental or legal issues, restructuring plans and acquired research and development value in purchase accounting. Statement 141(R) amends Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. Statement 141(R) is effective for fiscal years beginning after December 15, 2008. Adoption is prospective and early adoption is not permitted. The Company expects to adopt Statement 141 (R) on January 1, 2009. The Company expects to adopt Statement 141 (R) on January 1, 2009. Statement 141R’s impact on accounting for business combinations is dependent upon acquisitions at that time.
Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115 (“Statement 159”), was issued in February 2007. Statement 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Statement 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Statement 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. Statement 159 does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in Statements No. 157, Fair Value Measurements, and No. 107, Disclosures about Fair Value of Financial Instruments. Statement 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company will adopt Statement 159 on January 1, 2008 and does not anticipate adoption to materially impact our financial position or results of operations.
Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“Statement 160”), was issued in December 2007. Statement 160 clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under Statement 160 noncontrolling interests are considered equity and should be reported as an element of consolidated equity, net income will encompass the total income of all consolidated subsidiaries and there will be separate disclosure on the face of the income statement of the attribution of that income between the controlling and noncontrolling interests, and increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions. Statement 160 is effective for the first annual reporting period beginning on or after December 15, 2008, and earlier application is prohibited. Statement 160 is required to be adopted prospectively, except for reclassify noncontrolling interests to equity, separate from the parent’s shareholders’ equity, in the consolidated statement of financial position and recasting consolidated net income (loss) to include net income (loss) attributable to both the controlling and noncontrolling interests, both of which are required to be adopted retrospectively. The Company expects to adopt Statement 160 on January 1, 2009 and is currently assessing the potential impact that the adoption could have on its financial statements.
NOTE B — DISCONTINUED OPERATIONS
Sale of non-core radio stations
On November 16, 2006, the Company announced plans to sell 448 non-core radio stations. The merger is not contingent on the sales of these stations, and the sales of these stations are not contingent on the closing of the Company’s merger discussed above. Definitive asset purchase agreements were signed for 73 non-core radio stations at December 31, 2007 and 160 non-core radio stations were sold as of December 31, 2007.
The Company has 187 non-core radio stations that are no longer under a definitive asset purchase agreement as of December 31, 2007. The definitive asset purchase agreement was terminated in the fourth quarter of 2007. However the Company continues to actively market these radio stations and they continue to meet the criteria in Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-lived Assets (“Statement 144”) for classification as discontinued operations. Therefore, the assets, results of operations and cash flows from these stations remain classified as discontinued operations in the Company’s consolidated financial statements as of and for the periods ended December 31, 2007.

The following table presents the activity related to the Company’s planned divestitures of 448 non-core radio stations:

Total non-core radio stations on November 16, 2006	448
Non-core radio stations sold through December 31, 2007	(160)
Non-core radio stations under definitive asset purchase agreements at December 31, 2007	(73)
Non-core radio stations not under definitive asset purchase agreements but recorded as discontinued operations at December 31, 2007	(187)

Non-core radio stations included in continuing operations at December 31, 2007	28

Sale of other radio stations
In addition to its non-core stations, the Company sold 5 stations in the fourth quarter of 2006 and had definitive asset purchase agreements for 8 stations at December 31, 2007.
Sale of the Television Business
On April 20, 2007, the Company entered into a definitive agreement with an affiliate (“buyer”) of Providence Equity Partners Inc. (“Providence”) to sell its television business. Subsequently, a representative of Providence informed the Company that the buyer is considering its options under the definitive agreement, including not closing the acquisition on the terms and conditions in the definitive agreement. The definitive agreement is in full force and effect, has not been terminated and contains customary closing conditions. There have been no allegations that we have breached any of the terms or conditions of the definitive agreement or that there is a failure of a condition to closing the acquisition. On November 29, 2007, the FCC issued its initial consent order approving the assignment of our television station licenses to the buyer.
The Company determined that each of these radio station markets and its television business represent disposal groups. Consistent with the provisions of Statement 144, the Company classified these assets that are subject to transfer under the definitive asset purchase agreements as discontinued operations at December 31, 2007 and 2006. Accordingly, depreciation and amortization associated with these assets was discontinued. Additionally, the Company determined that these assets comprise operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company. As of December 31, 2007, the Company determined that the estimated fair value less costs to sell attributable to these assets was in excess of the carrying value of their related net assets held for sale.
Summarized operating results for the years ended December 31, 2007, 2006 and 2005 from these businesses are as follows:

	Year Ended December 31,
(In thousands)	2007	2006	2005
Revenue	$546,556	$641,976	$591,389
Income before income taxes	$242,806	$115,346	$87,702
Included in income from discontinued operations, net are income tax expenses of $76.4 million, $43.8 million and $33.3 million for the years ended December 31, 2007, 2006 and 2005, respectively. Also included in income from discontinued operations for the years ended December 31, 2007 and 2006 are gains on the sale of certain radio stations of $144.6 million and $0.3 million, respectively.

The following table summarizes the carrying amount at December 31, 2007 and 2006 of the major classes of assets and liabilities of the Company’s businesses classified as discontinued operations:

	December 31,
(In thousands)	2007	2006
Assets
Accounts receivable, net	$76,426	$75,490
Other current assets	19,641	20,887

Total current assets	$96,067	$96,377

Land, buildings and improvements	$98,692	$140,964
Transmitter and studio equipment	255,172	305,795
Other property, plant and equipment	30,673	38,502
Less accumulated depreciation	172,629	209,521

Property, plant and equipment, net	$211,908	$275,740

Definite-lived intangibles, net	$283	$335
Licenses	122,806	134,873
Goodwill	274,765	418,964

Total intangible assets	$397,854	$554,172

Film rights	$18,042	$20,442
Other long-term assets	8,338	6,148

Total non-current assets	$26,380	$26,590

Liabilities
Accounts payable and accrued expenses	$10,565	$13,911
Film liability	18,027	21,765
Other current liabilities	8,821	9,403

Total current liabilities	$37,413	$45,079

Film liability	$19,902	$22,158
Other long-term liabilities	31,296	2,463

Total long-term liabilities	$51,198	$24,621

Spin-off of Live Nation
On December 2, 2005, the Company’s Board of Directors approved the spin-off of Live Nation, made up of the Company’s former live entertainment segment and sports representation business. The Company’s consolidated statements of operations have been restated to reflect Live Nation’s results of operations in discontinued operations for the year ended December 31, 2005. The following table displays financial information for Live Nation’s discontinued operations for the year ended December 31, 2005:

(In thousands)	2005(1)
Revenue (including sales to other Company segments of $0.7 million)	$2,858,481
Income before income taxes	$(16,215)

(1)	Includes the results of operations for Live Nation through December 21, 2005.
Included in income from discontinued operations, net is an income tax benefit of $316.7 million for the year ended December 31, 2005.
Transactions with Live Nation
The Company sells advertising and other services to Live Nation. For the years ended December 31, 2007 and 2006 the Company recorded $6.1 million and $4.3 million, respectively, of revenue for these advertisements. It is the Company’s opinion that these transactions were recorded at fair value.
NOTE C — INTANGIBLE ASSETS AND GOODWILL
Definite-lived Intangibles
The Company has definite-lived intangible assets which consist primarily of transit and street furniture contracts and other contractual rights in the outdoor segments, talent and program right contracts in the radio segment, and in the Company’s other segment, representation contracts for non-affiliated radio and television stations. Definite-lived intangible assets are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The following table presents the gross carrying amount and accumulated amortization for each major class of definite-lived intangible assets at December 31, 2007 and 2006:

	2007		2006
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
(In thousands)	Amount	Amortization	Amount	Amortization
Transit, street furniture, and other outdoor contractual rights	$867,283	$613,897	$821,364	$530,063
Talent contracts	—	—	125,270	115,537
Representation contracts	400,316	212,403	349,493	175,658
Other	84,004	39,433	121,180	73,567

Total	$1,351,603	$865,733	$1,417,307	$894,825

Total amortization expense from continuing operations related to definite-lived intangible assets for the years ended December 31, 2007, 2006 and 2005 was $105.0 million, $150.7 million and $153.8 million, respectively. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets that exist at December 31, 2007:

(In thousands)
2008	$87,668
2009	80,722
2010	62,740
2011	50,237
2012	42,067
As acquisitions and dispositions occur in the future and as purchase price allocations are finalized, amortization expense may vary.
Indefinite-lived Intangibles
The Company’s indefinite-lived intangible assets consist of FCC broadcast licenses and billboard permits. FCC broadcast licenses are granted to both radio and television stations for up to eight years under the Telecommunications Act of 1996. The Act requires the FCC to renew a broadcast license if: it finds that the station has served the public interest, convenience and necessity; there have been no serious violations of either the Communications Act of 1934 or the FCC’s rules and regulations by the licensee; and there have been no other serious violations which taken together constitute a pattern of abuse. The licenses may be renewed indefinitely at little or no cost. The Company does not believe that the technology of wireless broadcasting will be replaced in the foreseeable future. The Company’s billboard permits are issued in perpetuity by state and local governments and are transferable or renewable at little or no cost. Permits typically include the location which allows the Company the right to operate an advertising structure. The Company’s permits are located on either owned or leased land. In cases where the Company’s permits are located on leased land, the leases are typically from 10 to 20 years and renew indefinitely, with rental payments generally escalating at an inflation based index. If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use.
The Company does not amortize its FCC broadcast licenses or billboard permits. The Company tests these indefinite-lived intangible assets for impairment at least annually using a direct method. This direct method assumes that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.
Under the direct method, the Company aggregates its indefinite-lived intangible assets at the market level for purposes of impairment testing as prescribed by EITF 02-07, Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets. The Company’s key assumptions using the direct method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average station within a market.
Goodwill
The Company tests goodwill for impairment using a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. The second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The Company’s reporting units for radio broadcasting and Americas outdoor advertising are the reportable segments. The Company determined that each country in its International outdoor segment constitutes a reporting unit and therefore tests goodwill for impairment at the country level. The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments for the years ended December 31, 2006 and 2007:

		Americas	International
(In thousands)	Radio	Outdoor	Outdoor	Other	Total
Balance as of December 31, 2005	$5,948,384	$405,964	$343,611	—	$6,697,959
Acquisitions	42,761	249,527	42,222	—	334,510
Dispositions	(10,532)	(1,913)	—	—	(12,445)
Foreign currency	—	14,085	40,109	—	54,194
Adjustments	(2,872)	323	(312)	578	(2,283)

Balance as of December 31, 2006	5,977,741	667,986	425,630	578	7,071,935
Acquisitions	5,608	20,361	13,733	1,994	41,696
Dispositions	(4,909)	—	—	—	(4,909)
Foreign currency	—	78	35,430	—	35,508
Adjustments	(96,720)	(89)	(540)	—	(97,349)

Balance as of December 31, 2007	$5,881,720	$688,336	$474,253	$2,572	$7,046,881

Included in the Americas’ acquisitions amount above in 2006 is $148.6 million related to the acquisition of Interspace, all of which is expected to be deductible for tax purposes.
In 2007, the Company recorded a $97.4 million adjustment to its balance of goodwill related to tax positions established as part of various radio station acquisitions for which the IRS audit periods have now closed.
NOTE D — BUSINESS ACQUISITIONS
2007 Acquisitions
The Company acquired domestic outdoor display faces and additional equity interests in international outdoor companies for $69.1 million in cash during 2007. The Company’s national representation business acquired representation contracts for $53.0 million in cash during 2007.
2006 Acquisitions
The Company acquired radio stations for $16.4 million and a music scheduling company for $44.3 million in cash plus $10.0 million of deferred purchase consideration during 2006. The Company also acquired Interspace Airport Advertising, Americas and international outdoor display faces and additional equity interests in international outdoor companies for $242.4 million in cash. The Company exchanged assets in one of its Americas outdoor markets for assets located in a different market and recognized a gain of $13.2 million in “Gain on disposition of assets — net”. In addition, the Company’s national representation firm acquired representation contracts for $38.1 million in cash.
2005 Acquisitions
During 2005 the Company acquired radio stations for $3.6 million in cash. The Company also acquired Americas outdoor display faces for $113.2 million in cash. The Company’s international outdoor segment acquired display faces for $17.1 million and increased its investment to a controlling majority interest in Clear Media Limited for

$8.9 million. Clear Media is a Chinese outdoor advertising company and as a result of consolidating its operations during the third quarter of 2005, the acquisition resulted in an increase in the Company’s cash of $39.7 million. Also, the Company’s national representation business acquired new contracts for a total of $47.7 million.
Acquisition Summary
The following is a summary of the assets and liabilities acquired and the consideration given for all acquisitions made during 2007 and 2006:

(In thousands)	2007	2006
Property, plant and equipment	$28,002	$49,641
Accounts receivable	—	18,636
Definite lived intangibles	55,017	177,554
Indefinite-lived intangible assets	15,023	32,862
Goodwill	41,696	253,411
Other assets	3,453	6,006

	143,191	538,110

Other liabilities	(13,081)	(64,303)
Minority interests	—	(15,293)
Deferred tax	—	(21,361)
Subsidiary common stock issued, net of minority interests	—	(67,873)

	(13,081)	(168,830)

Less: fair value of net assets exchanged in swap	(8,000)	(28,074)

Cash paid for acquisitions	$122,110	$341,206

The Company has entered into certain agreements relating to acquisitions that provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired company. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets were met, would not significantly impact the Company’s financial position or results of operations.
NOTE E — INVESTMENTS
The Company’s most significant investments in nonconsolidated affiliates are listed below:
Australian Radio Network
The Company owns a fifty-percent (50%) interest in Australian Radio Network (“ARN”), an Australian company that owns and operates radio stations in Australia and New Zealand.
Grupo ACIR Comunicaciones
The Company owns a forty-percent (40%) interest in Grupo ACIR Comunicaciones (“ACIR”), a Mexican radio broadcasting company. ACIR owns and operates radio stations throughout Mexico.

Summarized Financial Information
The following table summarizes the Company’s investments in these nonconsolidated affiliates:

			All
(In thousands)	ARN	ACIR	Others	Total
At December 31, 2006	$145,646	$68,260	$97,352	$311,258
Acquisition (disposition) of investments, net	—	—	(46)	(46)
Other, net	(22,259)	—	2,861	(19,398)
Equity in net earnings (loss)	25,832	4,942	4,402	35,176
Foreign currency transaction adjustment	(2,082)	—	—	(2,082)
Foreign currency translation adjustment	18,337	(297)	3,439	21,479

At December 31, 2007	$165,474	$72,905	$108,008	$346,387

The investments in the table above are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Investments in, and advances to, nonconsolidated affiliates.” The Company’s interests in their operations are recorded in the statement of operations as “Equity in earnings of nonconsolidated affiliates”. Accumulated undistributed earnings included in retained deficit for these investments were $133.6 million, $112.8 million and $90.1 million for December 31, 2007, 2006 and 2005, respectively.
Other Investments
Other investments of $237.6 million and $245.0 million at December 31, 2007 and 2006, respectively, include marketable equity securities and other investments classified as follows:
(In thousands)

	Fair	Unrealized
Investments	Value	Gains	(Losses)	Net	Cost
2007
Available-for sale	$140,731	$104,996	$—	$104,996	$35,735
Trading	85,649	78,391	—	78,391	7,258
Other cost investments	11,218	—	—	—	11,218

Total	$237,598	$183,387	$—	$183,387	$54,211

2006
Available-for sale	$154,297	$118,563	$—	$118,563	$35,734
Trading	74,953	67,695	—	67,695	7,258
Other cost investments	15,730	—	—	—	15,730

Total	$244,980	$186,258	$—	$186,258	$58,722

A certain amount of the Company’s trading securities secure its obligations under forward exchange contracts discussed in Note H.
The accumulated net unrealized gain on available-for-sale securities, net of tax, of $69.4 million and $79.5 million were recorded in shareholders’ equity in “Accumulated other comprehensive income” at December 31, 2007 and 2006, respectively. The net unrealized gain (loss) on trading securities of $10.7 million and $20.5 million for the years ended December 31, 2007 and 2006, respectively, is recorded on the statement of operations in “Gain (loss) on marketable securities”. Other cost investments include various investments in companies for which there is no readily determinable market value.
NOTE F — ASSET RETIREMENT OBLIGATION
The Company’s asset retirement obligation is reported in “Other long-term liabilities” and relates to its obligation to dismantle and remove outdoor advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease. The liability is capitalized as part of the related long-lived assets’ carrying value. Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 50 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.
The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)	2007	2006
Balance at January 1	$59,280	$49,807
Adjustment due to change in estimate of related costs	8,958	7,581
Accretion of liability	4,236	3,539
Liabilities settled	(1,977)	(1,647)

Balance at December 31	$70,497	$59,280

NOTE G — LONG-TERM DEBT
Long-term debt at December 31, 2007 and 2006 consisted of the following:

	December 31,
(In thousands)	2007	2006
Bank credit facilities	$174,619	$966,488
Senior Notes:
6.25% Senior Notes Due 2011	750,000	750,000
3.125% Senior Notes Due 2007	—	250,000
4.625% Senior Notes Due 2008	500,000	500,000
6.625% Senior Notes Due 2008	125,000	125,000
4.25% Senior Notes Due 2009	500,000	500,000
7.65% Senior Notes Due 2010	750,000	750,000
4.5% Senior Notes Due 2010	250,000	250,000
4.4% Senior Notes Due 2011	250,000	250,000
5.0% Senior Notes Due 2012	300,000	300,000
5.75% Senior Notes Due 2013	500,000	500,000
5.5% Senior Notes Due 2014	750,000	750,000
4.9% Senior Notes Due 2015	250,000	250,000
5.5% Senior Notes Due 2016	250,000	250,000
6.875% Senior Debentures Due 2018	175,000	175,000
7.25% Senior Debentures Due 2027	300,000	300,000
Subsidiary level notes	644,860	671,305
Other long-term debt	106,119	164,939
Purchase accounting adjustment and original issue (discount) premium	(11,849)	(9,823)
Fair value adjustments related to interest rate swaps	11,438	(29,834)

	6,575,187	7,663,075
Less: current portion	1,360,199	336,375

Total long-term debt	$5,214,988	$7,326,700

Bank Credit Facility
The Company has a five-year, multi-currency revolving credit facility in the amount of $1.75 billion. The interest rate is based upon a prime, LIBOR, or Federal Funds rate selected at the Company’s discretion, plus a margin. The multi-currency revolving credit facility can be used for general working capital purposes including commercial paper support as well as to fund capital expenditures, share repurchases, acquisitions and the refinancing of public debt securities.

At December 31, 2007, the outstanding balance on the $1.75 billion credit facility was $174.6 million and, taking into account letters of credit of $82.8 million, $1.5 billion was available for future borrowings, with the entire balance to be repaid on July 12, 2009. At December 31, 2007, interest rates on this bank credit facility varied from 5.0% to 5.4%.
Senior Notes
On February 1, 2007, the Company redeemed its 3.125% Senior Notes at their maturity for $250.0 million plus accrued interest with proceeds from its bank credit facility.
On December 17, 2007, the Company announced that it commenced a cash tender offer and consent solicitation for its outstanding $750.0 million principal amount of the 7.65% Senior Notes due 2010 on the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated December 17, 2007. As of February 13, 2008, the Company had received tenders and consents representing 98% of its outstanding 7.65% Senior Notes due 2010. The tender offer is conditioned upon the consummation of the Merger. The completion of the Merger and the related debt financings are not subject to, or conditioned upon, the completion of the tender offer.
All fees and initial offering discounts are being amortized as interest expense over the life of the respective notes. The aggregate principal amount and market value of the senior notes was approximately $5.7 billion and $5.0 billion, respectively, at December 31, 2007. The aggregate principal and market value of the senior notes was approximately $5.9 billion and $5.5 billion, respectively, at December 31, 2006.
Interest Rate Swaps: The Company entered into interest rate swap agreements on the 3.125% senior notes due 2007, the 4.25% senior notes due 2009, the 4.4% senior notes due 2011 and the 5.0% senior notes due 2012 whereby the Company pays interest at a floating rate and receives the fixed rate coupon. The fair value of the Company’s swaps was an asset of $11.4 million and a liability of $29.8 million at December 31, 2007 and 2006, respectively.
Subsidiary Level Notes
AMFM Operating Inc. (“AMFM”), a wholly-owned subsidiary of the Company, has outstanding long-term bonds, of which are all 8% senior notes due 2008. On November 13, 2007 AMFM redeemed $26.4 million of its 8% senior notes pursuant to a Net Proceeds Offer (as defined in the indenture governing the notes). Following the redemption, $644.9 million principal amount remained outstanding. The senior notes include a purchase accounting premium of $3.2 million and $7.1 million at December 31, 2007 and 2006, respectively. The fair value of the senior notes was $661.0 million and $701.0 million at December 31, 2007 and 2006, respectively.
On December 17, 2007, AMFM commenced a cash tender offer and consent solicitation for the outstanding $644.9 million principal amount of the 8% Senior Notes due 2008 on the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated December 17, 2007. As of February 13, 2008, AMFM had received tenders and consents representing 87% of its outstanding 8% Senior Notes due 2008. The tender offer is conditioned upon the consummation of the Merger. The completion of the Merger and the related debt financings are not subject to, or conditioned upon, the completion of the tender offer.
Other Borrowings
Other debt includes various borrowings and capital leases utilized for general operating purposes. Included in the $106.1 million balance at December 31, 2007, is $87.2 million that matures in less than one year.
Debt Covenants
The significant covenants on the Company’s $1.75 billion five-year, multi-currency revolving credit facility relate to leverage and interest coverage contained and defined in the credit agreement. The leverage ratio covenant requires the Company to maintain a ratio of consolidated funded indebtedness to operating cash flow (as defined by the credit agreement) of less than 5.25x. The interest coverage covenant requires the Company to maintain a minimum ratio of operating cash flow (as defined by the credit agreement) to interest expense of 2.50x. In the event that the Company does not meet these covenants, it is considered to be in default on the credit facility at which time the credit facility may become immediately due. At December 31, 2007, the Company’s leverage and interest coverage ratios were 3.0x and 5.1x, respectively. This credit facility contains a cross default provision that would be triggered if we were to default on any other indebtedness greater than $200.0 million.

The Company’s other indebtedness does not contain provisions that would make it a default if the Company were to default on our credit facility.
The fees the Company pays on its $1.75 billion, five-year multi-currency revolving credit facility depend on the highest of its long-term debt ratings, unless there is a split rating of more than one level in which case the fees depend on the long-term debt rating that is one level lower than the highest rating. Based on the Company’s current ratings level of B-/Baa3, its fees on borrowings are a 52.5 basis point spread to LIBOR and are 22.5 basis points on the total $1.75 billion facility. In the event the Company’s ratings improve, the fee on borrowings and facility fee decline gradually to 20.0 basis points and 9.0 basis points, respectively, at ratings of A/A3 or better. In the event that the Company’s ratings decline, the fee on borrowings and facility fee increase gradually to 120.0 basis points and 30.0 basis points, respectively, at ratings of BB/Ba2 or lower.
The Company believes there are no other agreements that contain provisions that trigger an event of default upon a change in long-term debt ratings that would have a material impact to its financial statements.
Additionally, the Company’s 8% senior notes due 2008, which were originally issued by AMFM Operating Inc., a wholly-owned subsidiary of the Company, contain certain restrictive covenants that limit the ability of AMFM Operating Inc. to incur additional indebtedness, enter into certain transactions with affiliates, pay dividends, consolidate, or effect certain asset sales.
At December 31, 2007, the Company was in compliance with all debt covenants.
Future maturities of long-term debt at December 31, 2007 are as follows:

(In thousands)
2008 (1)	$1,357,047
2009	686,514
2010 (2)	1,000,077
2011	1,002,250
2012	300,000
Thereafter	2,229,710

Total (3)	$6,575,598

(1)	The balance includes the $644.9 million principal amount of the 8% Senior Notes due 2008 which the Company received tenders and consents discussed above.

(2)	The balance includes the $750.0 million principal amount of the 7.65% Senior Notes due 2010 which the Company received tenders and consents discussed above.

(3)	The total excludes the $3.2 million in unamortized fair value purchase accounting adjustment premiums related to the merger with AMFM, the $11.4 million related to fair value adjustments for interest rate swap agreements and the $15.0 million related to original issue discounts.
NOTE H — FINANCIAL INSTRUMENTS
The Company has entered into financial instruments, such as interest rate swaps, secured forward exchange contracts and foreign currency rate management agreements, with various financial institutions. The Company continually monitors its positions with, and credit quality of, the financial institutions which are counterparties to its financial instruments. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company considers this risk to be low.
Interest Rate Swaps
The Company has $1.1 billion of interest rate swaps at December 31, 2007 that are designated as fair value hedges of the underlying fixed-rate debt obligations. The terms of the underlying debt and the interest rate swap agreements coincide; therefore the hedge qualifies for the short-cut method defined in Statement 133. Accordingly, no net gains or losses were recorded on the statement of operations related to the Company’s underlying debt and interest rate swap agreements. On December 31, 2007, the fair value of the interest rate swap agreements was recorded on the balance sheet as “Other long-term assets” with the offset recorded in “Long-term debt” of approximately $11.4 million. On December 31, 2006, the fair value of the interest rate swap agreements was recorded on the balance sheet as “Other long-term liabilities” with the offset recorded in “Long-term debt” of approximately $29.8 million. Accordingly, an adjustment was made to the swaps and carrying value of the underlying debt on December 31, 2007 and 2006 to reflect the change in fair value.
Secured Forward Exchange Contracts
In 2001, Clear Channel Investments, Inc., a wholly owned subsidiary of the Company, entered into two ten-year secured forward exchange contracts that monetized 2.9 million shares of its investment in American Tower Corporation (“AMT”). The AMT contracts had a value of $17.0 million and $10.3 million recorded in “Other long term liabilities” at December 31, 2007 and December 31, 2006, respectively. These contracts are not designated as a hedge of the Company’s cash flow exposure of the forecasted sale of the AMT shares. During the years ended December 31, 2007, 2006 and 2005, the Company recognized losses of $6.7 million, $22.0 million and $18.2 million, respectively, in “Gain (loss) on marketable securities” related to the change in the fair value of these contracts. To offset the change in the fair value of these contracts, the Company has recorded AMT shares as trading securities. During the years ended December 31, 2007, 2006 and 2005, the Company recognized income of $10.7 million, $20.5 million and $17.5 million, respectively, in “Gain (loss) on marketable securities” related to the change in the fair value of the shares.
Foreign Currency Rate Management
As a result of the Company’s foreign operations, the Company is exposed to foreign currency exchange risks related to its investment in net assets in foreign countries. To manage this risk, the Company holds two United States dollar — Euro cross currency swaps with an aggregate Euro notional amount of €706.0 million and a corresponding aggregate U.S. dollar notional amount of $877.7 million. These cross currency swaps had a value of $127.4 million and $68.5 million at December 31, 2007 and 2006, respectively, which was recorded in “Other long-term obligations”.
The cross currency swaps require the Company to make fixed cash payments on the Euro notional amount while it receives fixed cash payments on the equivalent U.S. dollar notional amount, all on a semiannual basis. The Company has designated the cross currency swaps as a hedge of its net investment in Euro denominated assets. The Company selected the forward method under the guidance of the Derivatives Implementation Group Statement 133 Implementation Issue H8, Foreign Currency Hedges: Measuring the Amount of Ineffectiveness in a Net Investment Hedge. The forward method requires all changes in the fair value of the cross currency swaps and the semiannual cash payments to be reported as a cumulative translation adjustment in other comprehensive income (loss) in the same manner as the underlying hedged net assets. As of December 31, 2007, a $73.5 million loss, net of tax, was recorded as a cumulative translation adjustment to “Other comprehensive income (loss)” related to the cross currency swaps.
NOTE I — COMMITMENTS AND CONTINGENCIES
The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum franchise payments and maintenance related to displays under the guidance in EITF 01-8, Determining Whether an Arrangement Contains a Lease (“EITF 01-8”), Financial Accounting Standards No. 13, Accounting for Leases, Financial Accounting Standards No. 29, Determining Contingent Rentals an amendment of FASB Statement No. 13 (“Statement 29”) and FASB Technical Bulletin 85-3, Accounting for Operating Leases with Scheduled Rent Increases (“FTB 85-3”).
The Company considers its non-cancelable contracts that enable it to display advertising on buses, taxis, trains, bus shelters, etc. to be leases in accordance with the guidance in EITF 01-8. These contracts may contain minimum annual franchise payments which generally escalate each year. The Company accounts for these minimum franchise payments on a straight-line basis in accordance with FTB 85-3. If the rental increases are not scheduled in the lease, for example an increase based on the CPI, those rents are considered contingent rentals and are recorded as expense when accruable. Other contracts may contain a variable rent component based on revenue. The Company accounts for these variable components as contingent rentals under Statement 29, and records these payments as expense when accruable.
The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in FTB 85-3. The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed. Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.
The Company leases office space, certain broadcasting facilities, equipment and the majority of the land occupied by its outdoor advertising structures under long-term operating leases. The Company accounts for these leases in accordance with the policies described above.
The Company’s contracts with municipal bodies or private companies relating to street furniture, billboard, transit and malls generally require the Company to build bus stops, kiosks and other public amenities or advertising structures during the term of the contract. The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract. Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.
Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus stops, kiosks and other public amenities or advertising structures. Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.
As of December 31, 2007, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, and capital expenditure commitments consist of the following:

	Non-Cancelable	Non-Cancelable	Capital
(In thousands)	Operating Leases	Contracts	Expenditures
2008	$372,474	$776,203	$106,187
2009	333,870	632,680	33,171
2010	298,193	449,232	12,759
2011	252,083	399,317	5,483
2012	220,678	255,976	1,741
Thereafter	1,234,261	756,159	232

Total	$2,711,559	$3,269,567	$159,573

Rent expense charged to continuing operations for 2007, 2006 and 2005 was $1.2 billion, $1.1 billion and $1.0 billion, respectively.
The Company is currently involved in certain legal proceedings and, as required, has accrued its estimate of the probable costs for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.
In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by federal and state laws mandating compensation for such loss and constitutional restraints.
Certain acquisition agreements include deferred consideration payments based on performance requirements by the seller typically involving the completion of a development or obtaining appropriate permits that enable the Company to construct additional advertising displays. At December 31, 2007, the Company believes its maximum aggregate contingency, which is subject to performance requirements by the seller, is approximately $35.0 million. As the contingencies have not been met or resolved as of December 31, 2007, these amounts are not recorded. If future payments are made, amounts will be recorded as additional purchase price.

The Company has various investments in nonconsolidated affiliates subject to agreements that contain provisions that may result in future additional investments to be made by the Company. The put values are contingent upon the financial performance of the investee and are typically based on the investee meeting certain EBITDA targets, as defined in the agreement. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact the financial position or results of operations of the Company.
NOTE J — GUARANTEES
Within the Company’s $1.75 billion credit facility, there exists a $150.0 million sub-limit available to certain of the Company’s international subsidiaries. This $150.0 million sub-limit allows for borrowings in various foreign currencies, which are used to hedge net assets in those currencies and provides funds to the Company’s international operations for certain working capital needs. Subsidiary borrowings under this sub-limit are guaranteed by the Company. At December 31, 2007, this portion of the $1.75 billion credit facility’s outstanding balance was $80.0 million, which is recorded in “Long-term debt” on the Company’s financial statements.
Within the Company’s bank credit facility agreement is a provision that requires the Company to reimburse lenders for any increased costs that they may incur in an event of a change in law, rule or regulation resulting in their reduced returns from any change in capital requirements. In addition to not being able to estimate the potential amount of any future payment under this provision, the Company is not able to predict if such event will ever occur.
The Company currently has guarantees that provide protection to its international subsidiary’s banking institutions related to overdraft lines up to approximately $40.2 million. As of December 31, 2007, no amounts were outstanding under these agreements.
As of December 31, 2007, the Company has outstanding commercial standby letters of credit and surety bonds of $90.0 million and $52.6 million, respectively. These letters of credit and surety bonds relate to various operational matters including insurance, bid, and performance bonds as well as other items. These letters of credit reduce the borrowing availability on the Company’s bank credit facilities, and are included in the Company’s calculation of its leverage ratio covenant under the bank credit facilities. The surety bonds are not considered as borrowings under the Company’s bank credit facilities.

NOTE K — INCOME TAXES
Significant components of the provision for income tax expense (benefit) are as follows:

(In thousands)	2007	2006	2005
Current — federal	$180,556	$203,567	$(27,158)
Current — foreign	43,776	40,454	56,879
Current — state	20,823	26,090	(3,061)

Total current	245,155	270,111	26,660
Deferred — federal	171,251	182,298	382,768
Deferred — foreign	(1,400)	(9,134)	(35,040)
Deferred — state	13,747	15,625	18,619

Total deferred	183,598	188,789	366,347

Income tax expense	$428,753	$458,900	$393,007

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2007 and 2006 are as follows:

(In thousands)	2007	2006
Deferred tax liabilities:
Intangibles and fixed assets	$924,630	$760,951
Unrealized gain in marketable securities	20,715	38,485
Foreign	7,799	4,677
Equity in earnings	44,579	26,277
Investments	17,585	13,396
Deferred Income	4,940	4,129
Other	11,814	11,460

Total deferred tax liabilities	1,032,062	859,375

Deferred tax assets:
Accrued expenses	91,080	19,908
Long-term debt	56,026	35,081
Net operating loss/Capital loss carryforwards	521,187	558,371
Bad debt reserves	14,051	14,447
Other	90,511	66,635

Total gross deferred tax assets	772,855	694,442
Valuation allowance	516,922	553,398

Total deferred tax assets	255,933	141,044

Net deferred tax liabilities	$776,129	$718,331

Included in the Company’s net deferred tax liabilities are $20.9 million and $19.3 million of current net deferred tax assets for 2007 and 2006, respectively. The Company presents these assets in “Other current assets” on its consolidated balance sheets. The remaining $797.0 million and $737.6 million of net deferred tax liabilities for 2007 and 2006, respectively, are presented in “Deferred tax liabilities” on the consolidated balance sheets.
At December 31, 2007, net deferred tax liabilities include a deferred tax asset of $35.7 million relating to stock-based compensation expense under Statement 123(R). Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date. The provisions of Statement 123(R), however, do not allow a valuation allowance to be recorded unless the company’s future taxable income is expected to be insufficient to recover the asset. Accordingly, there can be no assurance that the stock price of the Company’s common stock will rise to levels sufficient to realize the entire tax benefit currently reflected in its balance sheet. See Note L for additional discussion of Statement 123(R).

The deferred tax liability related to intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired FCC licenses and tax deductible goodwill created from the Company’s various stock acquisitions. In accordance with Statement 142, the Company no longer amortizes FCC licenses and permits. Thus, a deferred tax benefit for the difference between book and tax amortization for the Company’s FCC licenses, permits and tax-deductible goodwill is no longer recognized, as these assets are no longer amortized for book purposes. As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its FCC licenses, permits and tax deductible goodwill or sells its FCC licenses or permits. As the Company continues to amortize its tax basis in its FCC licenses, permits and tax deductible goodwill, the deferred tax liability will increase over time.
During 2005, the Company recognized a capital loss of approximately $2.4 billion as a result of the spin-off of Live Nation. Of the $2.4 billion capital loss, approximately $734.5 million was used to offset capital gains recognized in 2002, 2003 and 2004 and the Company received the related $257.0 million tax refund on October 12, 2006. As of December 31, 2007, the remaining capital loss carryforward is approximately $1.4 billion and it can be used to offset future capital gains for the next three years. The Company has recorded an after tax valuation allowance of $516.9 million related to the capital loss carryforward due to the uncertainty of the ability to utilize the carryforward prior to its expiration. If the Company is able to utilize the capital loss carryforward in future years, the valuation allowance will be released and be recorded as a current tax benefit in the year the losses are utilized.
The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense (benefit) is:

	2007			2006		2005
(In thousands)	Amount	Percent		Amount	Percent	Amount	Percent
Income tax expense (benefit) at statutory rates	$436,776	35%		$388,791	35%	$347,070	35%
State income taxes, net of federal tax benefit	34,570	3%		41,716	4%	15,559	2%
Foreign taxes	(8,857)	(1%	)	6,391	1%	6,624	1%
Nondeductible items	6,228	0%		2,607	0%	2,337	0%
Changes in valuation allowance and other estimates	(33,900)	(3%	)	16,482	1%	19,673	2%
Other, net	(6,064)	(0%	)	2,913	0%	1,744	0%

	$428,753	34%		$458,900	41%	$393,007	40%

During 2007, the Company utilized approximately $2.2 million of net operating loss carryforwards, the majority of which were generated by certain acquired companies prior to their acquisition by the Company. The utilization of the net operating loss carryforwards reduced current taxes payable and current tax expense for the year ended December 31, 2007. The Company’s effective income tax rate for 2007 was 34.4% as compared to 41.3% for 2006. For 2007, the effective tax rate was primarily affected by the recording of current tax benefits of approximately $45.7 million related to the settlement of several tax positions with the Internal Revenue Service (“IRS”) for the 1999 through 2004 tax years and deferred tax benefits of approximately $14.6 million related to the release of valuation allowances for the use of certain capital loss carryforwards. These tax benefits were partially offset by additional current tax expense being recorded in 2007 due to an increase in Income before income taxes of $137.1 million.
During 2006, the Company utilized approximately $70.3 million of net operating loss carryforwards, the majority of which were generated during 2005. The utilization of the net operating loss carryforwards reduced current taxes payable and current tax expense for the year ended December 31, 2006. In addition, current tax expense was reduced by approximately $22.1 million related to the disposition of certain operating assets and the filing of an amended tax return during 2006. As discussed above, the Company recorded a capital loss on the spin-off of Live Nation. During 2006 the amount of capital loss carryforward and the related valuation allowance was adjusted to the final amount reported on our 2005 filed tax return.
During 2005, current tax expense was reduced by approximately $204.7 million from foreign exchange losses as a result of the Company’s restructuring its international businesses consistent with its strategic realignment, a foreign exchange loss for tax purposes on the redemption of the Company’s Euro denominated bonds and tax deductions taken on an amended tax return filing for a previous year. These losses resulted in a net operating loss of $65.5 million for 2005. The Company’s deferred tax expense increased as a result of these items. As stated above, the Company recognized a capital loss of approximately $2.4 billion during 2005. Approximately $925.5 million of the capital loss was utilized in 2005 and carried back to earlier years and no amount was utilized in 2006. The anticipated utilization of the capital loss resulted in a $314.1 million current tax benefit that was recorded as a component of discontinued operations in 2005.
The remaining federal net operating loss carryforwards of $9.5 million expires in various amounts from 2008 to 2020.
The Company adopted Financial Accounting Standard Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements. FIN 48 prescribes a recognition threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken within an income tax return. The adoption of FIN 48 resulted in a decrease of $0.2 million to the January 1, 2007 balance of “Retained deficit”, an increase of $101.7 million in “Other long term-liabilities” for unrecognized tax benefits and a decrease of $123.0 million in “Deferred income taxes”. The total amount of unrecognized tax benefits at January 1, 2007 was $416.1 million, inclusive of $89.6 million for interest. Of this total, $218.4 million represents the amount of unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in future periods.
The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense. The total amount of interest accrued at December 31, 2007 was $43.0 million. The total amount of unrecognized tax benefits and accrued interest and penalties at December 31, 2007 was $237.1 million and is recorded in “Other long-term liabilities” on the Company’s consolidated balance sheets. Of this total, $232.8 million represents the amount of unrecognized tax benefits and accrued interest and penalties that, if recognized, would favorably affect the effective income tax rate in future periods.

	Unrecognized	Accrued Interest	Gross Unrecognized
(In thousands)	Tax Benefits	and Penalties	Tax Benefits
Balance at January 1, 2007	$326,478	$89,692	$416,170
Increases due to tax positions taken during 2007	18,873	—	18,873
Increase due to tax positions taken in previous years	45,404	25,761	71,165
Decreases due to settlements with taxing authorities	(196,236)	(72,274)	(268,510)
Decreases due to lapse of statute of limitations	(459)	(154)	(613)

Balance at December 31, 2007	$194,060	$43,025	$237,085

The Company and its subsidiaries file income tax returns in the United States federal jurisdiction and various state and foreign jurisdictions. As stated above, the Company settled several federal tax positions for the 1999 through 2004 tax years with the IRS during the year ended December 31, 2007. As a result of this settlement and other state and foreign settlements, the Company reduced its balance of unrecognized tax benefits and associated accrued interest and penalties by $268.5 million. Of this amount, $52.4 million was recorded as a decrease to current tax expense, $97.4 million as a decrease to goodwill attributable to prior acquisitions, and $118.7 million as adjustments to current and deferred tax payables and other balance sheet accounts. The IRS is currently auditing the Company’s 2005 and 2006 tax years. Substantially all material state, local, and foreign income tax matters have been concluded for years through 1999. The Company does not expect to resolve any material federal tax positions within the next twelve months.

NOTE L — SHAREHOLDERS’ EQUITY
Dividends
The Company’s Board of Directors declared quarterly cash dividends as follows.
(In millions, except per share data)

	Amount
	per
Declaration	Common			Total
Date	Share	Record Date	Payment Date	Payment
2007:
February 21, 2007	0.1875	March 31, 2007	April 15, 2007	$93.0
April 19, 2007	0.1875	June 30, 2007	July 15, 2007	93.4
July 27, 2007	0.1875	September 30, 2007	October 15, 2007	93.4
December 3, 2007	0.1875	December 31, 2007	January 15, 2008	93.4

2006:
February 14, 2006	0.1875	March 31, 2006	April 15, 2006	$95.5
April 26, 2006	0.1875	June 30, 2006	July 15, 2006	94.0
July 25, 2006	0.1875	September 30, 2006	October 15, 2006	92.4
October 25, 2006	0.1875	December 31, 2006	January 15, 2007	92.6
Share-Based Payments
The Company has granted options to purchase its common stock to employees and directors of the Company and its affiliates under various stock option plans typically at no less than the fair value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. These options vest over a period of up to five years. All option plans contain anti-dilutive provisions that permit an adjustment of the number of shares of the Company’s common stock represented by each option for any change in capitalization.
The Company adopted the fair value recognition provisions of Statement 123(R) on January 1, 2006, using the modified-prospective-transition method. The fair value of the options is estimated using a Black-Scholes option-pricing model and amortized straight-line to expense over the vesting period. Prior to January 1, 2006, the Company accounted for its share-based payments under the recognition and measurement provisions of APB 25 and related Interpretations, as permitted by Statement 123. Under that method, when options are granted with a strike price equal to or greater than the market price on the date of issuance, there is no impact on earnings either on the date of grant or thereafter, absent certain modifications to the options. The amounts recorded as share-based payments prior to adopting Statement 123(R) primarily related to the expense associated with restricted stock awards. Under the modified-prospective-transition method, compensation cost recognized beginning in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). As permitted under the modified-prospective-transition method, results for prior periods have not been restated.
As a result of adopting Statement 123(R) on January 1, 2006, the Company’s income before income taxes, minority interest and discontinued operations for the year ended December 31, 2006 was $27.3 million lower and net income for the year ended December 31, 2006 was $17.5 million lower than if it had continued to account for share-based compensation under APB 25. Basic and diluted earnings per share for the year ended December 31, 2006 were $.04 and $.03 lower, respectively, than if the Company had continued to account for share-based compensation under APB 25.
Prior to the adoption of Statement 123(R), the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Statement of Cash Flows. Statement 123(R) requires the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. The excess tax benefit that is required to be classified as a financing cash inflow after adoption of Statement 123(R) is not material.
The following table illustrates the effect on net income and earnings per share for the year ended December 31, 2005 as if the Company had applied the fair value recognition provisions of Statement 123(R) to options granted under the Company’s stock option plans in all periods presented. For purposes of this pro forma disclosure, the value of the options, excluding restricted stock awards, is estimated using a Black-Scholes option-pricing model and amortized to expense over the options’ vesting periods.

(In thousands, except per share data)	2005
Income before discontinued operations:
Reported	$580,771

Add: Share-based payments included in reported net income, net of related tax effects	6,081
Deduct: Total share-based payments determined under fair value based method for all awards, net of related tax effects	(30,426)

Pro Forma	$556,426

Income from discontinued operations, net of tax:
Reported	$354,891

Add: Share-based payments included in reported net income, net of related tax effects	1,313
Deduct: Total share-based payments determined under fair value based method for all awards, net of related tax effects	4,067

Pro Forma	$360,271

Income before discontinued operations per common share:
Basic:
Reported	$1.06

Pro Forma	$1.02

Diluted:
Reported	$1.06

Pro Forma	$1.02

Discontinued operations, net per common share:
Basic:
Reported	$.65

Pro Forma	$.66

Diluted:
Reported	$.65

Pro Forma	$.66

The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on implied volatilities from traded options on the Company’s stock, historical volatility on the Company’s stock, and other factors. The expected life of options granted represents the period of time that options granted are expected to be outstanding. The Company uses historical data to estimate option exercises and employee terminations within the valuation model. Prior to the adoption of Statement 123(R), the Company recognized forfeitures as they occurred in its Statement 123 pro forma disclosures. Beginning January 1, 2006, the Company includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of the Company’s options on the date of grant during the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
Expected volatility	25%	25%	25%
Expected life in years	5.5 – 7	5 – 7.5	5 – 7.5
Risk-free interest rate	4.74% – 4.81%	4.61% – 5.10%	3.76% – 4.44%
Dividend yield	1.97%	2.32% – 2.65%	1.46% – 2.36%
The following table presents a summary of the Company’s stock options outstanding at and stock option activity during the year ended December 31, 2007 (“Price” reflects the weighted average exercise price per share):

			Weighted Average	Aggregate
			Remaining	Intrinsic
(In thousands, except per share data)	Options	Price	Contractual Term	Value
Outstanding, January 1, 2007	36,175	$42.18
Granted (a)	5	38.11
Exercised (b)	(3,021)	23.10
Forfeited	(422)	32.05
Expired	(2,094)	51.67

Outstanding, December 31, 2007	30,643	43.56	2.43 years	$20,879

Exercisable	23,826	46.79	1.63 years	4,089
Expect to Vest	6,817	32.26	5.2 years	16,790

(a)	The weighted average grant date fair value of options granted during the years ended December 31, 2007, 2006 and 2005 was $10.60, $7.21 and $8.01, respectively.

(b)	Cash received from option exercises for the year ended December 31, 2007 was $69.8 million, and the Company received an income tax benefit of $6.5 million relating to the options exercised during the year ended December 31, 2007. The total intrinsic value of options exercised during the years ended December 31, 2007, 2006 and 2005 was $41.2 million, $22.2 million and $10.8 million, respectively.
A summary of the Company’s unvested options at and changes during the year ended December 31, 2007, is presented below:

		Weighted Average
		Grant Date
(In thousands, except per share data)	Options	Fair Value
Unvested, January 1, 2007	7,789	$10.77
Granted	5	10.60
Vested (a)	(556)	14.23
Forfeited	(421)	10.63

Unvested, December 31, 2007	6,817	10.80

(a)	The total fair value of shares vested during the year ended December 31, 2007 and 2006 was $7.9 million and $95.3 million, respectively.

Restricted Stock Awards
The Company has granted restricted stock awards to employees and directors of the Company and its affiliates. These common shares hold a legend which restricts their transferability for a term of up to five years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with the Company prior to the lapse of the restriction. The restricted stock awards were granted out of the Company’s stock option plans. Recipients of the restricted stock awards are entitled to all cash dividends as of the date the award was granted.
The following table presents a summary of the Company’s restricted stock outstanding at and restricted stock activity during the year ended December 31, 2007 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2007	2,282	$32.64
Granted	1,161	38.07
Vested (restriction lapsed)	(53)	34.63
Forfeited	(89)	32.47

Outstanding, December 31, 2007	3,301	34.52

Subsidiary Share-Based Awards
The Company’s subsidiary, Clear Channel Outdoor Holdings, Inc. (“CCO”), grants options to purchase shares of its Class A common stock to its employees and directors and its affiliates under its incentive stock plan typically at no less than the fair market value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with CCO or one of its affiliates. These options vest over a period of up to five years. The incentive stock plan contains anti-dilutive provisions that permit an adjustment of the number of shares of CCO’s common stock represented by each option for any change in capitalization.
Prior to CCO’s IPO, CCO did not have any compensation plans under which it granted stock awards to employees. However, the Company had granted certain of CCO’s officers and other key employees stock options to purchase shares of the Company’s common stock. All outstanding options to purchase shares of the Company’s common stock held by CCO employees were converted using an intrinsic value method into options to purchase shares of CCO Class A common stock concurrent with the closing of CCO’s IPO.
The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on implied volatilities from traded options on CCO’s stock, historical volatility on CCO’s stock, and other factors. The expected life of options granted represents the period of time that options granted are expected to be outstanding. CCO uses historical data to estimate option exercises and employee terminations within the valuation model. Prior to the adoption of Statement 123(R), the Company recognized forfeitures as they occurred in its Statement 123 pro forma disclosures. Beginning January 1, 2006, the Company includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of CCO’s options on the date of grant during the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
Expected volatility	27%	27%	25% – 27%
Expected life in years	5.0 – 7.0	5.0 – 7.5	1.3 – 7.5
Risk-free interest rate	4.76% – 4.89%	4.58% – 5.08%	4.42% – 4.58%
Dividend yield	0%	0%	0%

The following table presents a summary of CCO’s stock options outstanding at and stock option activity during the year ended December 31, 2007 (“Price” reflects the weighted average exercise price per share):

			Weighted Average	Aggregate
			Remaining	Intrinsic
(In thousands, except per share data)	Options	Price	Contractual Term	Value
Outstanding, January 1, 2007	7,707	$23.41
Granted (a)	978	29.02
Exercised (b)	(454)	23.85
Forfeited	(71)	19.83
Expired	(624)	36.25

Outstanding, December 31, 2007	7,536	23.08	4.2 years	$40,259

Exercisable	2,915	26.82	1.6 years	$6,900
Expect to vest	4,622	20.73	5.9 years	$33,359

(a)	The weighted average grant date fair value of options granted during the years ended December 31, 2007, 2006 and 2005 was $11.05, $6.76 and $6.51, respectively.

(b)	Cash received from option exercises for the year ended December 31, 2007 was $10.8 million. The total intrinsic value of options exercised during the years ended December 31, 2007 and 2006 was $2.0 million and $0.3 million, respectively.
A summary of CCO’s unvested options at and changes during the year ended December 31, 2007, is presented below:

		Weighted Average
		Grant Date
(In thousands, except per share data)	Options	Fair Value
Unvested, January 1, 2007	4,151	$5.78
Granted	978	11.05
Vested (a)	(436)	4.55
Forfeited	(71)	5.91

Unvested, December 31, 2007	4,622	7.01

(a)	The total fair value of shares vested during the year ended December 31, 2007 and 2006 was $2.0 million and $1.6 million, respectively.
CCO also grants restricted stock awards to employees and directors of CCO and its affiliates. These common shares hold a legend which restricts their transferability for a term of up to five years and are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with CCO prior to the lapse of the restriction. The restricted stock awards were granted out of the CCO’s stock option plan.
The following table presents a summary of CCO’s restricted stock outstanding at and restricted stock activity during the year ended December 31, 2007 (“Price” reflects the weighted average share price at the date of grant):

In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2007	217	$18.84
Granted	293	29.02
Vested (restriction lapsed)	(10)	18.37
Forfeited	(9)	20.48

Outstanding, December 31, 2007	491	24.57

Unrecognized share-based compensation cost
As of December 31, 2007, there was $89.8 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements. The cost is expected to be recognized over a weighted average period of approximately three years.
Share Repurchase Programs
The Company’s Board of Directors approved six separate share repurchase programs during 2004, 2005 and 2006 for an aggregate $5.3 billion. The Company had repurchased an aggregate 130.9 million shares for $4.3 billion, including commission and fees, under all six share repurchase programs as of December 31, 2006, with $1.0 billion remaining available. No shares were repurchased during the year ended December 31, 2007. The final $1.0 billion share repurchase program expired on September 6, 2007.
Shares Held in Treasury
Included in the 157,744 and 114,449 shares held in treasury are 42,677 and 14,449 shares that the Company holds in Rabbi Trusts at December 31, 2007 and 2006, respectively, relating to the Company’s non-qualified deferred compensation plan. No shares were retired from the Company’s shares held in treasury account during the year ended December 31, 2007 and 46.7 million shares were retired from the Company’s shares held in treasury account during the year ended December 31, 2006.
Reconciliation of Earnings per Share

(In thousands, except per share data)	2007	2006	2005
NUMERATOR:
Income before discontinued operations	$772,146	$620,005	$580,771
Income from discontinued operations, net	166,361	71,512	354,891

Net income	938,507	691,517	935,662

Effect of dilutive securities:
None	—	—	—

Numerator for net income per common share — diluted	$938,507	$691,517	$935,662

DENOMINATOR:
Weighted average common shares	494,347	500,786	545,848

Effect of dilutive securities:
Stock options and common stock warrants (a)	1,437	853	1,303

Denominator for net income per common share — diluted	495,784	501,639	547,151

Net income per common share:
Income before discontinued operations — Basic	$1.56	$1.24	$1.06
Discontinued operations — Basic	.34	.14	.65

Net income — Basic	$1.90	$1.38	$1.71

Income before discontinued operations — Diluted	$1.56	$1.24	$1.06
Discontinued operations — Diluted	.33	.14	.65

Net income — Diluted	$1.89	$1.38	$1.71

(a)	22.2 million, 24.2 million and 27.0 million stock options were outstanding at December 31, 2007, 2006 and 2005, respectively, that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive as the respective options’ strike price was greater than the current market price of the shares.
NOTE M — EMPLOYEE STOCK AND SAVINGS PLANS
The Company has various 401(k) savings and other plans for the purpose of providing retirement benefits for substantially all employees. Both the employees and the Company make contributions to the plan. The Company matches a portion of an employee’s contribution. Company matched contributions vest to the employees based upon their years of service to the Company. Contributions from continuing operations to these plans of $39.1 million, $36.2 million and $35.3 million were charged to expense for 2007, 2006 and 2005, respectively.
The Company has a non-qualified employee stock purchase plan for all eligible employees. Under the plan, shares of the Company’s common stock may be purchased at 95% of the market value on the day of purchase. The Company changed its discount from market value offered to participants under the plan from 15% to 5% in July 2005. Employees may purchase shares having a value not exceeding 10% of their annual gross compensation or $25,000, whichever is lower. During 2006 and 2005, employees purchased 144,444 and 222,789 shares at weighted average share prices of $28.56 and $28.79, respectively. Effective January 1, 2007 the Company no longer accepts contributions to this plan as a condition of its Merger Agreement.
The Company offers a non-qualified deferred compensation plan for highly compensated executives allowing deferrals up to 50% of their annual salary and up to 80% of their bonus before taxes. The Company does not match any deferral amounts and retains ownership of all assets until distributed. Participants in the plan have the opportunity to choose from different investment options. In accordance with the provisions of EITF No. 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested, the assets and liabilities of the non-qualified deferred compensation plan are presented in “Other assets” and “Other long-term liabilities” in the accompanying consolidated balance sheets, respectively. The asset under the deferred compensation plan at December 31, 2007 and 2006 was approximately $39.5 million and $32.0 million, respectively. The liability under the deferred compensation plan at December 31, 2007 and 2006 was approximately $40.9 million and $32.5 million, respectively.
NOTE N — OTHER INFORMATION

	For the year ended December 31,
(In thousands)	2007	2006	2005
The following details the components of “Other income (expense) — net”:
Foreign exchange gain (loss)	$6,743	$(8,130)	$7,550
Other	(1,417)	(463)	3,466

Total other income (expense) — net	$5,326	$(8,593)	$11,016

The following details the income tax expense (benefit) on items of other comprehensive income (loss):
Foreign currency translation adjustments	$(16,233)	$(22,012)	$187,216
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss)	$(5,155)	$(37,091)	$(29,721)
Unrealized gain (loss) on cash flow derivatives	$(1,035)	$46,662	$34,711

	As of December 31,
(In thousands)	2007	2006
The following details the components of “Other current assets”:
Inventory	$27,900	$23,062
Deferred tax asset	20,854	19,246
Deposits	27,696	37,234
Other prepayments	90,631	85,180
Other	76,167	79,381

Total other current assets	$243,248	$244,103

	As of December 31,
(In thousands)	2007	2006
The following details the components of “Accumulated other comprehensive income (loss)”:
Cumulative currency translation adjustment	$314,282	$225,459
Cumulative unrealized gain on investments	67,693	76,105
Cumulative unrealized gain on cash flow derivatives	1,723	3,411

Total accumulated other comprehensive income (loss)	$383,698	$304,975

NOTE O — SEGMENT DATA
The Company’s reportable operating segments are radio broadcasting, Americas outdoor advertising and international outdoor advertising. Revenue and expenses earned and charged between segments are recorded at fair value and eliminated in consolidation. The radio broadcasting segment also operates various radio networks. The Americas outdoor advertising segment consists of our operations primarily in the United States, Canada and Latin America, with approximately 93% of its 2007 revenue in this segment derived from the United States. The international outdoor segment includes operations in Europe, Asia, Africa and Australia. The Americas and international display inventory consists primarily of billboards, street furniture displays and transit displays. The other category includes our television business and our media representation firm, as well as other general support services and initiatives which are ancillary to our other businesses. Share-based payments are recorded by each segment in direct operating and selling, general and administrative expenses.

					Corporate, merger
		Americas	International		and gain on
	Radio	Outdoor	Outdoor		disposition of
(In thousands)	Broadcasting	Advertising	Advertising	Other	assets - net	Eliminations	Consolidated
2007
Revenue	$3,439,247	$1,485,058	$1,796,778	$222,698	$—	$(126,872)	$6,816,909
Direct operating expenses	949,871	590,563	1,144,282	85,858	—	(63,320)	2,707,254
Selling, general and administrative expenses	1,141,989	226,448	311,546	101,871	—	(63,552)	1,718,302
Depreciation and amortization	105,372	189,853	209,630	43,823	16,242	—	564,920
Corporate expenses	—	—	—	—	181,504	—	181,504
Merger expenses	—	—	—	—	6,762	—	6,762
Gain on disposition of assets — net	—	—	—	—	14,389	—	14,389

Operating income (loss)	$1,242,015	$478,194	$131,320	$(8,854)	$(190,119)	$—	$1,652,556

Intersegment revenues	$44,666	$13,733	$—	$68,473	$—	$—	$126,872
Identifiable assets	$11,492,884	$2,878,753	$2,606,130	$750,147	$345,404	$—	$18,073,318
Capital expenditures	$79,674	$142,826	$132,864	$—	$6,678	$—	$362,042
Share-based payments	$22,226	$7,932	$1,701	$—	$12,192	$—	$44,051

					Corporate and
		Americas	International		gain on
	Radio	Outdoor	Outdoor		disposition of
(In thousands)	Broadcasting	Advertising	Advertising	Other	assets - net	Eliminations	Consolidated
2006
Revenue	$3,438,141	$1,341,356	$1,556,365	$242,846	$—	$(121,273)	$6,457,435
Direct operating expenses	961,385	534,365	980,477	89,946	—	(59,456)	2,506,717
Selling, general and administrative expenses	1,132,333	207,326	279,668	103,867	—	(61,817)	1,661,377
Depreciation and amortization	118,717	178,970	228,760	48,162	19,161	—	593,770
Corporate expenses	—	—	—	—	196,319	—	196,319
Merger expenses	—	—	—	—	7,633	—	7,633
Gain on disposition of assets — net	—	—	—	—	71,718	—	71,718

Operating income (loss)	$1,225,706	$420,695	$67,460	$871	$(151,395)	$—	$1,563,337

Intersegment revenues	$40,119	$10,536	$—	$70,618	$—	$—	$121,273
Identifiable assets	$11,638,011	$2,820,737	$2,401,924	$712,944	$360,440	$—	$17,934,056
Capital expenditures	$91,577	$90,495	$143,387	$—	$6,990	$—	$332,449
Share-based payments	$25,237	$4,699	$1,312	$1,656	$9,126	$—	$42,030

2005
Revenue	$3,254,165	$1,216,382	$1,449,696	$212,551	$—	$(113,765)	$6,019,029
Direct operating expenses	891,692	489,826	915,086	88,554	—	(59,246)	2,325,912
Selling, general and administrative expenses	1,088,106	186,749	291,594	92,114	—	(54,519)	1,604,044
Depreciation and amortization	119,754	180,559	220,080	45,982	18,858	—	585,233
Corporate expenses	—	—	—	—	167,088	—	167,088
Gain on disposition of assets — net	—	—	—	—	49,663	—	49,663

Operating income (loss)	$1,154,613	$359,248	$22,936	$(14,099)	$(136,283)	$—	$1,386,415

Intersegment revenues	$36,656	$8,181	$—	$68,928	$—	$—	$113,765
Identifiable assets	$11,534,383	$2,531,426	$2,125,470	$798,071	$770,169	$—	$17,759,519
Capital expenditures	$80,942	$73,084	$135,072	$—	$8,945	$—	$298,043
Share-based payments	$212	$—	$—	$—	$5,869	$—	$6,081
Revenue of $1.9 billion, $1.7 billion and $1.5 billion and identifiable assets of $2.9 billion, $2.7 billion and $2.2 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2007, 2006 and 2005, respectively.

NOTE P — QUARTERLY RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	March 31,		June 30,		September 30,		December 31,
	2007	2006	2007	2006	2007	2006	2007	2006
Revenue	$1,481,618	$1,364,627	$1,774,240	$1,684,820	$1,724,157	$1,637,165	$1,836,894	$1,770,823
Operating expenses:
Direct operating expenses	621,550	576,005	669,987	616,217	683,097	636,291	732,620	678,204
Selling, general and administrative expenses	405,706	393,039	436,120	430,430	420,035	404,829	456,441	433,079
Depreciation and amortization	138,093	140,808	141,087	147,887	139,762	146,894	145,978	158,181
Corporate expenses	48,149	40,507	43,044	48,239	47,040	48,486	43,271	59,087
Merger expenses	1,686	—	2,684	—	2,002	—	390	7,633
Gain (loss) on disposition of assets — net	6,951	48,400	4,090	825	(569)	9,156	3,917	13,337

Operating income	273,385	262,668	485,408	442,872	431,652	409,821	462,111	447,976
Interest expense	118,077	114,376	116,422	123,298	113,026	128,276	104,345	118,113
Gain (loss) on marketable securities	395	(2,324)	(410)	(1,000)	676	5,396	6,081	234
Equity in earnings of nonconsolidated affiliates	5,263	6,909	11,435	9,715	7,133	8,681	11,345	12,540
Other income (expense) — net	(12)	(648)	340	(4,609)	(1,403)	(601)	6,401	(2,735)

Income before income taxes minority interest and discontinued operations	160,954	152,229	380,351	323,680	325,032	295,021	381,593	339,902
Income tax expense	66,402	62,729	157,884	133,738	66,248	121,744	138,219	140,689
Minority interest income (expense) — net	(276)	779	(14,970)	(13,736)	(11,961)	(3,674)	(19,824)	(15,296)

Income before discontinued operations	94,276	90,279	207,497	176,206	246,823	169,603	223,550	183,917
Discontinued operations	7,946	6,535	28,493	21,282	32,913	16,268	97,009	27,427

Net income	$102,222	$96,814	$235,990	$197,488	$279,736	$185,871	$320,559	$211,344

Net income per common share:
Basic:
Income before discontinued operations	$.19	$.18	$.42	$.35	$.50	$.34	$.45	$.37
Discontinued operations	.02	.01	.06	.04	.07	.04	.20	.06

Net income	$.21	$.19	$.48	$.39	$.57	$.38	$.65	$.43

Diluted:
Income before discontinued operations	$.19	$.18	$.42	$.35	$.50	$.34	$.45	$.37
Discontinued operations	.02	.01	.06	.04	.06	.04	.20	.06

Net income	$.21	$.19	$.48	$.39	$.56	$.38	$.65	$.43

Dividends declared per share	$.1875	$.1875	$.1875	$.1875	$.1875	$.1875	$.1875	$.1875
Stock price:
High	$37.55	$32.84	$38.58	$31.54	$38.24	$31.64	$38.02	$35.88
Low	34.45	27.82	34.90	27.34	33.51	27.17	32.02	28.83
The Company’s Common Stock is traded on the New York Stock Exchange under the symbol CCU.

NOTE Q — SUBSEQUENT EVENTS
On January 15, 2008, the Company redeemed its 4.625% Senior Notes at their maturity for $500.0 million plus accrued interest with proceeds from its bank credit facility.
On January 17, 2008, the Company entered into an agreement to sell its 50% interest in Clear Channel Independent, a South African outdoor advertising company, for approximately $127.0 million based on the closing price of the acquirer’s shares on the date of announcement. As of December 31, 2007, $54.2 million is recorded in “Investments in and advances to, nonconsolidated affiliates” on the Company’s consolidated balance sheet related to this investment. The closing of the transaction is subject to regulatory approval and other customary closing conditions.
Through February 13, 2008, the Company executed definitive asset purchase agreements for the sale of 12 radio stations in addition to the radio stations under definitive asset purchase agreements at December 31, 2007. The closing of these sales is subject to antitrust clearances, FCC approval and other customary closing conditions. The Company also completed the sales of 57 radio stations for total consideration of approximately $74.8 million it had under definitive asset purchase agreements at December 31, 2007.
ITEM 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Not Applicable

ITEM 9A. Controls and Procedures
Evaluation of Disclosure Controls and Procedures
We have established disclosure controls and procedures to ensure that material information relating to Clear Channel Communications, Inc. (the “Company”), including its consolidated subsidiaries, is made known to the officers who certify the Company’s financial reports and to other members of senior management and the Board of Directors.
Based on their evaluation as of December 31, 2007, the Chief Executive Officer and Chief Financial Officer of the Company have concluded that the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) are effective to ensure that the information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.
Management’s Report on Internal Control Over Financial Reporting
The management of Clear Channel Communications Inc. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and preparation of the Company’s financial statements for external purposes in accordance with generally accepted accounting principles.
As of December 31, 2007, management assessed the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on the assessment, management determined that the Company maintained effective internal control over financial reporting as of December 31, 2007, based on those criteria.
Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements of the Company included in this Annual Report on Form 10-K, has issued an attestation report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007. The report, which expresses an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, is included in this Item under the heading “Report of Independent Registered Public Accounting Firm. “
There were no changes in our internal control over financial reporting that occurred during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Clear Channel Communications, Inc.
We have audited Clear Channel Communications Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Clear Channel Communications, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Clear Channel Communications, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Clear Channel Communications, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007 of Clear Channel Communications, Inc. and subsidiaries and our report dated February 14, 2008 expressed an unqualified opinion thereon.
/s/ERNST & YOUNG LLP
San Antonio, TX
February 14, 2008
ITEM 9B. Other Information
Not Applicable

PART III
ITEM 10. Directors, Executive Officers and Corporate Governance
     We believe that one of our most important assets is our experienced management team. With respect to our operations, managers are responsible for the day-to-day operation of their respective location. We believe that the autonomy of our management enables us to attract top quality managers capable of implementing our marketing strategy and reacting to competition in the local markets. Most of our managers have options to purchase our common stock or restricted stock. As an additional incentive, a portion of each manager’s compensation is related to the performance of the profit centers for which he or she is responsible. In an effort to monitor expenses, corporate management routinely reviews staffing levels and operating costs. Combined with the centralized financial functions, this monitoring enables us to control expenses effectively. Corporate management also advises local managers on broad policy matters and is responsible for long-range planning, allocating resources and financial reporting and controls.
     The information required by this item with respect to our code of ethics, the directors and nominees for election to our Board of Directors is incorporated by reference to the information set forth in our Definitive Proxy Statement, expected to be filed with the Securities and Exchange Commission within 120 days of our fiscal year end.
     The following information is submitted with respect to our executive officers as of February 13, 2008:

	Age on
	February 13,		Officer
Name	2008	Position	Since
L. Lowry Mays	72	Chairman of the Board	1972
Mark P. Mays	44	Chief Executive Officer	1989
Randall T. Mays	42	President/Chief Financial Officer	1993
Herbert W. Hill, Jr.	49	Senior Vice President/Chief Accounting Officer	1989
Paul Meyer	65	Global President and Chief Operating Officer – Clear Channel Outdoor	1997
John Hogan	51	President/Chief Executive Officer – Clear Channel Radio	2002
Andrew Levin	45	Executive Vice President/Chief Legal Officer and Secretary	2004
     The officers named above serve until the next Board of Directors meeting immediately following the Annual Meeting of Shareholders.
     Mr. L. Mays is our founder and was our Chairman and Chief Executive Officer from February 1997 to October 2004. Since that time, Mr. L. Mays has served as our Chairman of the Board. He has been one of our directors since our inception. Mr. L. Mays is the father of Mark P. Mays, our Chief Executive Officer, and Randall T. Mays, our President/Chief Financial Officer.
     Mr. M. Mays was our President and Chief Operating Officer from February 1997 until his appointment as our President and Chief Executive Officer in October 2004. He relinquished his duties as President in February 2006. He has been one of our directors since May 1998. Mr. M. Mays is the son of L. Lowry Mays, our Chairman of the Board and the brother of Randall T. Mays, our President/Chief Financial Officer.
     Mr. R. Mays was appointed Executive Vice President and Chief Financial Officer in February 1997 and was appointed as our Secretary in April 2003. He relinquished his duties as Secretary in 2004. He was appointed our President in February 2006. Mr. R. Mays is the son of L. Lowry Mays our Chairman of the Board and the brother of Mark P. Mays, our Chief Executive Officer.
     Mr. Hill was appointed Senior Vice President and Chief Accounting Officer in February 1997.
     Mr. Meyer was appointed Global President/Chief Operating Officer — Clear Channel Outdoor Holdings, Inc. (formerly Eller Media) in April 2005. Prior thereto, he was the President/Chief Executive Officer — Clear Channel Outdoor for the remainder of the relevant five-year period.

     Mr. Hogan was appointed Chief Executive Officer of Clear Channel Radio in August 2002.
     Mr. Levin was appointed Executive Vice President, Chief Legal Officer and Secretary in February 2004. Prior thereto he served as Senior Vice President for Government Affairs since he joined us in 2002.

CLEAR CHANNEL COMMUNICATIONS, INC.
Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders
to be held May 27, 2008
          The undersigned hereby appoints L. Lowry Mays, Mark P. Mays, Randall T. Mays and Alan D. Feld, and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of CLEAR CHANNEL COMMUNICATIONS, INC. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Shareholders of said Company to be held in San Antonio, Texas on May 27, 2008 at 9:00 A.M., local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess if then personally present, as indicated on the reverse side.
          The undersigned acknowledges receipt of notice of said meeting and accompanying Proxy Statement and of the accompanying materials and ratifies and confirms all acts that any of the said proxy holders or their substitutes may lawfully do or cause to be done by virtue hereof.
1.	Election of Directors

Nominees:	Alan D. Feld	FOR ☐	AGAINST ☐	ABSTAIN ☐
	Perry J. Lewis	FOR ☐	AGAINST ☐	ABSTAIN ☐
	L. Lowry Mays	FOR ☐	AGAINST ☐	ABSTAIN ☐
	Mark P. Mays	FOR ☐	AGAINST ☐	ABSTAIN ☐
	Randall T. Mays	FOR ☐	AGAINST ☐	ABSTAIN ☐
	B. J. McCombs	FOR ☐	AGAINST ☐	ABSTAIN ☐
	Phyllis B. Riggins	FOR ☐	AGAINST ☐	ABSTAIN ☐
	Theodore H. Strauss	FOR ☐	AGAINST ☐	ABSTAIN ☐
	J. C. Watts	FOR ☐	AGAINST ☐	ABSTAIN ☐
	John H. Williams	FOR ☐	AGAINST ☐	ABSTAIN ☐
	John B. Zachry	FOR ☐	AGAINST ☐	ABSTAIN ☐
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.
2.	Ratification of the selection of Ernst & Young LLP as independent auditors for the year ending December 31, 2008.

FOR ☐	AGAINST ☐	ABSTAIN ☐
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2008.
3.	Approval and adoption of the shareholder proposal regarding majority vote protocol.

FOR ☐	AGAINST ☐	ABSTAIN ☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 3
(Continued and to be dated and signed on the reverse side.)

4.	Approval and adoption of the shareholder proposal regarding changing standards for eligibility for compensation committee members.

FOR ☐	AGAINST ☐	ABSTAIN ☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4
5.	Approval and adoption of the shareholder proposal regarding tax gross-up payments.

FOR ☐	AGAINST ☐	ABSTAIN ☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 5
6.	Approval and adoption of the shareholder proposal regarding executive compensation.

FOR ☐	AGAINST ☐	ABSTAIN ☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 6
Change of Address and/or Comments:   ☐
          Please sign your name exactly as it appears hereon. Joint owners should sign personally. Attorney, Executor, Administrator, Trustee or Guardian should indicate full title.
Dated:                                                            , 2008

Shareholder’s signature

Shareholder’s signature if stock held jointly
Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope.
Votes MUST be indicated ☑ in Black or Blue Ink.